As filed with the Securities and Exchange Commission on January 2, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Meso Numismatics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2836	88-0492191
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

433 Plaza Real Suite 275

Boca Raton, Florida 33432

(800) 889-9509

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Please send copies of all communications to:

Scott Doney, Esq.

The Doney Law Firm

4955 S. Durango Rd. Ste. 165

Las Vegas, NV 89113

(702) 982-5686

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY 2, 2024

MESO NUMISMATICS, INC.

5,000,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 5,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated December 8, 2023. The Financing Agreement required us to issue 50,000 Commitment Shares and permits us to issue Purchase Notices to GHS for up to $10,000,000 in shares of our common stock through the earlier of 24 months from the date of the Financing Agreement or until $10,000,000 of such shares have been subject of a Purchase Notice. If issued presently, the 5,000,000 shares of common stock registered for resale by GHS would represent 40% of our issued and outstanding shares of common stock as of December 20, 2023.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest daily volume weighted average trading price (the “VWAP”) of our common stock during the ten (10) consecutive trading day period preceding the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “MSSV”. On December 29, 2023, the last reported sale price for our common stock was $0.0073 per share.

Prior to this offering, there has been a limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2024.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, unless the context suggests otherwise, “Meso” the “Company,” “we,” “us,” and “our” refer to Meso Numismatics, Inc., a Nevada corporation, and its wholly owned subsidiaries.

i

SUMMARY INFORMATION, RISK FACTORS, AND RATIO OF EARNINGS TO FIXED CHARGES

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Company Overview

Since the acquisition of Global Stem Cell Group in August of 2021, our focus has been mainly dedicated to its operations serving the markets in the regenerative medicine industry. On October 28, 2022, we entered into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp., a Florida corporation. As a result of this transaction, we are no longer engaged in the sale of coins, paper currency, bullion and medals and we have moved into what we believe is a more lucrative opportunity for our company, the operations of Global Stem Cell Group.

We believe stem cell therapy is becoming an increasingly effective clinical solution for treating conditions that traditional or conventional medicine only offers within palliative care and pain management. Patients around the world are seeking a natural regenerative alternative without the potential risks and side effects sometimes associated with conventional pharmaceuticals.

We work with doctors and their staff to provide products, solutions, equipment, services, and training to help them be successful in the application of Stem Cell Therapies. Our team combines solutions from extensive clinical research with the manufacturing and commercialization of viable cell therapy and immune support related products that we believe will change the course of traditional medicine around the world forever. Our strategy allows us the ability to create immediate revenue streams through product sales, distribution, and clinical applications, driven by our extensive education platform. Our revenue comes directly from the training and the seminars, from the resale of these kits, products, and equipment, services, and from the reoccurring application of our process using the kits and solutions we provide.

Global Stem Cells Group is a leader in the Stem Cell and Regenerative Medicine fields, covering clinical research, patient applications, along with physician training through our state-of-the-art global network of companies. The Company’s mission is to enable physicians to make the benefits of stem cell medicine a reality for patients around the world. They have been educating doctors on the science and application of cell-based therapeutics for the past 10 years. Our professional trademarked association “ISCCA” INTERNATIONAL SOCIETY FOR STEM CELL APPLICATION is a global network of medical professionals that leverages these multinational relationships to build best practices and further our mission.

The Company envisions the ability to improve “health-span” through the discovery and developments of new cellular therapy products, and cutting-edge technology.

Global Stem Cells Group, as almost everyone else in the world, was severely affected by the covid 19 pandemic. As we have been recovering in 2022 and into 2023, we are integrating every aspect of the regenerative medicine industry. For the rest of 2023, we plan to continue to add manufacturing and commercialization of viable cell therapy and immune support related products that we believe will change the course of traditional medicine around the world forever.

We believe this strategy will allow us the ability to increase our current revenues and create immediate revenue streams through product sales, distribution, and clinical applications, driven by our extensive education platform here are our main projects and revenue generators for 2023 and beyond.

Where You Can Find Us

Our offices are currently located at 433 Plaza Real Suite 275 Boca Raton, Florida 33432. Our telephone number is (800) 889-9509.

GHS Equity Financing Agreement and Registration Rights Agreement

On December 8, 2023, we entered into a Financing Agreement and Registration Rights Agreement with GHS. Under the terms of the Financing Agreement, GHS agreed to provide us with up to $10,000,000 upon effectiveness of a registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC” or “Commission”).

Following effectiveness of the Registration Statement, we shall have the discretion to deliver puts to GHS and GHS will be obligated to purchase shares of our common stock, par value $0.001 per share (the “Common Stock”) based on the investment amount specified in each put notice. The maximum amount that the Company shall be entitled to put to GHS in each put notice shall not exceed 250% of the average daily trading dollar volume of the Company’s Common Stock during the 10 trading days preceding the put, in an amount equaling less than $10,000 or greater than $500,000.

Pursuant to the Financing Agreement, GHS and its affiliates will not be permitted to purchase and we may not put shares of our Common Stock to GHS that would result in GHS’s beneficial ownership equaling more than 4.99% of our outstanding Common Stock. The price of each put share shall be equal to 80% of the Market Price (as defined in the Financing Agreement). Following an up-list to the NASDAQ or an equivalent national exchange by the Company, the Purchase price shall mean 90% of the Market Price, subject to a floor of $0.001 per share. Puts may be delivered by us to GHS until the earlier of 24 months from the date of the Financing Agreement or the date on which GHS has purchased an aggregate of $10,000,000 worth of Common Stock under the terms of the Financing Agreement.

We will pay a fee of 2% of the gross proceeds we receive from sales of Common Stock under the Financing Agreement, to Icon Capital Group, LLC (“Icon”) as placement agent under a Placement Agent Agreement.

Additionally, as required by the Financing Agreement, we issued 50,000 common shares to GHS (the “Commitment Shares”).

The Registration Rights Agreement provides that we shall (i) use our best efforts to file with the Commission the Registration Statement within 30 days of the date of the Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the Commission within 30 days after the date the Registration Statement is filed with the Commission, but in no event more than 90 days after the Registration Statement is filed. See section titled “Selling Security Holder” for more information.

Summary of the Offering

Shares currently outstanding:	12,493,938

Shares being offered:	5,000,000

Offering Price per share:	The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

OTC Markets Symbol:	MSSV

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

Risk Factors

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Macroeconomics, COVID-19 Restrictions and Other Conditions

Our operations and performance depend significantly on global and regional economic conditions and adverse economic conditions can materially adversely affect our business, results of operations and financial condition.

A deterioration in economic conditions and related drivers of global uncertainty and change, such as reduced business activity, high unemployment, rising interest rates, housing prices, and energy prices (including the price of gasoline), increased consumer indebtedness, lack of available credit, the rate of inflation, and perceptions of the economy, as well as other factors, such as terrorist attacks, protests, looting, and other forms of civil unrest, cyber-attacks and data breaches, public health emergencies (such as the COVID-19 pandemic and other epidemics), extreme weather conditions and climate change, significant changes in the political environment, political instability, armed conflict (such as the ongoing military conflict between Ukraine and Russia and the emerging military conflict in Israel and Gaza) and/or public policy, including increased state, local or federal taxation, could adversely affect our operating results and financial condition.

Major public health issues, including pandemics such as the COVID-19 pandemic, have adversely affected, and could in the future materially adversely affect, us due to their impact on the global economy and demand for our regenerative products; the imposition of protective public safety measures, such as shutdowns and restrictive health mandates; and disruptions in our operations, supply chain and sales and distribution channels, resulting in interruptions to our business and the supply of current products and offering of existing services, and delays in production ramps of new products and development of new services.

In addition to an adverse impact on demand for our regenerative products and services, uncertainty about, or a decline in, global or regional economic conditions can have a significant impact on our suppliers, contract manufacturers, logistics providers, distributors, and other channel partners, and developers. Potential outcomes include financial instability; inability to obtain credit to finance business operations; and insolvency.

As a result, our operating results may be impacted by the health of the global economy. Volatility and disruption in global capital and credit markets may lead to slowdowns or declines in client spending which could adversely affect our business and financial performance. Our business and financial performance, including new business bookings and collection of our accounts receivable, may be adversely affected by current and future economic conditions (including a reduction in the availability of credit, higher energy costs, rising interest rates, financial market volatility and lower than expected economic growth) that cause a slowdown or decline in client spending. Reduced purchases by our clients or changes in payment terms could adversely affect our revenue growth and cause a decrease in our cash flow from operations. Bankruptcies or similar events affecting clients may cause us to incur bad debt expense at levels higher than historically experienced. Further, volatility and disruption in global financial markets may also limit our ability to access the capital markets at a time when we would like, or need, to raise capital, which could have an impact on our ability to react to changing economic and business conditions. Accordingly, if global financial and economic volatility continues or worsens, our business, results of operations and financial condition could be materially and adversely affected.

Adverse economic conditions can also lead to increased credit and collectability risk on our trade receivables; the failure of derivative counterparties and other financial institutions; limitations on our ability to issue new debt; reduced liquidity; and declines in the fair values of our financial instruments. These and other impacts can materially adversely affect our business, results of operations, financial condition and stock price.

A pandemic, such as COVID-19, could have a material adverse impact on financial results and business operations of the Company.

A novel strain of coronavirus (COVID-19) was first identified in December 2019 and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. As a result of the outbreak, many companies have experienced disruptions in their operations and in the markets served. The Company considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse impacts on the Company’s results of operations and financial position as of and for the year ended December 31, 2022. The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to collect accounts receivable and the ability of the Company to continue to provide high-quality services and equipment. The Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or a revision of the carrying value of its assets or liabilities at the date of issuance of these financial statements. These estimates may change as new events occur and additional information is obtained.

ALL OF REVENUE IS DERIVED FROM CUSTOMERS OUTSIDE THE UNITED STATES, AND WE MAY LOSE REVENUES AND MARKET SHARE DUE TO EXCHANGE RATE FLUCTUATIONS AND POLITICAL AND ECONOMIC CHANGES RELATED TO FOREIGN BUSINESS.

All of our revenue comes from customers outside of the United States. Any US company conducting foreign business is always subject to economic, political and regulatory uncertainties and risks that are unique to each area of the world. Fluctuations in exchange rates may also affect the prices that foreign customers are willing to pay, and may put us at a price disadvantage compared to other competitors. Potentially volatile shifts in exchange rates may negatively affect our financial position and results.

RISKS AND UNCERTAINTIES ASSOCIATED WITH OUR OPERATIONS OUTSIDE OF THE UNITED STATES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, CASH FLOW, LIQUIDITY OR FINANCIAL CONDITION

These challenges include: (1) compliance with complex and changing laws, regulations and policies of governments that may impact our operations, such as foreign ownership restrictions, import and export controls, tariffs, and trade restrictions; (2) compliance with U.S. and foreign laws that affect the activities of companies abroad, such as anti-corruption laws, competition laws, currency regulations, and laws affecting dealings with certain nations; (3) the difficulties involved in managing an organization doing business in many different countries; (4) rapid changes in government policy, acts of terrorism, or the threat of international boycotts or U.S. anti-boycott legislation; and (5) currency exchange rate fluctuations.

Risks Related to Our Financial Condition

WE HAVE A LIMITED OPERATING HISTORY.

The Company was incorporated under the laws of the State of Nevada in 1999 but has only recently acquired Global Stem Cells Group Inc., under which it conducts its current operations. Accordingly, the Company has only a limited operating history with which you can evaluate its business and prospects. An investor in the Company must consider its business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies, including limited capital, delays in product development, government regulations, possible marketing and sales obstacles and delays, inability to gain customer and merchant acceptance or inability to achieve significant distribution of our products and services to customers. The Company cannot be certain that it will successfully address these risks. Its failure to address any of these risks could have a material adverse effect on its business.

THE REPORT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONTAINS AN EXPLANATORY PARAGRAPH THAT EXPRESSES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The report of our independent registered public accounting firm with respect to our financial statements as of December 31, 2022 and for the year then ended indicates that our financial statements have been prepared assuming that we will continue as a going concern. The report states that we suffered a net loss from operations and have a net capital deficiency, which raises substantial doubt about our ability to continue as a going concern. If we are not able to continue as a going concern, investors could lose their investments.

OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO SERVICE OUR DEBT OBLIGATIONS AND OUR ABILITY TO REFINANCE ALL OR A PORTION OF OUR INDEBTEDNESS OR OBTAIN ADDITIONAL FINANCING DEPENDS ON MANY FACTORS, MANY OF WHICH MAY BE BEYOND OUR CONTROL, AND WE COULD GO OUT OF BUSINESS.

Our ability to make scheduled payments on, or to refinance our obligations under, our debt, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control. We cannot guarantee that our business will generate sufficient cash flow from operations, that currently anticipated business opportunities will be realized on schedule or at all, or that future borrowings will be available to us in amounts sufficient to enable us to service our indebtedness and any amounts borrowed under future credit facilities, or to fund our other liquidity needs.

We will use cash to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital, capital expenditures, acquisitions, collaborations and other purposes. As a result of these obligations, our current liabilities exceed our current assets. We may need to take on additional debt as we expand our presence in the global stem cell industry, which could increase our ratio of debt to equity. The need to service our debt may limit funds available for other purposes and our inability to service debt in the future could lead to acceleration of our debt and foreclosure on assets.

We cannot guarantee that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of indebtedness and the indebtedness incurrence restrictions imposed by the agreements governing our indebtedness, as well as prevailing market conditions. We may face substantial liquidity problems and might be required to dispose of material assets or operations to meet our indebtedness service and other obligations.

The lending documents restrict, and any agreements governing future indebtedness may restrict, our ability to dispose of assets and use the proceeds from any such dispositions. We cannot guarantee we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet indebtedness service obligations when due.

Risks Related to Our Business

THE OPERATIONS AND COMMERCIALIZATION OF STEM CELL THERAPIES IS AN EXCITING, NEW, AND INTEGRAL PART OF THE EMERGING REGENERATIVE MEDICINE MARKET, BUT THE FIELD REMAINS IN ITS INFANCY.

As with all new technologies, products, practices and solutions, there are inherent risks related to our industry and business.

The field of stem cell therapy is relatively new, and not yet widely adopted by the medical community, and because of that infancy, it may have an adverse effect on our ability to reach potential physicians that are skeptical of the benefits or have questions about the risks, and thus, we may run into resistance in the marketing of our products and services. Stem cell therapies may be susceptible to various risks, including side effects, unintended immune system responses, inadequate therapeutic efficacy, and lack of acceptance by physicians, hospitals, and the patients themselves.

Our experience and others have shown that physicians are historically slow to adopt new treatment methods based on new technologies, like ours, when existing and trusted methods continue to be supported by established practitioners. Overcoming these obstacles often requires significant marketing expenditures, product performance, cost cutting and/or decreased pricing. We believe the skepticism to be a significant barrier as we attempt to gain market penetration with our products and services. Failure to achieve market acceptance of our products and services would have a material adverse effect on our financial condition.

Additionally, part of our success will depend on continuing to establish and maintain effective strategic partnerships and collaborations with our international partners, which may impose challenges, restrictions, and or financial impacts to our business.

As we apply our business strategy of establishing and maintaining strategic relationships, we believe this will allow us to expand and complement our products, training, support and commercialization capabilities. This we believe will allow us to reduce costs with greater economies of scale, and leverage a greater source of market intelligence, with crucial meta data gathered of Stem Cell Therapies applied to a full spectrum across global applications. Notwithstanding, there can be no assurances that we will favorably maintain all current or successfully add new relationships to successfully advance our business.

SOME OF OUR POTENTIAL CELL THERAPY PRODUCTS AND TECHNOLOGIES ARE IN EARLY STAGES OF DEVELOPMENT.

The development of new cell therapy products is a highly risky undertaking, and there can be no assurance that any future research and development efforts we may undertake will be successful. Our potential products will require extensive additional research and development and perhaps regulatory approval before any commercial introduction. There can be no assurance that any future research, development and clinical trial efforts will result in viable products or meet efficacy standards.

WE COMPETE WITH A NUMBER OF COMPANIES IN OUR SPACE AND FACE INCREASED COMPETITION FROM SUCH COMPANIES.

In our global cell therapy operations, we face competitors in many different segments of our business models. We face intense competition from companies with much larger capital resources than us, and, as a result, we could struggle to attract customers and gain market share. Some of our existing or future competitors have greater financial resources and greater brand name recognition than we do and, as a result, may be better positioned to adapt to changes in the industry or the economy as a whole. We will strive to advance our products and technology in each of these sectors ahead of our competitors to gain market share. We also face intense competition in attracting and retaining qualified employees. Our ability to continue to compete effectively will depend upon our ability to attract new employees, retain and motivate our existing employees and to compensate employees competitively. We face significant competition in several aspects of our business, and such competition might increase, particularly in the market for regenerative therapies.

Our competitors may announce new products, services or enhancements that better address changing industry standards on regenerative care. Any such increased competition could cause pricing pressure, loss of business or decreased customer purchases, any of which could adversely affect our business and operating results.

We believe that we have competitive strengths and protection via our depth of services and products, and our continually expanding global footprint, that we offer in the regenerative medicine field, including, but without limitation to, cell therapy products, isolation systems, physician training, laboratory build outs, medical tourism, and more.

While there are particular or specific competitors in any one of these areas, no one is currently providing the full service one stop solution for such a complete range of offerings in this industry as we are.

Furthermore, we compete by becoming a resource, creating standards of practice, advancing the Stem Cell field in general, and by connecting associates and partners in many different aspects of the business.

WE INTEND TO CONTINUE STRATEGIC BUSINESS ACQUISITIONS AND OTHER COMBINATIONS, WHICH ARE SUBJECT TO INHERENT RISKS.

In order to expand our solutions, services, and grow our market and client base, we may continue to seek and complete strategic business acquisitions and other combinations that we believe are complementary to our business. Acquisitions have inherent risks which may have a material adverse effect on our business, financial condition, operating results or prospects, including, but not limited to: 1) failure to successfully integrate the business and financial operations, services, intellectual property, solutions or personnel of an acquired business and to maintain uniform standard controls, policies and procedures; 2) diversion of management’s attention from other business concerns; 3) entry into markets in which we have little or no direct prior experience; 4) failure to achieve projected synergies and performance targets; 5) loss of clients or key personnel; 6) incurrence of debt or assumption of known and unknown liabilities; 7) write-off of software development costs, goodwill, client lists and amortization of expenses related to intangible assets; 8) dilutive issuances of equity securities; and, 9) accounting deficiencies that could arise in connection with, or as a result of, the acquisition of an acquired company, including issues related to internal control over financial reporting and the time and cost associated with remedying such deficiencies. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve projected results or support the amount of consideration paid for such acquired businesses.

IF WE ARE UNABLE TO MANAGE OUR GROWTH IN THE NEW MARKETS IN WHICH WE OFFER SOLUTIONS OR SERVICES, OUR BUSINESS AND FINANCIAL RESULTS COULD SUFFER.

Our future financial results will depend in part on our ability to profitably manage our business in the new markets that we enter. Difficulties in managing future growth in new markets could have a significant negative impact on our business, financial condition and results of operations.

Our business will suffer if our network systems, or open-source platform fails or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain customers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of our product or an increase in response time could result in a loss of potential customers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, then our products and services could be less attractive to our users and our business would be materially harmed.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH AND MARKETING STRATEGY SUCCESSFULLY OR ON A TIMELY BASIS OR AT ALL.

Our future success depends, in large part, on our ability to implement our growth strategy of expanding distribution and sales of our product portfolio, attracting new consumers and introducing new product lines and product extensions.

Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Risks Related to Legal Uncertainty

WE MAY BECOME SUBJECT TO LEGAL PROCEEDINGS THAT COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

From time to time and in the ordinary course of our business, we may become involved in various legal proceedings. All such legal proceedings are inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming and disruptive to our operations and distracting to management. If resolved against us, such legal proceedings could result in excessive verdicts, injunctive relief or other equitable relief that may affect how we operate our business. Similarly, if we settle such legal proceedings, it may affect how we operate our business. Future court decisions, alternative dispute resolution awards, business expansion or legislative activity may increase our exposure to litigation and regulatory investigations. In some cases, substantial noneconomic remedies or punitive damages may be sought. Although we maintain liability insurance coverage, there can be no assurance that such coverage will cover any particular verdict, judgment or settlement that may be entered against us, that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. If we incur liability that exceeds our insurance coverage or that is not within the scope of the coverage in legal proceedings brought against us, it could have an adverse effect on our business, financial condition and results of operations.

●	Certification, licensing or regulatory requirements;

●	Unexpected changes in regulatory requirements;

●	Changes to or reduced protection of intellectual property rights in some countries

Defects in the products we sell or failures in quality control related to our distribution of products could impair our ability to sell our products or could result in product liability claims, litigation and other significant events involving substantial costs.

Detection of any significant defects in our regenerative medicine products that we sell or failure in our quality control procedures or the quality control procedures of our suppliers may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, injury to our reputation and restrictions imposed by governmental agencies. The costs we may incur in correcting any product defects may be substantial and we may not be able to identify adequate remedies, if required. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail and/or our suppliers, would be time consuming and costly to defend, and if we and/or our product suppliers do not prevail, could result in the imposition of a damages award. We presently do not maintain product liability insurance and we are therefore exposed to claims without the benefit of insurance.

IF WE SHOULD IN THE FUTURE BECOME REQUIRED TO OBTAIN REGULATORY APPROVAL TO MARKET AND SELL OUR PRODUCTS AND SERVICES WE WILL NOT BE ABLE TO GENERATE ANY REVENUES UNTIL SUCH APPROVAL IS RECEIVED.

The medical industry is subject to stringent regulation by a wide range of authorities. Although Stem Cell therapy is heavily regulated in the US by the Food and Drug Administration, we do not focus our business portfolio in the U.S. markets. To this end, we have suspended operations in the U.S. As such, we are not constrained by FDA regulatory jurisdictions. We now operate exclusively in countries where clear regulatory pathways to manufacturing and practice exist.

However, while we are not presently required to obtain regulatory approval in regulated markets, such as the U.S., to create, market and sell our products and services we cannot predict whether regulatory clearance will be required in the future and, if so, whether such clearance will at such time be obtained, whether for the products and services that we have commercialized or may attempt to develop. Should such regulatory approval in the future be required, our products and services may be suspended or may not be able to be marketed and sold until we have completed the regulatory clearance process as and if implemented by the FDA or similar foreign regulatory entities. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product or service and would require the expenditure of substantial resources.

If regulatory clearance of products and services is granted, this clearance may be limited to those particular regions and conditions for which the products and services are demonstrated to be safe and effective, which would limit our ability to generate revenue.

We cannot ensure that any products and services developed by us will meet all the applicable regulatory requirements needed to receive marketing clearance. Failure to obtain regulatory approval will prevent commercialization of our products and services where such clearance is necessary. There can be no assurance we will obtain regulatory approval for our products and services that may require it.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT BY THIRD PARTIES, AND THIRD PARTIES MAY CLAIM THAT WE ARE INFRINGING ON THEIR INTELLECTUAL PROPERTY, EITHER OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT US.

We intend to rely on patent protection, trade secrets, technical know-how and continuing technological innovation to protect our intellectual property, and we expect to require any employees, consultants and advisors that we may hire or engage in the future to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships. There can be no assurance, however, that these agreements will not be breached or that we will have adequate remedies for any such breach.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop intellectual property competitive with ours. Our competitors may independently develop similar technology or otherwise duplicate our products and services. As a result, we may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is particularly expensive, time-consuming, diverts the attention of management and technical personnel and could result in substantial cost and uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to produce and/or market our products and services in the future and would likely have an adverse effect on any revenues we may in the future be able to generate by the sale or license of such intellectual property.

We may be subject to costly litigation in the event our future services or technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Any such claims and any resulting litigation could subject us to significant liability for damages or injunctions precluding us from utilizing our technology or services or marketing or selling any products or services under the same. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or otherwise result in limitations in our ability to use the intellectual property subject to such claims.

WE MAY BE EXPOSED TO LIABILITIES UNDER THE FOREIGN CORRUPT PRACTICES ACT AND ANY DETERMINATION THAT WE VIOLATED THESE LAWS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We are subject to the Foreign Corrupt Practices Act (FCPA), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Risks Related to Our Management and Control Persons

WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

Our success is highly dependent upon the continued services of our Chief Executive Officer, David Christensen. The loss of Mr. Christensen’s services would have a material adverse effect on the Company and its business operations.

The market for skilled employees is highly competitive, especially for employees in our industry. Although we expect that our planned compensation programs will be intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurance we will be able to continue to attract new employees as required.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

OUR SERIES AA HOLDERS POSSESS SIGNIFICANT VOTING POWER WITH RESPECT TO OUR VOTING STOCK, WHICH WILL LIMIT YOUR INFLUENCE ON CORPORATE MATTERS.

There are currently 50,000 shares of Series AA Preferred Stock held by David Christensen, the Company’s CEO. As a result of the issuance of 1,000,000 shares of Series AA Preferred Stock to Benito Novas, a change of control has occurred. The amended certificate of designation for the Series AA Preferred Stock provides that all of the holders of the Series AA Preferred Stock together, voting separately as a class, shall have an aggregate vote equal to sixty-seven (67%) percent of the total vote on all matters submitted to the stockholders. The amended certificate of designation for the Series AA Preferred Stock further provides that a unanimous consent of the holders of Series AA Preferred Stock is necessary for, among other things, a change in control of the Company, requiring the votes of both Messrs. Christensen and Novas.

The holder of the Series AA Super Voting Preferred Stock shall have an aggregate vote equal to sixty-seven (67%) percent of the total vote on all matters submitted to the stockholders that each stockholder of the Corporation’s Common Stock is entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action and consideration.

As a result, our insiders have the ability to significantly influence our management and affairs through the election and removal of our Board and all other matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated voting power could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your influence over our business and affairs, through any stockholder vote or otherwise. Any of these effects could depress the price of our common stock.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain provisions that eliminate the liability of our directors for monetary damages to our Company and shareholders. Our Amended and Restated Bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and shareholders.

Our officer and directors has limited experience managing a public company.

Our officer and director has limited experience managing a public company. Consequently, we may not be able to raise any funds or run our public company successfully. Our executive officer and director’s lack of experience of managing a public company could cause you to lose some or all of your investment.

Risks Related to Our Common Stock

OUR STOCK PRICE MAY BE VOLATILE OR MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

The market price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control, including:

●	market conditions or trends in the dietary supplement industry or in the economy as a whole;

●	actions by competitors;

●	actual or anticipated growth rates relative to our competitors;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	economic, legal and regulatory factors unrelated to our performance;

●	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

●	changes in financial estimates or recommendations by any securities analysts who follow our common stock;

●	speculation by the press or investment community regarding our business;

●	litigation;

●	changes in key personnel; and

●	future sales of our common stock by our officers, directors and significant shareholders.

In addition, the stock markets, including the over-the-counter markets where we are quoted, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These broad market fluctuations may materially affect our stock price, regardless of our operating results. Furthermore, the market for our common stock historically has been limited and we cannot guarantee that a larger market will ever be developed or maintained. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

FUTURE SALES OF SHARES OF OUR COMMON STOCK, OR THE PERCEPTION IN THE PUBLIC MARKETS THAT THESE SALES MAY OCCUR, MAY DEPRESS OUR STOCK PRICE.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock. In addition, if our significant shareholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock by us in the future, or warrants or options to purchase our common stock, if exercised, would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount or a premium to the then-current trading price of our common stock. Moreover, the perception in the public market that shareholders might sell shares of our stock or that we could make a significant issuance of additional common stock in the future could depress the market for our shares. These sales, or the perception that these sales might occur, could depress the market price of our common stock or make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have issued shares of common stock, options and convertible notes which are convertible into shares of our common stock in connection with our private placements and certain employment, director and consultant agreements. In addition, we issued shares of our common stock and convertible notes which are convertible into shares of our common stock, in financing transactions and pursuant to employment agreements that are deemed to be “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act. From time to time, certain of our shareholders may be eligible to sell all or some of their restricted shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. The resale pursuant to Rule 144 of shares acquired from us in private transactions could cause our stock price to decline significantly.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT.

If the market price for our common stock is below $5.00 per share, trading in our common stock may be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules would require that any broker-dealer that would recommend our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations would require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

POTENTIAL FUTURE FINANCINGS MAY DILUTE THE HOLDINGS OF OUR CURRENT SHAREHOLDERS.

In order to provide capital for the operation of our business, in the future we may enter into financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR SECURITIES.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 6,500,000,000 shares of common stock and 11,000,000 share of preferred stock. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

WE HAVE A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF CERTAIN OUTSTANDING WARRANTS AND CONVERTIBLE NOTES, AND THE ISSUANCE OF SUCH SHARES UPON EXERCISE OR CONVERSION WILL HAVE A SIGNIFICANT DILUTIVE IMPACT ON OUR STOCKHOLDERS. SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND THE ISSUANCE OF ADDITIONAL SHARES WILL DILUTE ALL OTHER STOCKHOLDERS.

As of December 31, 2023, there were 87,500,000 shares of Common Stock issuable upon the exercise of warrants at weighted average exercise price of $0.091 and 418,493 shares from the conversion of outstanding convertible notes.

In addition, our articles of incorporation, as amended, permits the issuance of up to 6,500,000,000 shares of Common Stock. Thus, we have the ability to issue substantial amounts of Common Stock in the future, which would dilute the percentage ownership held by stockholders.

FUTURE ISSUANCE OF OUR COMMON STOCK, PREFERRED STOCK, OPTIONS AND WARRANTS COULD DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS.

We may issue additional shares of our common stock, preferred stock, options and warrants in the future. The issuance of a substantial amount of common stock, options and warrants could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock or preferred stock in the public market, or the exercise of a substantial number of warrants and options either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement could have an adverse effect on the market price of our common stock.

OUR ARTICLES OF INCORPORATION GRANTS OUR BOARD THE POWER TO ISSUE ADDITIONAL SHARES OF COMMON AND PREFERRED SHARES AND TO DESIGNATE OTHER CLASSES OF PREFERRED SHARES, ALL WITHOUT STOCKHOLDER APPROVAL.

As of December 31, 2023, our authorized capital consists of 6,500,000,000 shares of common stock and 11,000,000 shares are authorized as preferred stock, both with a par value of $0.001 per share. Our Board, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of our shares of common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Because the Company is a “smaller reporting company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less Company information than they would receive from a public company that is not a smaller reporting company.

We are a “smaller reporting company” as defined in the Exchange Act. As a smaller reporting company, we may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of any reduced disclosure obligations, it may make it harder for investors to analyze the Company’s results of operations and financial prospectus in comparison with other public companies.

Because we are a small company with a limited operating history, holders of common stock may find it difficult to sell their stock in the public markets.

The number of persons interested in purchasing our common stock at any given time may be relatively small. This situation is attributable to a number of factors. One factor is that we are a small company that is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume. Another factor is that, even if the Company came to the attention of these persons, they tend to be risk-averse and would likely be reluctant to follow an unproven company such as ours. Furthermore, many brokerage firms may not be willing to effect transactions in our securities, including our common stock. As a consequence, there may be periods when trading activity in our common stock is minimal or even non-existent, as compared to trading activity in the securities of a seasoned issuer with a large and steady volume of trading activity. We cannot give you any assurance that an active public trading market for our common stock or other securities will develop or be sustained, or that, if developed, the trading levels will be sustained.

Our common stock is quoted through the OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

The Company’s common stock is quoted on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ. The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic. As a result, the quoted price for the Company’s common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risk Related to the Offering

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement.

The sale of our common stock to GHS in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our Purchase Notices, the more shares of our common stock we will have to issue to GHS in order to exercise a “put” under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest VWAP during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the Financing Agreement with GHS will be purchased at a 20% discount, or 80% of the lowest VWAP during the 10 consecutive trading days immediately preceding our Purchase Notice to GHS of our election to exercise our “put” right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

On December 29, 2023, the lowest VWAP of the Company’s common stock during the ten consecutive trading day period was approximately $$0.0103. At that price, we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $$0.0082. At that discounted price, the 5,000,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds of $41,000. There is no assurance the price of our common stock will remain the same as the market price or increase.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit. As a result, we may not access the full amount under the Financing Agreement.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;

●	the number of securities analysts, market-makers and brokers following our common stock;

●	new products or services introduced or announced by us or our competitors;

●	actual or anticipated variations in quarterly operating results;

●	conditions or trends in our business industries;

●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	additions or departures of key personnel;

●	sales of our common stock; and

●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of Common Stock by the selling stockholder in this offering. The proceeds from the sales will belong to the selling stockholder. However, we may receive proceeds from the sale of shares of Common Stock pursuant to the Financing Agreement. The Company will use the proceeds for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the Board of Directors, in good faith, deem to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares of Common Stock registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling stockholder pursuant to the Financing Agreement.

SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 5,000,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent 40% of our issued and outstanding shares of common stock as of December 31, 2023.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholder may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 12,493,938 shares of our common stock outstanding as of December 31, 2023.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders		Shares of Common Stock		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)		Being Offered		# of Shares (2)	% of Class (2)
GHS Investments LLC (3)	50,000	(4)	5,000,000	(5)	0	0%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Because the selling stockholder may offer and sell all or only some portion of the 5,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholder will hold upon termination of the offering.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.

(4)	Represented as Commitment Shares.

(5)	Consists of up to 5,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On December 8, 2023, we entered into Financing Agreement with GHS. Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $10,000,000 worth of our common stock over the period ending 24 months after the date this Registration Statement is deemed effective. The $10,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same, we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest VWAP of our common stock during the 10 consecutive trading day period preceding December 29, 2023 of approximately $0.0082, the registration statement covers the offer and possible sale of $41,000 worth of our shares.

The purchase price of the common stock will be set at 80% of the lowest average daily volume weighted average trading price of the common stock during the 10 consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 4.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;

●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and

●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

PLAN OF DISTRIBUTION

The selling stockholder named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholder. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 6,5000,000,000 shares of common stock, with a par value of $0.001 per share, and 11,000,000 shares of preferred stock, with a par value of $0.001 per share. As of December 31, 2023, there were 12,493,938 shares of our common stock issued and outstanding, and 1,059,870 shares of our preferred stock issued and outstanding. Our shares of common stock are held by 143 stockholders of record and the preferred stock is held by 2 stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Preferred Stock

Our board of directors may authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8.	Any other relative rights, preferences and limitations of that series.

Series AA Preferred Stock

The holders of the Series AA Super Voting Preferred Stock together, voting separately as a class, shall have an aggregate vote equal to sixty-seven (67%) percent of the total vote on all matters submitted to the stockholders that each stockholder of the Corporation’s Common Stock is entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action and consideration.

The holders of the Series AA Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

Upon liquidation, dissolution and winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series AA Super Voting Preferred Stock shall not be entitled to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the common shareholders.

The shares of the Series AA Super Voting Preferred Stock will not be convertible into the shares of the Company’s common stock.

As of December 31, 2023, the Company had 1,050,000 preferred shares of Series AA Preferred Stock issued and outstanding.

Series BB Preferred Stock

Each holder of outstanding shares of Series BB Preferred Stock shall be entitled to convert on a 1 for 1 basis into shares of the Company’s common stock, any or all of their shares of Series BB Preferred Stock after a minimum of six (6) months have elapsed from the issuance of the preferred stock to the holder. The Series BB Preferred Stock has no voting rights until the Holder redeems the preferred stock into the Company’s common stock. The Series BB Preferred Stock shall not be adjusted by the Corporation.

The holders of the Series BB Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

The Series BB Preferred Stock has a liquidation value of $1.00. Upon liquidation, dissolution and winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series BB Preferred Stock shall be entitled to share equally and ratably in proportion to the preferred stock owned by the holder to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the common shareholders.

As of December 31, 2023, the Company had no preferred shares of Series BB Preferred Stock issued and outstanding.

Series CC Preferred Stock

At any time prior to November 25, 2022 (“Automatic Conversion Date”) the Company may redeem for cash out of funds legally available therefor, any or all of the outstanding Series CC Convertible Preferred Stock at a price equal to $1,000 per share. If not converted prior, on the Automatic Conversion Date, any and all remaining issued and outstanding shares of Series CC Convertible Preferred Stock shall automatically convert at the Conversion Price, which is a price per share determined by dividing the number of issued and outstanding shares of common stock of the Company on the date of conversion by 1,000 and multiply the results by 0.8.

Each holder of outstanding shares of Series CC Convertible Preferred Stock shall be entitled to convert, prior to the Automatic Conversion Date, part or all of its shares of Series CC Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock at a price per share determined by dividing the number of issued and outstanding shares of stock of the Company on the date of conversion by 1,000 and multiplying the results by 0.8 conversion price.

The holders of the Series CC Convertible Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

The holders of the Series CC Convertible Preferred Stock shall not be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

As of December 31, 2023, the Company had no preferred shares of Series CC Preferred Stock issued and outstanding.

Series DD Preferred Stock

Each holder of outstanding shares of Series DD Convertible Preferred Stock shall be entitled to its shares of Series DD Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by 3.17 conversion price.

The holders of the Series DD Convertible Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

The holders of the Series DD Convertible Preferred Stock shall not be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

As of December 31, 2023, the Company had 9,870 preferred shares of Series DD Convertible Preferred Stock issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

During the year ended December 31, 2020, the Company issued warrants to purchase 16,000,000 shares of common stock, at exercise prices of $0.03 per share. These warrants expire three years from issuance date.

On January 6, 2021, the Company issued warrants to purchase 10,000,000 shares of common stock, at exercise prices of $0.033 per share. These warrants expire three years from issuance date.

On June 22, 2021, the Company issued warrants to purchase 70,000,000 shares of common stock, at exercise prices of $0.100 per share. These warrants expire three years from issuance date.

On September 20, 2021, the Company issued warrants to purchase 7,500,000 shares of common stock, at exercise prices of $0.085 per share. These warrants expire three years from issuance date.

The following table summarizes the Company’s warrant transactions during the year ended December 31, 2023:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at year ended December 31, 2022	103,500,000	$0.082
Granted	-	-
Exercised	-	-
Expired	(16,000,000)	0.030
Outstanding at December 31, 2023	87,500,000	$0.091

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a “blank check” preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Anti-Takeover Laws

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of four years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors before such person became an interested stockholder or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after becoming an interested stockholder if:

●	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus interest compounded annually, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

●	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the date at issue. If we are or become subject to this statute, the control share statute will prohibit an acquirer, under certain circumstances, from voting its “control shares” of our stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of our disinterested stockholders or unless we amend our articles of incorporation or bylaws within ten days of the acquisition to provide that the “control share” statute does not apply to us or to the types of existing or future stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of December 31, 2022 and 2021, have been included herein in reliance on the report of L J Soldinger Associates, LLC, an independent registered public accounting firm and the report is given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by The Doney law Firm, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus.

INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Overview

Since the acquisition of Global Stem Cell Group in August of 2021, our focus has been mainly dedicated to its operations serving the markets in the regenerative medicine industry. We believe stem cell therapy is becoming an increasingly effective clinical solution for treating conditions that traditional or conventional medicine only offers within palliative care and pain management. Patients around the world are seeking a natural regenerative alternative without the potential risks and side effects sometimes associated with conventional pharmaceuticals.

We work with doctors and their staff to provide products, solutions, equipment, services, and training to help them be successful in the application of Stem Cell Therapies. Our team combines solutions from extensive clinical research with the manufacturing and commercialization of viable cell therapy and immune support related products that we believe will change the course of traditional medicine around the world forever. Our strategy allows us the ability to create immediate revenue streams through product sales, distribution, and clinical applications, driven by our extensive education platform. Our revenue comes directly from the training and the seminars, from the resale of these kits, products, and equipment, services, and from the reoccurring application of our process using the kits and solutions we provide.

Global Stem Cells Group is a leader in the Stem Cell and Regenerative Medicine fields, covering clinical research, patient applications, along with physician training through our state-of-the-art global network of companies. The Company’s mission is to enable physicians to make the benefits of stem cell medicine a reality for patients around the world. They have been educating doctors on the science and application of cell-based therapeutics for the past 10 years. Our professional trademarked association “ISCCA” INTERNATIONAL SOCIETY FOR STEM CELL APPLICATION is a global network of medical professionals that leverages these multinational relationships to build best practices and further our mission.

The Company envisions the ability to improve “health-span” through the discovery and developments of new cellular therapy products, and cutting-edge technology.

Global Stem Cells Group, as almost everyone else in the world, was severely affected by the covid 19 pandemic. New challenges have emerged since including recent wars in Ukraine and the Middle East. As we have been recovering from the pandemic in 2022 and 2023, and as we continue to face ongoing challenges, we are integrating every aspect of the regenerative medicine industry. For the rest of 2023 and into 2024, we plan to continue to add manufacturing and commercialization of viable cell therapy and immune support related products that we believe will change the course of traditional medicine around the world forever.

We believe this strategy will allow us the ability to increase our current revenues and create immediate revenue streams through product sales, distribution, and clinical applications, driven by our extensive education platform here are our main projects and revenue generators for the remainder of this year and beyond.

Global Stem Cell Group Operations

We operate through our wholly owned subsidiary, Global Stem Cells Group (referred to sometimes as “GSCG”), which offers the following products and services for value:

■	Treatments - Patient procedures from treatments GSCG is offering at its Cancun, Mexico clinic, with another clinic soon expected in a joint venture with an investor under renovation in Dubai, UAE.

■	Training - GSCG offers a Stem Cell & Exosomes Certification Program where physicians attending these training sessions take advantage of a full review of stem cell biology, characterization and regenerative properties of cells and cell products, cytokines and growth factors and how they can be applied in a clinic setting. Other trainings and programs are available.

■	Products - Physicians can order SVF Kits through GSCG, which includes EC Certificate. The SVF Kits are being used in clinical procedures like intra-articular injections, cosmetic surgery, acne scarring, dermal injections, stem cell enriched fat transfers, chronic ulcers, and other conditions today.

■	Equipment - Physicians can order equipment through GSCG, which includes medical supplies, equipment and resources required to practice regenerative medicine.

Manufacturing Facilities

We own no real estate, but we have a lease for property located in Cancun, Mexico and soon in Dubai, UAE. These facilities are designed to be both treatment centers for services and manufacturing laboratories for product offerings. We believe GSCG is at the forefront of cellular product manufacturing and therapeutic development. The Manufacturing Facilities division is responsible for the production of various cellular products and therapies, spanning different categories and locations around the world.

Cell Therapy Product Manufacturing Facility in Cancun, Mexico:

GSCG entered into a lease with HELLIMEX, S.A. DE CV beginning January 16, 2022 and ending on January 15, 2024. The Cancun property is located in the Tulum Trade Center and the facility was inaugurated in May of 2022 and began operations in July of 2022. It has been accredited both by the Mexican General Health Council and Cofepris (Mexican FDA). GSCG’s processing operation is in the well-known HELLIMEX, S.A. DE CV building, a high-rise office of leased suites that provide a multitude of other professional services.

GSCG’s manufacturing facility in Cancun, Mexico, is a state-of-the-art hub dedicated to the production of cutting-edge cellular products, with a particular focus on mesenchymal stem cells and exosomes. The Cancun Clinic, as part of Global Stem Cells Group, offers a comprehensive range of medical services. Advanced stem cell therapies are employed to address a diverse array of medical conditions, utilizing the regenerative potential of mesenchymal stem cells and exosomes for tissue repair and regeneration.

The facility houses specialized laboratories equipped for the production of high-quality cellular products, including mesenchymal stem cells and exosomes. This facility prides itself on in-house production, ensuring strict quality control and safety measures for the manufacture of cellular products that meet the highest standards of efficacy. The Cellular Product Development Line at the Cancun Clinic is dedicated to ongoing research and development of new cellular products. The primary objective is to foster continuous innovation, allowing the facility to remain at the forefront of regenerative medicine.

We have assembled a highly qualified team of medical professionals and technicians that specialize in GSCG’s processes, solutions, and services. We believe our processing facilities in Cancun are top-notch, and include a laboratory to culture-expand cells, a process that yields better patient results, and a cryopreservation unit to keep these extracted samples stored safely until they are needed. This Laboratory/ Treatment Center has the latest technologies available including NK Cell Therapy CAR T-cell for cancer treatment and produces full Lines of Msc and Exosomes.

The Cancun Clinic actively organizes educational courses and medical conferences for physicians. These initiatives aim to create awareness of the therapeutic benefits of stem cell therapies and equip healthcare professionals with the latest advancements in regenerative medicine. The manufacturing facility directly sells high-quality cellular therapy products, including exosomes and cultured expanded mesenchymal stem cells. These products cater to physicians and medical facilities seeking reliable regenerative medicine solutions.

Our model is to work hand-in-hand with the patients’ physicians to provide a total quality experience in this innovative industry. Our revenue is derived from training doctors, providing services to each patient that these doctors bring to us for treatments, and the solutions and products they utilize.

Cell Therapy Product Manufacturing Facility in Dubai UAE (expected first quarter 2024)

Global Stem Cells Group is extending its footprint with the establishment of a cutting-edge manufacturing facility in Dubai, located within the prestigious Hyatt Place Hotel in Jumeirah.

Similar to its counterpart in Cancun, this facility is currently under construction and will be equipped to offer comprehensive regenerative medicine services. Positioned strategically, the leased suite in Dubai is set to serve patients and physicians from the Middle East and Asia.

The new facility is expected to replicate the capabilities of the Cancun facility, featuring specialized laboratories for the production of advanced cellular products, including mesenchymal stem cells and exosomes. This expansion aligns with GSCG’s commitment to excellence and patient-centered care, aiming to pioneer cutting-edge stem cell treatments in a global context. The Dubai facility’s location within the Healthcare City reflects a strategic move to contribute significantly to the advancement of regenerative medicine in the region and further expands Global Stem Cells Group’s global network.

ReGen Network Centers

Global Stem Cells Group has a network of licensed clinics worldwide functioning as advanced facilities for research and development. With a licensing fee from GSCG, these ReGen Centers operate and play a pivotal role in pushing the boundaries of stem cell utilization in medical treatments. They actively engage in the development of novel techniques and clinical approaches, conducting clinical studies and treatment protocols to continually advance the field.

The focus extends to embracing new technologies and fostering collaboration with scientists, researchers, and medical professionals globally. This collaborative effort aims to contribute to the progress of stem cell research and therapy on a global scale.

Additionally, these centers are instrumental in the establishment of research hubs worldwide, further expanding Global Stem Cells Group’s reach. Not only do they serve as research and development hubs, but these clinics also function as treatment centers, ensuring that the innovative therapies and advancements in stem cell research are accessible to patients from diverse geographical locations. The multi-faceted role of these clinics underscores Global Stem Cells Group’s commitment to driving excellence and pioneering advancements in the realm of regenerative medicine.

Permanent Treatment Center of Excellence and Physician Training in Istanbul, Turkey

This flagship operation in “Istanbul Center” employs well-targeted combinations of Exosomes, allogeneic human Mesenchymal cells, and autologous bone marrow and Adipose derived stem cells to treat a wide array of diseases and debilitating medical conditions. Our treatment plans are mostly focused on a systemic and/or whole-body approach. This new processing facility works with local partners to provide the latest in Stem Cell Therapies to many of those in this region who have no access to these kinds of cutting-edge medical solutions. Our physician training services will help educate and generate demand for our solutions, services, and products. Key doctors and partners from this operation help train and teach at other ISSCA events.

Permanent Treatment Center of Excellence and Physician Training in Buenos Aires

ReGen Buenos Aires, under the expert guidance of Dr. Silvina Pastrana, M.D., stands as a prominent facility within the Global Stem Cells Group network. As the medical director of the Stem Cell Center Buenos Aires and Regentherapy Puerto Madero, Dr. Pastrana leads a team of specialized medical professionals in orthopedics, rheumatology, medical clinic, and cosmetic surgery. With a comprehensive background in surgery, she skillfully integrates stem cell therapies into various procedures, showcasing a commitment to cutting-edge medical approaches. Pastrana’s role extends beyond the clinic, her contribution to the field is further highlighted by her membership on the Global Stem Cells Group Advisory Board, serving as Head instructor of ISSCA LATAM. ReGen Buenos Aires, under Dr. Pastrana’s leadership, embodies a commitment to excellence and innovation in the application of stem cell therapies across various medical disciplines.

Permanent Treatment Center of Excellence and Physician Training in Belgium

ReGen Belgium, a pivotal clinic in the Global Stem Cells Group network, operates under the expert guidance of Dr. Samy Joheir, MD, a renowned surgeon specializing in plastic, reconstructive, and cosmetic surgery. Located at the Churchill Aesthetic Center in Uccle, Belgium, this facility serves a dual purpose as a medical certification center and a treatment facility. Dr. Joheir’s practice encompasses a spectrum of specialties, offering cosmetic surgery procedures, including liposuction, breast augmentation, and facial surgeries like facelifts and rhinoplasties. The clinic also provides cosmetic medicine procedures, such as botulinum toxin treatments for wrinkles, chemical peels, and lipo fillings. Notably, ReGen Belgium stands out for its expertise in hair micrografting, a technique for hair restoration. Dr. Joheir’s commitment to excellence, coupled with the clinic’s multifaceted offerings, solidifies its role in advancing regenerative medicine while delivering innovative treatments in the realm of plastic and cosmetic surgery.

Permanent Treatment Center of Excellence and Physician Training in Jakarta

ReGen Jakarta, Indonesia, stands as a center of excellence within the Global Stem Cells Group, specializing in aesthetics, diabetes, and weight loss. Led by the accomplished Dr. Yanti Kushmiran, this center has emerged as a leading hub in Asia for utilizing cutting-edge exosome technologies to address diabetic foot problems. Dr. Kushmiran is a prominent member of the ReGen network, and her expertise in the field has positioned ReGen Jakarta as a frontrunner in regenerative medicine for these specific medical concerns.

The center’s primary focus on aesthetics, diabetes, and weight loss underscores its commitment to providing comprehensive solutions for patients seeking innovative treatments in these areas. Dr. Kushmiran’s leadership has propelled ReGen Jakarta to the forefront of regenerative medicine in Indonesia, and there are plans in motion to further expand its impact by opening additional facilities in clinics across the country. As a pivotal part of the Global Stem Cells Group network, ReGen Jakarta continues to contribute significantly to advancements in regenerative medicine, offering hope and transformative solutions to individuals facing challenges in aesthetics, diabetes, and weight management in Indonesia and beyond.

Regenerative Medicine Clinic in Mexico City

Collaborating with the esteemed Dr. Vanessa Rodriguez Pares, Fosters Regencell Facility in Mexico City emerges as a prominent partner within the Global Stem Cells Group network. Recognized as one of the most prestigious aesthetic clinics in the region, this collaboration is poised to elevate the standards of regenerative medicine services across Mexico. Dr. Vanessa Rodriguez Pares, a leading expert in the field, brings her wealth of knowledge and experience to the forefront of this partnership, ensuring a commitment to excellence in every aspect of regenerative medicine.

This affiliation underscores the commitment to maintaining a high level of service and innovation in regenerative medicine throughout Mexico. Patients can anticipate cutting-edge aesthetic and regenerative treatments offered by Fosters Regencell, blending the clinic’s reputation for excellence with the expertise and support of the Global Stem Cells Group network. This collaboration is set to make a lasting impact on the landscape of regenerative medicine in Mexico, providing patients with access to top-tier services and advancements in the field.

Regenerative Medicine Clinic in Portugal

In collaboration with Dr. Roni Moya, Regene Clinic in Portugal stands as a distinguished partner within the Global Stem Cells Group network. This clinic, under the leadership of Dr. Moya, has strategically positioned itself as a focal point for regenerative medicine in Portugal. Specializing in immunotherapy and the treatment of chronic degenerative diseases, Regene Clinic also addresses pain management and functional medicine, offering a comprehensive approach to patient care.

The clinic’s unique role extends beyond its function as a treatment center, doubling as a training center for doctors seeking expertise in regenerative medicine. Dr. Roni Moya’s leadership ensures that the clinic maintains a high standard of medical education, providing valuable training opportunities for healthcare professionals. This dual function exemplifies the commitment of Regene Clinic to not only advance patient care but also contribute to the growth and education of medical practitioners in the field of regenerative medicine.

The collaboration with Global Stem Cells Group amplifies the clinic’s impact, fostering innovation and excellence in regenerative therapies. Regene Clinic in Portugal serves as a beacon for patients seeking advanced regenerative treatments and as a hub for medical professionals eager to expand their knowledge in this evolving field.

Regenerative Medicine Clinic in Tashkent, Uzbekistan

As the newest clinic partner for the Global Stem Cells Group, the ReGen clinic in Tashkent, Uzbekistan, embarks on a mission to redefine healthcare objectives in the region. Committed to advancing regenerative medicine, the clinic aims to provide the people of Uzbekistan with access to cutting-edge stem cell therapies and innovative medical treatments.

Beyond offering state-of-the-art regenerative solutions, the clinic envisions becoming a vital educational hub by collaborating with the International Society for Stem Cell Application (ISSCA) to host training programs. By fostering knowledge and expertise among local healthcare professionals, the clinic aspires to elevate the standards of healthcare in Uzbekistan and contribute significantly to the global movement of regenerative medicine.

Regenerative Medicine Clinic in Dominican Republic

Looking ahead to the coming year, Global Stem Cells Group is poised for a groundbreaking venture with Dr. Patria Gonzalez, as we finalize a transformative deal for a state-of-the-art center in Punta Cana, Dominican Republic.

This strategic collaboration not only expands our global network but also strategically places a cutting-edge regenerative medicine facility in the heart of the picturesque tourist destination of Punta Cana. Dr. Gonzalez’s expertise adds immense value to this partnership, and together, we are committed to promoting stem cell therapy in this vibrant locale. The envisioned center not only signifies a major step forward in our mission to make regenerative medicine a global standard but also presents a unique opportunity to provide advanced treatments amidst the allure of a premier tourist destination.

As we embark on this exciting venture, the collaboration with Dr. Patria Gonzalez in Punta Cana represents a fusion of medical excellence and an ideal setting, poised to make regenerative therapies more accessible to a diverse range of individuals while contributing to the growth of regenerative medicine in the Caribbean region.

Other Regenerative Medicine Clinics

We also have plans in the coming year to venture in Albania and Thailand, and plan to share news of collaborations in those countries.

Strategic Partnerships

We have entered strategic collaborative partnerships with existing companies and organizations that share our vision of advancing regenerative care. These relationships are important to us in the expansion of franchising opportunities for specialized regenerative care clinics worldwide and research and development for our products and services.

Partnership Between Global Stem Cells Group and ReGen

Through their strategic partnership, ReGen has experienced remarkable growth, leveraging Global Stem Cells Group’s reputation and extensive resources to open state-of-the-art clinics in several countries. These clinics have become pioneers in regenerative care in the region.

ReGen is at the forefront of introducing cutting-edge aesthetic treatments, such as the perfected hair transplant technique from Turkey, revolutionizing the regenerative healthcare landscape. Patients now have access to the latest and most effective treatment options. This partnership underscores Global Stem Cells Group’s vision to make its exceptional services accessible to people around the world.

While ReGen brings access to clinics, advanced techniques and expertise, Global Stem Cells Group provides valuable resources as a conglomerate of companies engaged in product manufacturing and comprehensive training through ISSCA. This collaboration has the potential to change the lives of people seeking regenerative care on a global scale.

This landmark partnership is poised to reshape the world of regenerative care, marking a transformative moment for the field of regenerative medicine.

Strategic Alliance Between Global Stem Cells Group and StemBio

Global Stem Cells Group and StemBio have joined forces in a groundbreaking collaboration to advance the field of regenerative medicine. The Alliance, unveiled at the World Regenerative Medicine Congress in Istanbul, marks a significant step forward in harnessing expertise to change, repair, or regenerate human cells, tissues, and organs. The alliance’s primary objectives include advancing research and development in cutting-edge technologies such as NK cells, CAR T cells, allogeneic PRP and placenta products, and human fibroblast technologies. This collaborative effort represents a commitment to pioneering new medical frontiers and pushing the boundaries of regenerative medicine.

Line of Products

Solidifying and increasing our presence worldwide, we are completing our new catalog of Cell Therapy products manufactured completely in house as opposed to our previous reseller model. This new series of products include:

●	CELLGENIC FLOW EXOSOMES This is the company’s flagship product, which we believe stands ready to revolutionize the practice of regenerative medicine as we know it today. Exosomes are extracellular vesicles that float freely within the blood, very much like platelets. These are cell-derived non-particles that play a pivotal role in cell-to-cell communication that are involved in a wide range of physiological processes. Exosomes play an important role in the transfer of proteins and other bioactive molecules between cells and regulate gene expression in recipient cells, thus influencing various molecular pathways and have a wide range of therapeutic implications, including hair loss and pain management.

●	CELLGENIC MSC (Mesenchymal Stem Cell) This product excretes growth factors, cytokines, and proteins, which all play a key role in the regeneration of tissue. Their anti-inflammatory and immunomodulatory properties mean that it is difficult for them to be rejected by the body. Additionally, they increase blood flow to the vital organs that need it the most. MSC has immunomodulatory effects that have an effect on macrophages, neutrophils, NK cells, mast cells and dendritic cells in innate immunity with known anti-inflammatory benefits.

●	CELLGENIC LYOPHILIZED EXOSOMES (Lyophilized Exosomes) is derived from human umbilical cord mesenchymal stem cells and includes potent growth factors, peptides, coenzymes, minerals, amino acids, vitamins and UV radiation reducing agents for skin revitalization. Exosomes are extracellular vesicles, which is the medical term for tiny bubbles that are released from stem cells. Exosomes carry genetic information and proteins to cells throughout your body, and they create paths for communication between cells to help combat aging skin, environmental damage and loss of elasticity and tone.

●	VITANOVAS is a mobile IV infusion company that provides in-home treatments to patients in need of immune modulation to help fight infections, viruses, and diseases.

●	GCELL GCell technology is a closed-system medical device that harnesses the natural and powerful restorative capabilities of adipose tissue. It is a cutting-edge tool that utilizes micrograft technology to harness the natural and powerful restorative capabilities of adipose tissues. This is a precise system that is able to process a stem cell sample from adipose tissue in less than half of the time that it would take a physician to do so through traditional means. This allows the patient to be more comfortable throughout the shorter procedure, as less anesthesia is also required than when operating under traditional means. The GCell is a minimally invasive, portable machine that allows physicians to fully unlock the potential of regenerative medicine as a component in their practice.

●	CELLGENIC SVF is an isolation kit system that has all the ingredients and consumables for the extraction of adipose-Derived Stem cells from fat. This complete kit it is currently being used in clinical procedures for lung disease, intra-articular injections for osteoarthritis of the knee and hip, cosmetic surgery, dermal injection, stem cell enriched fat transfer, wounds chronic ulcers among other chronic conditions.

●	CELLGENIC BONE MARROW Cell isolation protocols usually include density gradient centrifugation. With careful attention to detail the BMC system gently and precisely processes bone marrow aspirate for the purest concentration of these cells at the point of care. BMC is part of a developmental effort to provide an effective therapy that is low risk. It recovers a large percentage of platelet rich plasma and other total nucleated cells in a treatment sample. It is a closed system with strong performance outcomes and outstanding product stability.

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CELLGENIC PRP (Platelet Rich Plasma) is used to encourage healing and reduce inflammation. As a concentrated source of autologous platelets, PRP contains several growth factors and other cytokines that can stimulate the healing of soft tissues.

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CELLGENIC HUMAN PLACENTA In placental therapy, extracts of placenta containing polydeoxyribonucleotide (PDRN), enzymes, nucleic acids, amino acids, peptides, vitamins, trace elements, minerals and growth factors are normally administered via intramuscular injection. Administered placental extracts are readily absorbed by binding to specific receptors present on the surface of targeted cells followed by stimulating inactive or damaged cells, tissues and organs in the body, thus providing tissue repair and regeneration. In addition, placental extracts also exhibit many other therapeutic properties and act as a stimulant for tissue repair, wound healing, immunomodulation, anti-inflammatory, cellular proliferation and tissue regeneration.

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CELLGENIC ALLOGENEIC PRP Allogeneic PRP has been shown to be a safe option. Allogeneic PRP offers the benefit of being collected from voluntary blood donors, with its derivatives ready for use without requiring clinicians to collect a sample from the patient. This is particularly useful in clinical situations such as acute burns when patients may be fluid-depleted and thrombocytopenic. However, PRP preparation is contraindicated in patients with hematological disorders, sepsis, or infection, and relative contraindications include the use of non-steroidal anti-inflammatory drugs or corticosteroids, tobacco use, malignancies, and anemia.

We believe Global Stem Cells Group’s future is looking bright as we look to bounce back from the pandemic effect on our operations. We are uniquely positioned to reach our revenue goals due to our global presence and network of independent businesses. We stand positioned to give the world access to the full spectrum of everything regenerative medicine can offer-- from being a source for products themselves, to sourcing equipment, to treating patients. We are able to do this because of our decade of experience in the field, and because of the world-class leadership and organization of the Group.

Leaders in stem cell medicine trust the high quality of Global Stem Cells Group’s world-class stem cell therapies, and physicians all over the world have come to value it as a trusted source for the newest ground-breaking research and development in the field of regenerative Medicine.

Patents and Proprietary Rights

We are committed to the protection of our intellectual property of proprietary products and process as well as trademarks and other methods described below.

Our business includes the development of proprietary cell therapy products as well as revenue generating physician and patient based regenerative medicine / cell therapy training services, cell collection and cell storage services, the sale of cell collection and treatment kits for humans and animals, and the operation of a cell therapy clinic in Cancun with another clinic expected soon in Dubai.

On February 19, 2019, the U.S. Patent and Trademark Office (“USPTO”) filed US service trademark, 5,682,488 which claims exclusive us of “ISCCA” as INTERNATIONAL SOCIETY FOR STEM CELL APPLICATION to Stem Cell Training Inc a Florida Corporation.

On April 30, 2019, the U.S. Patent and Trademark Office (“USPTO”) granted US service trademark, 5,739,089 which claims exclusive us of “ISCCA” as INTERNATIONAL SOCIETY FOR STEM CELL APPLICATION to Stem Cell Training Inc a Florida Corporation.

We own proprietary protocols for the harvesting and isolation of Stem Cells Derived from the adipose tissue and Bone marrow.

We also own proprietary standard operating procedures for the manufacturing of allogeneic cellular therapy products derived from perinatal tissue.

None of these protocols or IP have been patented. We rely on our own trade secrets and proprietary know-how to protect our technology and maintain our competitive position, since patent protection may not be available or applicable to our technology. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. Moreover, some of our collaborators and scientific advisors have rights to publish data and information to which we have rights, which may impair our ability to protect our proprietary information or obtain patent protection in the future.

We work with others in our research and development activities and one of our strategies is to enter into collaborative agreements with third parties to develop our proposed products. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our licensors, collaborators, consultants and others. In addition, other parties may circumvent any proprietary protection we do have. As a result, we may not be able to maintain our proprietary position.

We are not currently a party to any litigation or other adverse proceeding challenging our patents, patent licenses or intellectual property rights. However, if we become involved in litigation or any other adverse intellectual property proceeding, for example, as a result of an alleged infringement, or a third party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, including treble damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial condition and results of operation.

In addition, any claims relating to the infringement of third party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous, if available at all.

Competition

We face competitors in many different segments of our business models. We face intense competition from companies with much larger capital resources than us, and, as a result, we could struggle to attract customers and gain market share. Many of our existing or future competitors have greater financial resources and greater brand name recognition than we do and, as a result, may be better positioned to adapt to changes in the industry or the economy as a whole. We will strive to advance our products and technology in each of these sectors ahead of our competitors to gain market share. We also face intense competition in attracting and retaining qualified employees. Our ability to continue to compete effectively will depend upon our ability to attract new employees, retain and motivate our existing employees and to compensate employees competitively. We face significant competition in several aspects of our business, and such competition might increase, particularly in the market for regenerative therapies.

Our competitors may announce new products, services or enhancements that better address changing industry standards on regenerative care. Any such increased competition could cause pricing pressure, loss of business or decreased customer purchases, any of which could adversely affect our business and operating results.

We believe that we have competitive strengths and protection via our depth of services and products that we offer in the regenerative medicine field, including, but without limitation to, cell therapy products, isolation systems, physician training, laboratory build outs, medical tourism, and more.

While there are particular or specific competitors in any one of these areas, no one is currently providing the full service one stop solution for such a complete range of offerings in this industry as we are.

Furthermore, we compete by becoming a resource, creating standards of practice, advancing the Stem Cell field in general, and by connecting associates and partners in many different aspects of the business.

Government Regulations

Although Stem Cell therapy is heavily regulated in the US by the Food and Drug Administration, Global Stem Cells group does not focus its business portfolio in US markets. To this end, we have suspended operations in the US. As such, we are not constrained by FDA regulatory jurisdictions. We now operate exclusively in countries where clear regulatory pathways to manufacturing and practice exist.

Marketing

Global Stem Cell Group uses its vast network of professionals in the regenerative and therapeutic industries to market and grow our business. Training seminars held on location in more than a dozen international locations have helped drive the attraction that is bringing new business to our group. The ISCCA is our professional association and is a global network of medical professionals that leverages these multinational relationships to build best practices and further our mission. Our physician training services educate and generate continued reoccurring demand for our solutions, services, and products.

The more we educate physicians about our products and services, the more physician referrals we have received. It has been a difficult task to introduce new methodologies to physicians with more traditional views, but word of mouth has played a crucial role in the growth of our company and our reputation in the industry. We believe our website will further expand our growth as new physicians have an easy-to-understand synopses of our how our products and services may assist with and benefit their patients. We believe that as our network of physicians widens, we will experience significant growth from repeat business from existing clients and with new business from patient referrals.

Employees

As of December 31, 2023, Global Stem Cell Group had 10 full-time employees and 10 part-time employees. All other workforces are contractors, advisors, consultants, and/or vendors.

Corporate History

The Company was originally founded in 1999 as Spectrum Ventures LLC, a private company, registered in Tacoma, WA, for the purpose of developing, marketing and selling voice over IP products and services. In 2002, the Company changed its name to Nxtech Wireless Cable Systems, Inc. In August 2007, the Company changed its name to Oriens Travel & Hotel Management Corp. In November 2014, the Company changed its name to Pure Hospitality Solutions, Inc.

During 2014, the Board of Directors of the Company deemed it in the best interests of the Company and its shareholders to switch directions and become involved in the business of numismatics, specifically the collection and ultimately the sale of coins, paper currency, bullion and medals. On November 21, 2016 the Company (formerly known as Pure Hospitality Solutions, Inc. a Nevada corporation) entered into an agreement with Meso Numismatics, Corp., a Florida corporation. The respective Boards of Directors of the Pure Hospitality Solutions, Inc. and Meso Numismatics, Corp., at that time, determined that it was advisable and to the advantage of and the best interests of Pure Hospitality Solutions, Inc. and its shareholders and Meso Numismatics, Corp. and its stockholders that Meso Numismatics, Corp. merge with and into Pure Hospitality Solutions, Inc. (the “Merger”). It was at that time, Mr. Melvin Pereira, our prior Chief Executive Officer, who controlled both, Pure Hospitality Solutions, Inc. and Meso Numismatics, Corp. that the Company acquired common control of Meso Numismatics, Corp. and the assets there held. At the completion of the Merger, Meso Numismatics Corp. ceased to exist. In September of 2018 the Company effected a name change and changed its name from Pure Hospitality Solutions, Inc. to Meso Numismatics, Inc.

On August 18, 2021, the Company completed the acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group and paid the purchase price of a total of 1,000,000 shares of Series AA Preferred Stock in the Company, 8,974 shares of Series DD Preferred Stock in the Company and $225,000 USD (the final payment of $50,000 was made on July 2, 2021).

Pursuant to the terms of the Fifth Post Closing Amendment along with the completion of the acquisition of Global Stem Cells Group Inc., the issuance of the 1,000 shares of the Company’s Series CC Convertible Preferred Stock to Lans Holdings Inc. was terminated and replaced with a cash payment as consideration. The Company paid Lans Holdings Inc., by delivery in escrow, an amount equal to USD $8,200,000, which Cash Payment was used by Lans Holdings Inc. for the repurchase of all of its shares of common stock from its common shareholders. On November 3, 2021, the Company paid $8,200,000 in cash to an escrow account set up by Lans Holdings Inc.

On October 28, 2022, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp. In exchange, Mr. Pereira has agreed to assume all of the liabilities of Meso Numismatics Corp., provide whatever financial and other materials needed by us to prepare and complete our financial statements for reporting purposes, and to not disparage our company. The Company reclassified $68,313 of liabilities outstanding resulting in a gain on discontinued operations at December 31, 2022.

Additional Information

The public may read and copy any materials the Company files with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

Our common stock is qualified for quotation on the OTC Markets-OTCPink under the symbol “MSSV” and has been quoted on the OTCPINK since October 16, 2018. There currently is no liquid trading market for our common stock. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

Penny Stock

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders

As of December 29, 2023, we had 143 shareholders of common stock per transfer agent’s shareholder list.

Dividends

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

The Company does not currently have an equity compensation plan in place.

Recent Sales of Unregistered Securities

On February 24, 2021, the Company issued 36,232 shares of common stock for consulting services in the amount of $10,000.

On April 16, 2021, the Company issued 33,772 shares of common stock for consulting services in the amount of $10,000.

On June 28, 2021, the Company issued 1,092,866 shares of common stock as settlement of the lawsuit with Joseph Canouse, in the amount of $213,109.

On August 18, 2021, Meso Numismatics, Inc. completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and issued a total of 1,000,000 shares of Series AA Preferred Stock and, 8,974 shares of Series DD Preferred Stock to Benito Novas.

On August 18, 2021, in consideration of mutual covenants set forth in the Professional Service Consulting Agreement, Dave Christensen, was granted 896 shares of Series DD Preferred Stock as compensation. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 were issued February 18, 2022.

On December 23, 2021, the Company issued 52,659 shares of common stock for consulting services which were valued in the amount of $10,000.

During the year ended December 31, 2021, the Company issued warrants to purchase 87,500,000 shares of common stock, at weighted average exercise prices of $0.091 per share. These warrants expire three years from issuance date.

On March 23, 2022, the Company issued 76,278 shares of common stock for consulting services which were valued in the amount of $10,000.

On May 5, 2022, the Company issued 89,485 shares of common stock for consulting services which were valued in the amount of $10,000.

On November 30, 2022, the Company issued 193,050 shares of common stock for consulting services which were valued in the amount of $10,000.

On or about December 17, 2023, the Company issued 50,000 shares of common stock as commitment shares under an Equity Financing Agreement.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following is management’s discussion and analysis of certain significant factors that have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

While our financial statements are presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time, our auditors have raised a substantial doubt about our ability to continue as a going concern.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments, and assumptions. We believe that the estimates, judgments, and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments, and assumptions are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates.

Results of Operations

Below is a summary of the results of operations for the three months ended September 30, 2023 and 2022.

	For the Three Months Ended September 30,
	2023	2022	$ Change	% Change
Revenue	$646,828	$367,697	$279,131	75.91%
Cost of revenue	196,534	102,778	93,756	91.22%
Gross profit	450,294	264,919	185,375	69.97%

Operating expenses
Advertising and marketing	93,227	80,892	12,335	15.25%
Professional fees	161,628	145,117	18,511	12.76%
Officer compensation	22,500	22,500	-	0.00%
Depreciation and amortization expense	98,667	39,682	58,985	148.64%
Investor relations	2,250	32,749	(30,499)	-93.13%
General and administrative	147,084	107,638	39,446	36.65%
Total operating expenses	525,356	426,578	98,778	23.16%

Other income (expense)
Interest expense	(1,657,600)	(1,183,166)	(474,434)	40.10%
Gain on Derivative financial instruments	964	876	88	10.05%
Impairment of goodwill	(4,125,460)	-	(4,125,460)	0.00%
Loss from continuing operations	(5,857,159)	(1,343,949)	(4,513,210)	335.82%

Discontinued operations:
Gain on sale of discontinued operations	-	(434)	434	-100.00%
Gain from discontinued operations	-	(434)	434	-100.00%
Net loss	$(5,857,159)	$(1,344,383)	$(4,512,776)	335.68%

Revenue

Revenue increased by 75.91% in the amount of $279,131 for the three months ended September 30, 2023, compared to the same period in 2022. The key reason for the increase in revenue was a result of the opening of the Cancun facility in the second half of 2022, which provided a facility for physicians to come for training and preform patient procedures. Additional, Global Stem Cells Group, like almost everyone else in the world, was severely affected by the covid 19 pandemic during 2021 and the first six months of 2022, restrictions our international travel along with in person meetings limited our training of new customers along with selling them products and equipment, which adversely affecting our results of operations.

We expect that our revenues will increase in future quarters, as we ramp up operations at our manufacturing facilities, and as we continue to increase our advertising and awareness efforts across the globe for our products and services.

The following table presents our revenue by product category for the three months ended September 30, 2023 and 2022:

	For the Three Months Ended September 30,
	2023	2022
Training	$170,813	$87,996
Product supplies	352,300	201,308
Equipment	45,740	78,393
Patient procedures	77,975	-
Total revenue	$646,828	$367,697

Operating expenses

Operating expenses increased by 23.16% in the amount of $98,778 for the three months ended September 30, 2023, compared to the same period in 2022. Listed below are the major changes to operating expenses:

Advertising and marketing fees increased by $12,335 for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to an increase in advertising by Global Stem Cells Group.

Professional fees increased by $18,511 for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to audit fees.

Depreciation and amortization increased by $58,985 for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to completion of the Cancun facility in May 2022.

Investor relations decreased by $39,446 for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to the expiration of an agreement with an investor relation firm at December 31, 2022.

General and administrative expense increase by $147,084 for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to an increase in travel and expenses associated with the Cancun facility.

We expect our overall operating expenses to increase on a quarterly basis for the balance of the year and into 2024 as we further implement our business plan. We expect increases in future quarters over all major categories as we engage in efforts to increase brand awareness with our products and services, including advertising campaigns and investor relation services. We also expect an increase in general operating costs and growth initiatives as we ramp up operations and seek to expand them.

Other expense

Other expense increased by $4,599,807 for the three months ended September 30, 2023, compared to the same period in 2022, primarily as a result of impairment of goodwill of $4,125,460, the increase in amortization of debt discount of $329,297 and $145,137 of interest on promissory notes.

Discontinued operations

On October 28, 2022, we completed the disposition of our prior coins, paper currency, bullion and medals business by entering into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp., a Florida corporation.  The Company reclassified the results of operations of the coins, paper currency, bullion and medals business resulting in a loss on discontinued operations of $434 for the three months ended September 30, 2022.

The following table presents the loss from discontinued operations for the three months ended September 30, 2022:

Revenue	$6,662
Cost of revenue	6,586
Gross profit	76

Operating expenses
Advertising and marketing	39
Depreciation and amortization expense	200
General and administrative	271
Total operating expenses	510
Gain from discontinued operations	$(434)

Net Loss

We recorded a net loss of $5,857,159 for the three months ended September 30, 2023, as compared with a net loss of $1,344,383 for the same period in 2022.

Below is a summary of the results of operations for the nine months ended September 30, 2023 and 2022.

	For the Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Revenue	$1,794,385	$963,967	$830,418	86.15%
Cost of revenue	553,466	445,814	107,652	24.15%
Gross profit	1,240,919	518,153	722,766	139.49%

Operating expenses
Advertising and marketing	349,675	216,389	133,286	61.60%
Professional fees	626,411	735,186	(108,775)	-14.80%
Officer compensation	67,500	67,500	-	0.00%
Depreciation and amortization expense	213,170	101,584	111,586	109.85%
Investor relations	6,750	127,633	(120,883)	-94.71%
General and administrative	557,528	339,531	217,997	64.20%
Total operating expenses	1,821,034	1,587,823	233,211	14.69%

Other income (expense)
Interest expense	(4,858,406)	(3,454,874)	(1,403,532)	40.62%
Gain on Derivative financial instruments	3,889	10,482	(6,593)	-62.90%
Gain on settlement of debt	2,463	-	2,463	0.00%
Impairment of goodwill	(4,125,460)	-	(4,125,460)	0.00%
Loss from continuing operations	(9,557,629)	(4,514,062)	(5,043,567)	111.73%

Discontinued operations:
Gain on sale of discontinued operations	-	(350)	350	-100.00%
Gain from discontinued operations	-	(350)	350	-100.00%
Net loss	$(9,557,629)	$(4,514,412)	$(5,043,217)	111.71%

Revenue

Revenue increased by 86.15% in the amount of $830,418 for the nine months ended September 30, 2023, compared to the same period in 2022. The key reason for the increase in revenue was a result of the opening of the Cancun facility in the second half of 2022, which provided a facility for physicians to come for training and preform patient procedures. Additional, Global Stem Cells Group, like almost everyone else in the world, was severely affected by the covid 19 pandemic during 2021 and the first six months of 2022, restrictions our international travel along with in person meetings limited our training of new customers along with selling them products and equipment which adversely affecting our results of operations.

We expect that our revenues will increase in future quarters, as we ramp up operations at our manufacturing facilities, and as we continue to increase our advertising and awareness efforts across the globe for our products and services.

The following table presents our revenue by product category for the nine months ended September 30, 2023 and 2022:

	For the Nine Months Ended September 30,
	2023	2022
Training	$462,277	$199,672
Product supplies	981,756	552,634
Equipment	155,480	211,661
Patient procedures	194,872	-
Total revenue	$1,794,385	$963,967

Operating expenses

Operating expenses increased by 14.69% in the amount of $233,211 for the nine months ended September 30, 2023, compared to the same period in 2022. Listed below are the major changes to operating expenses:

Advertising and marketing fees increased by $133,286 for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to an increase in advertising by Global Stem Cells Group.

Professional fees decreased by $108,775 for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to audit fees.

Depreciation and amortization increased by $111,586 for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to completion of the Cancun facility in May 2022.

Investor relations decreased by $120,883 for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to the expiration of an agreement with an investor relation firm at December 31, 2022.

General and administrative expense increase by $217,997 for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to an increase in travel and expenses associated with the Cancun facility.

We expect our overall operating expenses to increase on a quarterly basis for the balance of the year and into 2024 as we further implement our business plan. We expect increases in future quarters over all major categories as we engage in efforts to increase brand awareness with our products and services, including advertising campaigns and investor relation services. We also expect an increase in general operating costs and growth initiatives as we ramp up operations and seek to expand them.

Other expense

Other expense increased by $5,533,123 for the nine months ended September 30, 2023, compared to the same period in 2022, primarily as a result of impairment of goodwill of $4,125,460, the increase in amortization of debt discount of $962,731 and $440,801 of interest on promissory notes.

Discontinued operations

On October 28, 2022, we completed the disposition of our prior coins, paper currency, bullion and medals business by entering into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp., a Florida corporation.  The Company reclassified the results of operations of the coins, paper currency, bullion and medals business resulting in a loss on discontinued operations of $350 for the nine months ended September 30, 2022.

The following table presents the loss from discontinued operations for the nine months ended September 30, 2022:

Revenue	$24,991
Cost of revenue	23,025
Gross profit	1,966

Operating expenses
Advertising and marketing	117
Depreciation and amortization expense	600
General and administrative	1,599
Total operating expenses	2,316
Gain from discontinued operations	$(350)

Net Loss

We recorded a net loss of $9,557,629 for the nine months ended September 30, 2023, as compared with a net loss of $4,514,412 for the same period in 2022.

Liquidity and Capital Resources

Since inception, we have financed our operations through private placements and convertible notes. The following is a summary of the cash and cash equivalents as of September 30, 2023 and December 31, 2022.

	September 30, 2023	December 31, 2022	$ Change	% Change
Cash and cash equivalents	$1,143,941	$1,645,185	$(501,244)	-30.47%

Summary of Cash Flows

Below is a summary of our cash flows for the nine months ended September 30, 2023 and 2022.

	For the Nine Months Ended September 30,
	2023	2022
Net cash used in operating activities	$(389,800)	$(1,064,706)
Net cash used in investing activities	(101,594)	(129,901)
Net cash used in financing activities	(9,850)	(14,282)
Net decrease in cash and cash equivalents	$(501,244)	$(1,208,889)

Operating activities

Net cash used in operating activities was $389,800 during the nine months ended September 30, 2023 and consisted of a net loss of $9,557,629, which was offset by a net change in operating assets and liabilities of $2,539,793 and non-cash items of $6,628,036. The non-cash items for the nine months ended September 30, 2023, consisted of impairment of goodwill of $4,125,460, depreciation and amortization expenses of $213,170 and amortization of debt discount of $2,295,758, partially offset by the change in derivative liabilities of $3,889 and gain on settlement of debt of $2,463. The significant change in operating assets and liabilities was an increase in accounts payable and accrued liabilities, partially offset by the decrease in accounts receivable and prepaid expense.

Net cash used in operating activities was $1,064,706 during the nine months ended September 30, 2022 and consisted of a net loss from continuing operations of $4,514,062, which was offset by a net change in operating assets and liabilities of $2,038,208 and non-cash items of $1,410,898. The non-cash items for the nine months ended September 30, 2022, consisted of depreciation and amortization expenses of $101,784 and amortization of debt discount of $1,319,796, partially offset by the change in derivative liabilities of $10,482. The significant change in operating assets and liabilities was an increase in accounts payable and accrued liabilities partially offset by the decrease in accounts receivable and prepaid expense and loss on discontinued operations of $350.

Investing activities

Net cash used in investing activities was $101,594 and consisted of the purchase of property and equipment associated with the Cancun facility during the nine months ended September 30, 2023.

Net cash used in investing activities was $129,901 and consisted of the purchase of property and equipment associated with the completion of the Cancun lab during the nine months ended September 30, 2022.

Financing activities

Net cash used in financing activities was $9,850 and consisted of principal payment of debt for the nine months ended September 30, 2023.

Net cash used in financing activities was $14,282 and consisted of principal payment of debt for the nine months ended September 30, 2022.

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, resulting in an accumulated deficit of approximately $61,734,094 and a working capital deficit of $23,243,793 as of September 30, 2023 and future losses are anticipated. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations as a going concern is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company will require additional funding to finance the growth of its current and expected future operations as well to achieve its strategic objectives. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of September 30, 2023, the Company had no off-balance sheet arrangements.

Critical Accounting Policies

Our critical accounting policies have not materially changed during the nine months ended September 30, 2023. Furthermore, the preparation of our financial statements is in conformity with generally accepted accounting principles in the United States of America, or GAAP. The preparation of our financial statements requires management to make judgments and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Our management believes that we consistently apply these judgments and estimates, and the financial statements fairly represent all periods presented. However, any differences between these judgments and estimates and actual results could have a material impact on our statements of income and financial position.

Derivative Instruments

The derivative instruments are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and is then re-valued at each reporting date, with changes in fair value recognized in operations for each reporting period. The Company uses the Monte Carlo option pricing model to value the derivative instruments.

Stock Based Compensation

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The Company measures the fair value of the share-based compensation issued to non-employees at the grant date using the stock price observed in the trading market (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.

New Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates and, particularly, the risk of cessation of the London Interbank Offered Rate (“LIBOR”), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction-based and less susceptible to manipulation. The ASU provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform—Scope, which clarified the scope and application of the original guidance. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform—Deferral of the Sunset Date of Topic 848. This update extends the sunset provision of ASU 2020-04 to December 31, 2024. The Company has not yet adopted this ASU and is evaluating the effect of adopting this new accounting guidance.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For companies that qualified as Smaller Reporting Companies as defined by the SEC as of November 19, 2019, ASU 2016-13 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is evaluating the impact of the guidance on its financial statements.

Other accounting standards and amendments to existing accounting standards that have been issued and have future effective dates are not applicable or are not expected to have a significant impact on the Company’s consolidated financial statements.

Goodwill

Goodwill represents the excess of fair value over identifiable tangible and intangible net assets acquired in business combinations. Goodwill is not amortized, instead goodwill is reviewed for impairment at least annually, or on an interim basis between annual tests when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value.

Revenue Recognition

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), the Company recognizes revenue from the sales of products, by applying the following steps:

(1)	Identify the contract with a customer

(2)	Identify the performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to each performance obligation in the contract

(5)	Recognize revenue when each performance obligation is satisfied

There was no material impact on the Company’s financial statements as a result of adopting Topic 606 for the nine months ended September 30, 2023 and the year ended December 31, 2022.

The Company’s main source of revenue is comprised of the following:

●	Training-GSCG offers a Stem Cell & Exosomes Certification Program where physicians attending these training sessions will take advantage of a full review of stem cell biology, characterization and regenerative properties of cells and cell products, cytokines and growth factors and how they can be applied in a clinic setting. The physicians will pay for the training sessions upfront and receives all the material and certificate upon completion of seminar. Completion of the seminar is when control is transferred and when revenue is recognized.

●	Products-Physicians can order SVF Kits through GSCG which includes EC Certificate from Institute for Testing and Certificating, Inc. SVT Kits are paid for upfront and shipped from a third party directly to physicians. Transfer of control is when the product is shipped which is when revenue is recognized.

●	Equipment- Physicians can order equipment through GSCG which includes a warranty from manufacture of equipment. Equipment is paid for upfront and shipped from manufacture directly to physicians. Transfer of control is when the equipment is shipped which is when revenue is recognized.

●	Patient procedures are the treatments GSCG is offering at its Cancun clinic. The transfer of control is when the procedures are completed which is when revenue is recognized.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or as services are rendered. Revenue is measured based on the consideration the Company receives in exchange for those products.

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates included in these financial statements are associated with accounting for the goodwill, derivative liability valuations, valuation of preferred stock, fair value estimates, valuation of assets and liabilities in business combination and in its going concern analysis.

Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and accrued expenses and advances from related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from financial instruments.

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies, as follows:

Level 1	Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3	Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

At September 30, 2023 and December 31, 2022, the carrying amounts of the Company’s financial instruments, including cash, account payables, and accrued expenses, approximate their respective fair value due to the short-term nature of these instruments.

At September 30, 2023 and December 31, 2022, the Company does not have any assets or liabilities except for derivative liabilities related to convertible notes payable required to be measured at fair value in accordance with FASB ASC Topic 820, Fair Value Measurement.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Identification of directors and executive officers.

Our current director and executive officer and his age are listed below.

Name	Current Age	Position
David Christensen	57	President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer), Secretary and Director

David Christensen

From Feb 2001 to present, Dave has been the CEO and EVP of Enterprise Technology Consulting, where he helps companies transform their Leadership and Operations by driving Strategic Initiatives. As a Black Belt in Lean Six Sigma, he uses the best tools from these Lean Principles known as “Hoshin Kanri” (Strategy Deployment) to help companies develop and execute their business objectives. Strategy Deployment leverages this strong process knowledge and broad business experience to drive continuous improvement and performance breakthroughs that deliver exceptional value.

From Dec 2017 to present, Dave has also served as CEO and President of TNT Blockchain Inc, where he leads an international team of Supply Chain Technology solutions developers.

From May 2019 to Nov 2019, Dave served as CEO and Director of Lans Holdings, Inc., a company in the payment processor business.

From Jul 2015 to Present, Dave served as Vice President Strategy Development of Mode Transportation, a company in the freight transportation industry.

From Sep 2015 to Jan 2018, Dave served as Chief Strategy Officer and Director of Lans Holdings, Inc., a company in the payment processor business.

Dave has previously worked for companies such as Compaq, HP, Cal Cartage, Qualcomm, Wal-Mart International, Rexnord Carlyle, Lans Holdings, Mode Transportation, Hypercom, and Verifone.

Aside from that provided above, Dave does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Dave is qualified to serve as our director for his experience in developing companies.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1. Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2. Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. Engaging in any type of business practice; or

iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4. Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5. Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6. Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7. Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i. Any Federal or State securities or commodities law or regulation; or

ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8. Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Term of Office

Our directors are appointed at the annual meeting of shareholders and hold office until the annual meeting of the shareholders next succeeding his or her election, or until his or her prior death, resignation or removal in accordance with our bylaws. Our officers are appointed by the Board and hold office until the annual meeting of the Board next succeeding his or her election, and until his or her successor shall have been duly elected and qualified, subject to earlier termination by his or her death, resignation or removal.

Section 16(a) Beneficial Ownership Reporting Compliance

As December 31, 2022, based on a review solely of the filings made under Section 16 of the Exchange Act, all reports were timely filed.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2023 and 2022.

EXECUTIVE OFFICER COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David Christensen	2023	90,000							90,000
President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer), Secretary And Director	2022	90,000		-					90,000

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of December 31, 2022.

None of the members of the board of directors of the Company were compensated for services in such capacity.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our director or executive officer, and we are not obligated to pay severance or other enhanced benefits to our executive officer upon termination of her employment.

Employment Agreements

On August 18, 2021, the Company entered into a three-year Consulting Agreement with ETC (Enterprise Technology Consulting) owned by David Christensen. Consultant shall be compensated monthly based on annual rate of $90,000. Additionally, the agreement with ETC includes an issuance of 896 shares of Series DD Preferred Stock of the Company. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 was issued on February 18, 2022.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serves at the discretion of the board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2023, we did not have any securities authorized for issuance under any equity compensation plans.

Compensation of Directors

No director received compensation for his services during the year ended December 31, 2023. There are no arrangements currently in place pursuant to which directors will be compensated in the future for any services provided as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

he following table sets forth the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of voting stock of the Company.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the shareholders listed below is: c/o Meso Numismatics, Inc., 433 Plaza Real Suite 275 Boca Raton, Florida 33432.

Applicable percentage ownership is based on 12,493,938 shares of Common Stock outstanding as of December 31, 2023. In addition, as of December 31, 2023, there were 1,050,000 shares of Series AA Preferred Stock outstanding.

Name and Address of Beneficial Owner	Common Stock Owned Beneficially	Percent of Class	Series AA Preferred Stock Owned Beneficially	Percent of Class
Named Executive Officers and Directors
Dave Christensen			50,000	5%
All Executive Officers and Directors as a group (1 person)			50,000	5%
5% or greater shareholders
Ajene Watson LLC and Digital Asset Monetary Network (1)	1,082,477	8.7%
Benito Novas			1,000,000	95%

(1)	Mr. Ajene Watson has investment and voting control over such shares.

RELATED PARTY TRANSACTIONS

Other than described below or the transactions described under the heading “Executive Compensation” (or with respect to which such information is omitted in accordance with SEC regulations), there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

In consideration of mutual covenants set forth in the Professional Service Consulting Agreement, Dave Christensen, current Director, President, Chief Executive Officer, Chief Financial Officer and Secretary, shall be compensated monthly based on an annual rate of $90,000 starting January 1, 2022. Additionally, the agreement includes an issuance of 896 shares of Series DD Preferred Stock of the Company. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 were issued on February 18, 2022. Amounts paid to Enterprise Technology Consulting, a Company 100% owned by Dave Christensen, CEO, for consulting services during the years ended December 31, 2023 and 2022, were $90,000 and $90,000, respectively.

On August 18, 2021, through a Stock Purchase Agreement in which 100% of the outstanding shares of Global Stem Cell Group, Inc. the Company acquired a 2018 Jaguar F-Pace which was acquired from Benito Novas for $45,000 on January 8, 2019 and assumed the related auto loan, with an original loan amount of $20,991 at 8.99% interest for 48 months and monthly payments of $504.94. As of December 31, 2023 and December 31, 2022, the principal balance of the outstanding auto loan was $0.00.

Benito Novas’ brother, sister and nephew provide marketing/administrative and training/R&D services to Global Stem Cells Group and were paid $179,219 in the aggregate as consultants during the nine months ended September 30, 2023, and $200,390 in the aggregate for the year ended December 31, 2022.

MATERIAL CHANGES

There have been no material changes in the registrant’s affairs since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q of Form 8-K filed under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

The Securities and Exchange Commission allows us to “incorporate by reference” certain information we have filed with the Securities and Exchange Commission into this prospectus, which means we are disclosing important information to you by referring you to other information we have filed with the Securities and Exchange Commission. The information we incorporate by reference is considered part of this prospectus. All reports and definitive proxy or information statements subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus forms a part (excluding any disclosures that are furnished and not filed with the Securities and Exchange Commission) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the Securities and Exchange Commission.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus or any prospectus supplement to the extent that a statement contained herein or any prospectus supplement or in any subsequently filed document that is also incorporated by reference in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

‘You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Meso Numismatics, Inc.

433 Plaza Real Suite 275

Boca Raton, Florida 33432

(800) 889-9509

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item	Amount

SEC Registration Fee	$6.72
Legal Fees and Expenses*	$15,000.00
Accounting Fees and Expenses*	$10,000.00
Miscellaneous*	$7,550.00
Total*	$32,556.72

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

RECENT SALES OF UNREGISTERED SECURITIES

On February 24, 2021, the Company issued 36,232 shares of common stock for consulting services in the amount of $10,000.

On April 16, 2021, the Company issued 33,772 shares of common stock for consulting services in the amount of $10,000.

On June 28, 2021, the Company issued 1,092,866 shares of common stock as settlement of the lawsuit with Joseph Canouse, in the amount of $213,109.

On August 18, 2021, Meso Numismatics, Inc. completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and issued a total of 1,000,000 shares of Series AA Preferred Stock and, 8,974 shares of Series DD Preferred Stock to Benito Novas.

On August 18, 2021, in consideration of mutual covenants set forth in the Professional Service Consulting Agreement, Dave Christensen, was granted 896 shares of Series DD Preferred Stock as compensation. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 were issued February 18, 2022.

On December 23, 2021, the Company issued 52,659 shares of common stock for consulting services which were valued in the amount of $10,000.

During the year ended December 31, 2021, the Company issued warrants to purchase 87,500,000 shares of common stock, at weighted average exercise prices of $0.091 per share. These warrants expire three years from issuance date.

On March 23, 2022, the Company issued 76,278 shares of common stock for consulting services which were valued in the amount of $10,000.

On May 5, 2022, the Company issued 89,485 shares of common stock for consulting services which were valued in the amount of $10,000.

On November 30, 2022, the Company issued 193,050 shares of common stock for consulting services which were valued in the amount of $10,000.

On or about December 17, 2023, the Company issued 50,000 shares of common stock as commitment shares under an Equity Financing Agreement.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

FINANCIAL STATEMENTS

MESO NUMISMATICS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MESO NUMISMATICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)	*
ASSETS
Current assets
Cash and cash equivalents	$1,143,941	$1,645,185
Accounts receivable	35,011	49,766
Prepaid expenses	10,750	-
Total current assets	1,189,702	1,694,951
Property and equipment, net	147,848	186,269
Other assets	5,568	5,568
Intangible assets, net	280,929	354,084
Right of use asset, net	10,753	33,963
Goodwill	1,679,978	5,805,438
Total assets	$3,314,778	$8,080,273

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$367,108	$245,463
Accrued interest	7,080,622	4,657,530
Customer advances	1,500	10,450
Derivative liability	3,055	6,944
Lease liability, current portion	10,753	32,568
Notes payable, net	16,970,457	7,046,666
Total current liabilities	24,433,495	11,999,621

Long term liabilities
Lease liability, net of current portion	-	1,395
Convertible notes payable, net of discount	32,785	37,419
Notes payable – related parties	7,800	7,800
Notes payable, net of discount	380,619	8,016,330
Total liabilities	24,854,699	20,062,565

Stockholders' deficit
Preferred stock, $0.001 par value 1,050,000 shares authorized as Series AA Preferred Stock; 1,050,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	1,050	1,050
Preferred stock, $0.001 par value; 10,000 shares authorized as Series DD Preferred Stock; 9,870 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	10	10
Common stock, $0.001 par value; 6,500,000,000 shares authorized; 14,046,252 shares issued and 12,443,938 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	12,444	12,444
Additional paid in capital	40,180,669	40,180,669
Accumulated deficit	(61,734,094)	(52,176,465)
Total stockholders' deficit	(21,539,921)	(11,982,292)
Total liabilities and stockholders' deficit	$3,314,778	$8,080,273

*	Derived from audited information

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MESO NUMISMATICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$646,828	$367,697	$1,794,385	$963,967
Cost of revenue	196,535	102,779	553,467	445,814
Gross profit	450,294	264,919	1,240,919	518,153

Operating expenses
Advertising and marketing	93,227	80,892	349,675	216,389
Professional fees	161,628	143,117	626,411	735,186
Officer compensation	22,500	22,500	67,500	67,500
Depreciation and amortization expense	98,667	39,682	213,170	101,584
Investor relations	2,250	32,749	6,750	127,633
General and administrative	147,084	107,638	557,527	339,532
Total operating expenses	525,356	426,578	1,821,033	1,587,824

Other income (expense)
Interest expense	(1,657,600)	(1,183,166)	(4,858,406)	(3,454,874)
Gain on derivative financial instruments	964	876	3,889	10,482
Gain on settlement of debt	—	—	2,463	—
Impairment of goodwill	(4,125,460)	—	(4,125,460)	—
Loss from continuing operations	(5,857,159)	(1,343,949)	(9,557,629)	(4,514,062)

Discontinued operations:
Gain on sale of discontinued operations	—	(434)	—	(350)
Loss from discontinued operations	—	(434)	—	(350)
Net loss	$(5,857,159)	$(1,344,383)	$(9,557,629)	$(4,514,412)

Basic and diluted earnings (loss) per share from:
Continuing operations	$(0.47)	$(0.11)	$(0.77)	$(0.37)
Discontinued operations	—	—	—	—
Net loss per common share, basic and diluted	$(0.47)	$(0.11)	$(0.77)	$(0.37)

Weighted average number of common shares outstanding, basic and diluted	12,443,938	12,032,466	12,443,938	12,187,004

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MESO NUMISMATICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

For the Nine Months Ended September 30, 2023

(Unaudited)

	Series AA Preferred Stock		Series DD Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2022	1,050,000	$1,050	9,870	$10	12,443,938	$12,444	$40,180,669	$(52,176,465)	$(11,982,292)
Net loss	-	-	-		-	-	-	(9,557,629)	(9,557,629)
Balance, June 30, 2023	1,050,000	$1,050	9,870	$10	12,443,938	$12,444	$40,180,669	$(61,734,094)	$(21,539,921)

For the Three Months Ended September 30, 2023

	Series AA Preferred Stock		Series DD Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, July 1, 2023	1,050,000	$1,050	9,870	$10	12,443,938	$12,444	$40,180,669	$(55,876,935)	$(15,682,762)
Net loss	-	-	-		-	-	-	(5,857,159)	(5,857,159)
Balance, September 30, 2023	1,050,000	$1,050	9,870	$10	12,443,938	$12,444	$40,180,669	$(61,734,094)	$(21,539,921)

The accompanying notes are an integral part of these audited consolidated financial statements

MESO NUMISMATICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

For the Nine Months Ended September 30, 2022

(Unaudited)

	Series AA Preferred Stock		Series DD Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2021	1,050,000	$1,050	9,422	$10	12,085,125	$12,086	$39,899,491	$(46,669,644)	$(6,757,007)
Issuance of common stock for services	-	-	-	-	165,763	165	19,835	-	20,000
Issuance of preferred series DD for services-related party	-	-	448	-	-	-	251,536	-	251,536
Net loss	-	-	-		-	-	-	(4,514,412)	(4,514,412)
Balance, June 30, 2022	1,050,000	$1,050	9,870	$10	12,250,888	$12,251	$40,170,862	$(51,184,056)	$(10,999,883)

For the Three Months Ended September 30, 2022

	Series AA Preferred Stock		Series DD Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, July 1, 2022	1,050,000	$1,050	9,870	$10	12,250,888	$12,251	$40,170,862	$(49,839,673)	$(9,655,499)
Net loss	-	-	-		-	-	-	(1,344,383)	(1,344,383)
Balance, September 30, 2022	1,050,000	$1,050	9,870	$10	12,250,888	$12,251	$40,170,862	$(51,184,056)	$(10,999,883)

The accompanying notes are an integral part of these audited consolidated financial statements

MESO NUMISMATICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss from continuing operations	$(9,557,029)	$(4,514,062)
Non-cash adjustments to reconcile net loss to net cash:
Amortization of debt discount	2,295,758	1,319,796
Depreciation and amortization expense	213,170	101,584
Gain from changes in derivative liability fair values	(3,889)	(10,482)
Gain from settlement of debt	(2,463)	-
Impairment of goodwill	4,125,460	-
Changes in operating assets and liabilities:
Accounts receivable	14,755	(69,007)
Prepaid expenses	(10,750)	2,714
Accounts payable and accrued liabilities	2,535,788	2,104,501
Cash used for operating activities-continuing operations	(389,800)	(1,064,956)
Depreciation on discontinued operations	-	600
Gain on discontinued operations	-	(350)
Cash provided for operating activities-discontinued operations	-	250
CASH USED BY OPERATING ACTIVITIES	(389,800)	(1,064,706)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(101,594)	(129,901)
CASH USED BY INVESTING ACTIVITIES	(101,594)	(129,901)
CASH FLOWS FROM FINANCING ACTIVITIES

Principal payment on debt	(9,850)	(14,282)
CASH USED BY FINANCING ACTIVITIES	(9,850)	(14,282)
Net decrease in cash	(501,244)	(1,208,889)

Cash, beginning of period	1,645,185	2,978,525

Cash, end of period	$1,143,941	$1,769,636

Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$265

NON-CASH FINANCING ACTIVITIES:
Issuance of preferred series DD	$-	$251,536
Issuance of common shares for services	$-	$20,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

MESO NUMISMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and History

Meso Numismatics, Inc. (the “Company”) was originally organized under the laws of Washington State in 1999, as Spectrum Ventures, LLC to develop market and sell VOIP (Voice over Internet Protocol) services. In 2002, the Company changed its name to Nxtech Wireless Cable Systems, Inc. In August 2007, the Company changed its name to Oriens Travel & Hotel Management Corp. In November 2014, the Company changed its name to Pure Hospitality Solutions, Inc.

On November 16, 2016, the Company entered into an Agreement and Plan of Merger between the Company and Meso Numismatics Corp. (“Meso”). The acquisition of Meso is to support the Company’s overall mission of specializing in ventures related to Central America and the Latin countries of the Caribbean; not limited to tourism. Meso is a small but scalable numismatics operation that the Company can leverage for low-cost cost revenues and product marketing.

Meso Numismatics, Inc. maintains an online store with eBay (www.mesocoins.com) and participates in live auctions with major companies such as Heritage Auctions, Stacks Bowers Auctions and Lyn Knight Auctions.

The acquisition was complete on August 4, 2017 following the Company issuance of 25,000 shares of Series BB preferred stock to Meso to acquire one hundred (100%) percent of Meso’s common stock. The Company accounted for the acquisition as common control, as Melvin Pereira, the CEO and principal shareholder of the Company controlled, operated and owned both companies. On November 16, 2016, the date of the Merger Agreement and June 30, 2017, the date of the Debt Settlement Agreement, Melvin Pereira, CEO of Pure Hospitality Solutions, owned 100% of the stock of Meso Numismatics, Inc. Pure Hospitality Solutions, Inc. and Meso Numismatics, Inc. first came under common control on June 30, 2017.

On September 4, 2017, the Company decided to suspend its booking operations, Oveedia, to focus on continuing to build its numismatic business, Meso Numismatics. Inc. The Company did, however, use its footprint within the Latin American region to expand Meso Numismatics, Inc. at a much quicker rate.

In September 2018, the Company changed its name to Meso Numismatics, Inc. and FINRA provided a market effective date and on September 26, 2018, the new ticker symbol MSSV became effective on October 16, 2018.

On July 2, 2018, the Board of Directors authorized and shareholders approved a 1-for-1,000 reverse stock split of its issued and outstanding shares of common stock held by the holders of record. The prior year financials have been changed to reflect the 1-for-1,000 reverse stock split.

On August 18, 2021, Meso Numismatics, Inc., completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and paid the purchase price of a total of 1,000,000 shares of Series AA Preferred Stock in the Company, 8,974 shares of Series DD Preferred Stock in the Company and $225,000 USD (the final payment of $50,000 was made on July 2, 2021).

Pursuant to the terms of the Fifth Post Closing Amendment along with the completion of the acquisition of Global Stem Cells Group Inc., the issuance of the 1,000 shares of the Company’s Series CC Convertible Preferred Stock to Lans Holdings Inc. was terminated and replaced with a cash payment as consideration. The Company paid Lans Holdings Inc., by delivery in escrow, an amount equal to USD $8,200,000, which Cash Payment was used by Lans Holdings Inc. for the repurchase of all of its shares of common stock from its common shareholders. On November 3, 2021, the Company paid $8,200,000 in cash to an escrow account set up by Lans Holdings Inc.

On October 28, 2022, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp., a Florida corporation.  In exchange, Mr. Pereira has agreed to assume all of the liabilities of Meso Numismatics, provide whatever financial and other materials needed by us to prepare and complete our financial statements for reporting purposes, and to not disparage our company. The Company reclassified $68,313 of liabilities outstanding resulting in a gain on discontinued operations at December 31, 2022.

Description of Business

As a result of this transaction, the Company is longer engaged in the sale of coins, paper currency, bullion and medals and it has moved into what is believed to be a more lucrative opportunity for the Company - the operations of Global Stem Cell Group.

The Company believes stem cell therapy is becoming an increasingly effective clinical solution for treating conditions that traditional or conventional medicine only offers within palliative care and pain management. The Company works with doctors and their staff to provide products, solutions, equipment, services, and training to help them be successful in the application of Stem Cell Therapies. The Company combines solutions from extensive clinical research with the manufacturing and commercialization of viable cell therapy and immune support related products that it believes will change the course of traditional medicine around the world forever. The Company’s revenue comes directly from the training and the seminars, from the resale of these kits, products, and equipment, services, and from the reoccurring application of the Company’s process using the kits and solutions it provides.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Global Stem Cells Group Inc. (since August 18, 2021) and Cellular Hope Institute, wholly-owned subsidiary of Global Stem Cells Group Inc. These condensed consolidated financial statements have been prepared and, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the consolidated financial position and the consolidated statements of income and consolidated cash flows for the periods presented in conformity with generally accepted accounting principles for interim consolidated financial information and the instructions to Form 10-Q and Article 8 of Regulation S-X, Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America. Operating results for the nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2023. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 14, 2023, which can be found at www.sec.gov. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates in Financial Statement Presentation

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates included in these financial statements are associated with accounting for the goodwill, derivative liability, valuation of preferred stock, and for the valuation of assets and liabilities in business combination.

Reclassifications

Certain amounts for the prior year have been revised or reclassified to conform to the current year presentation. No change in net loss resulted from these reclassifications.

Cash and Cash Equivalents

The Company considers all highly liquid accounts with original maturities of three months or less to be cash equivalents. At September 30, 2023 and December 31, 2022, all of the Company’s cash was deposited in major banking institutions. There were no cash equivalents as of September 30, 2023 and December 31, 2022. Our cash balances at financial institutions may exceed the Federal Deposit Insurance Company’s (FDIC) insured limit of $250,000 from time to time.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The allowance for doubtful accounts was $0 and $0 as of September 30, 2023 and December 31, 2022, respectively.

Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized, but are tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment was recognized for the nine months ended September 30, 2023 and the year ended December 31, 2022.

Lease Accounting

The Company leases office space and clinical space under a lease arrangement. These properties are generally leased under non-cancelable agreements that contain lease terms in excess of twelve months on the date of entry as well as renewal options for additional periods. The agreements, which have been classified as operating leases, generally provide for base minimum rental payment, as well non-lease components including insurance, taxes, maintenance, and other common area costs.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short-term leases with an original term of twelve months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any prepayments to the lessor and initial direct costs such as brokerage commissions, less any lease incentives received. All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using the rate implicit in the contract if available or an estimate of our incremental borrowing rate for a collateralized loan with the same term as the underlying lease. The discount rates used for the initial measurement of lease liabilities as of the date of entry were based on the original lease terms.

Lease payments included in the measurement of lease liabilities consist of (i) fixed lease payments for the non-cancelable lease term, (ii) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (iii) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. Certain real estate lease agreements require payments for non-lease costs such as utilities and common area maintenance. The Company has elected an accounting policy to not separate implicit components of the contract that may be considered non-lease related.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. The lease payments are allocated between a reduction of the lease liability and interest expense. Depreciation of the right-of-use asset for operating leases reflects the use of the asset on straight-line basis over the expected term of the lease.

Goodwill

We test our reporting unit for impairment annually at year end or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the carrying amount of a reporting unit exceeds its estimated fair value, we record an impairment loss based on the difference between fair value and carrying amount of the reporting unit, not to exceed to the associated carrying amount of goodwill. (see Note 11 for detail of goodwill).

Derivative Instruments

The derivative instruments are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and is then re-valued at each reporting date, with changes in fair value recognized in operations for each reporting period. The Company uses the Monte Carlo option pricing model to value the derivative instruments.

Revenue Recognition

The Company recognizes revenue from the sale of products under ASC 606 by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or services are provided. Revenue is measured based on the consideration the Company receives in exchange for those products.

Income Taxes

The Company uses the liability method to record income tax activity. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities, given the provisions of currently enacted tax laws.

The accounting for uncertainty in income taxes recognized in an enterprise’s financial statements uses the threshold of more-likely-than-not to be sustained upon examination for inclusion or exclusion. Measurement of the tax uncertainty occurs if the recognition threshold has been met.

Net Earnings (Losses) Per Common Share

The Company accounts for net loss per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. The effect of common stock equivalents is anti-dilutive with respect to losses and therefore basic and dilutive is the same.

Diluted net loss per share is calculated by including any potentially dilutive share issuances in the denominator. The following securities are excluded from the calculation of weighted average diluted shares at September 30, 2023 and December 31, 2022, respectively, because their inclusion would have been anti-dilutive.

	September 30,	December 31,
	2023	2022
Convertible notes outstanding	236,822	365,463
Convertible preferred stock outstanding	39,447,283	39,447,283
Shares underlying warrants outstanding	103,500,000	103,500,000
	143,184,105	143,312,746

Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and accrued expenses and advances from related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from financial instruments.

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1	Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3	Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

At September 30, 2023 and December 31, 2022, the carrying amounts of the Company’s financial instruments, including cash, account payables, and accrued expenses, approximate their respective fair value due to the short-term nature of these instruments.

At September 30, 2023 and December 31, 2022, the Company does not have any assets or liabilities except for derivative liabilities related to convertible notes payable required to be measured at fair value in accordance with FASB ASC Topic 820, Fair Value Measurement.

The following presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value as of September 30, 2023 and December 31, 2022:

	Level 1	Level 2	Level 3	Total
September 30, 2023
Derivative liability	-	-	3,055	3,055
Total	$-	$-	$3,055	$3,055

December 31, 2022
Derivative liability	-	-	6,944	6,944
Total	$-	$-	$6,944	$6,944

Comprehensive Income

The Company records comprehensive income as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income (loss) includes foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. As of September 30, 2023 and December 31, 2022, the Company had no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Stock Based Compensation

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The Company measures the fair value of the share-based compensation issued to non-employees at the grant date using the stock price observed in the trading market (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.

New Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates and, particularly, the risk of cessation of the London Interbank Offered Rate (“LIBOR”), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction-based and less susceptible to manipulation. The ASU provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform—Scope, which clarified the scope and application of the original guidance. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform—Deferral of the Sunset Date of Topic 848. This update extends the sunset provision of ASU 2020-04 to December 31, 2024. The Company has not yet adopted this ASU and is evaluating the effect of adopting this new accounting guidance.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For companies that qualified as Smaller Reporting Companies as defined by the SEC as of November 19, 2019, ASU 2016-13 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is evaluating the impact of the guidance on its financial statements.

Other accounting standards and amendments to existing accounting standards that have been issued and have future effective dates are not applicable or are not expected to have a significant impact on the Company’s consolidated financial statements

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, resulting in an accumulated deficit of $61,734,094 and a working capital deficit of $23,243,793 as of September 30, 2023 and future losses are anticipated. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations as a going concern is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company will require additional funding to finance the growth of its current and expected future operations as well to achieve its strategic objectives. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – REVENUE RECOGNITION

The Company recognizes revenue from the sales of products under ASC 606 by applying the following steps:

(1)	Identify the contract with a customer

(2)	Identify the performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to each performance obligation in the contract

(5)	Recognize revenue when each performance obligation is satisfied

The Company’s main source of revenue is comprised of the following:

●	Training-GSCG offers a Stem Cell & Exosomes Certification Program where physicians attending these training sessions will take advantage of a full review of stem cell biology, characterization and regenerative properties of cells and cell products, cytokines and growth factors and how they can be applied in a clinic setting. The physicians will pay for the training sessions upfront and receives all the material and certificate upon completion of seminar. Completion of the seminar is when control is transferred and when revenue is recognized.

●	Products-Physicians can order SVF Kits through GSCG, which includes EC Certificate from Institute for Testing and Certificating, Inc. SVT Kits are paid for upfront and shipped from a third party directly to physicians. Transfer of control is when the product is shipped, which is when revenue is recognized.

●	Equipment- Physicians can order equipment through GSCG, which includes a warranty from manufacture of equipment. Equipment is paid for upfront and shipped from manufacture directly to physicians. Transfer of control is when the equipment is shipped which is when revenue is recognized.

●	Patient procedures are the treatments GSCG is offering at its Cancun clinic. The transfer of control is when the procedures are completed, which is when revenue is recognized.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or as services are rendered. Revenue is measured based on the consideration the Company receives in exchange for those products.

The following table presents the Company’s revenue by product category for the nine months ended September 30, 2023 and 2022:

	For the Nine Months Ended September 30,
	2023	2022
Training	$462,277	$199,672
Product supplies	981,756	552,634
Equipment	155,480	211,664
Patient procedures	194,872	-
Total revenue	$1,794,385	$963,967

Listed below are the revenues, cost of revenues, gross profits, assets and net loss by Company:

	For the Nine Months Ended
	September 30, 2023
	Global Stem Cells Group	Meso Numismatics	Total
Revenue	$1,794,385	$-	$1,794,385
Cost of revenue	553,467	-	553,467
Gross profit	$1,240,919	$-	$1,240,919
Gross Profit %	69.16%	0.00%	69.16%

Assets	$937,265	$2,377,513	$3,314,778
Net loss	$(253,826)	$(9,303,803)	$(9,557,629)

COVID-19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”.

The significant outbreak of COVID-19 resulted in a widespread health crisis that adversely affected the economies and financial markets in which we operate. Restrictions in international travel along with in person meetings limited our training of new customers along with selling them products and equipment which adversely affecting our results of operations and financial condition during 2021 and the first six months of 2022.

During the fourth quarter of 2022 and into 2023 we started recovering from the COVID-19 pandemic with restrictions in international travel removed along with the opening of the Cancun facility in the second half of 2022, which provided a facility for physicians to come for training and preform patient procedures.

The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to collect accounts receivable and the ability of the Company to continue to provide high-quality services and equipment. The Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or a revision of the carrying value of its assets or liabilities at the date of issuance of these financial statements. These estimates may change as new events occur and additional information is obtained.

NOTE 4 – NOTES PAYABLE

Convertible Notes Payable

On November 25, 2019, Meso Numismatics, Inc. pursuant to the certificate of designation of the Series BB Preferred Stock, elected to exchange the preferred shares for other indebtedness calculated at a price per share equal to $1.20. Upon the Company’s mailing of the Exchange Agreement, the shareholder had the option, within 30 days of such mailing date and subject to the execution of this Agreement to receive the Indebtedness in the form of a convertible note. If the shareholder did not give the Meso Numismatics, Inc. notice the Indebtedness shall automatically was issued in the form of a promissory note. The convertible note agreements bear no interest and have a four (4) year maturity date. The notes may be repaid in whole or in part at any time prior to maturity. There are no shares of common stock issuable upon the execution of the promissory notes. The notes are convertible, at the investors’ sole discretion, into shares of common stock at conversion price equal to the lowest bid price of the Common Stock as reported on the National Quotations Bureau OTC Markets exchange for the three prior trading days including the day upon which a Notice of Conversion is received by the Company. As of December 31, 2019, 81,043 Preferred Series BB shares were exchange for an aggregate of $97,252 convertible notes. During the periods ending September 30, 2023 and December 31, 2022, the Company made payments of $9,850 and $15,000, respectively, on the outstanding convertible notes.

The balance of the convertible notes as of September 30, 2023 and December 31, 2022 is as follows:

	September 30,	December 31,
	2023	2022
Convertible notes payable	$44,939	$57,252
Less: Discount	(12,154)	(19,833)
Convertible notes payable, net	$32,785	$37,419

During the periods ending September 30, 2023 and December 31, 2022, the Company incurred $7,679 and $18,437, respectively, of debt discount amortization expense and made payments of $9,850 and $15,000, respectively, on the outstanding convertible notes. As of September 30, 2023 and December 31, 2022, the Company had no accrued interest.

Promissory Notes Payable

During 2015, the Company entered into line of credit with Digital Arts Media Network treated as a promissory note. The promissory note bear interest at ten (10%) and have a one (1) year maturity date. The notes may be repaid in whole or in part at any time prior to maturity. There are no shares of common stock issuable upon the execution of the promissory notes. As of September 30, 2023 and December 31, 2022, the principal balance of the outstanding loan was $130,025 and $130,025, respectively, and accrued interest of $102,325 and $92,600, respectively.

On November 25, 2019, Meso Numismatics, Inc. pursuant to the certificate of designation of the Series BB, Preferred Stock elected to exchange the preferred shares for other indebtedness calculated at a price per share equal to $1.20. Upon the Company’s mailing of the Exchange Agreement, the shareholder shall have the option, within 30 days of such mailing date and subject to the execution of this Agreement to receive the Indebtedness in the form of a convertible note. Should the shareholder not give the Meso Numismatics, Inc. notice the Indebtedness shall automatically be issued in the form of a promissory note. The promissory note agreements bear no interest and have a four (4) year maturity date with a 20% premium to be paid upon maturity. The notes may be repaid in whole or in part at any time prior to maturity. As of December 31, 2019, 276,723 Preferred Series BB shares were exchange for an aggregate of $332,068 promissory notes. As of September 30, 2023 and December 31, 2022, the aggregate loan balances outstanding was $398,482 and $398,482, respectively, and unamortized discount of $10,062 and $16,083, respectively.

On December 3, 2019, Melvin Pereira, the prior CEO, converted 18,500 shares of the 25,000 shares of Series BB preferred stock to acquire one hundred (100%) percent of Meso’s common stock into 250,999 shares of the Company’s common stock and elected to exchange the remaining 6,500 shares of Series BB preferred stock for a promissory note of $7,800, which is shown as a related party note payable on the balance sheet on September 30, 2023 and December 31, 2022.

At December 7, 2020 the Company exchanged $5,379,624 of principal, default penalty and accrued but unpaid interest on convertible notes for $5,379,624 promissory notes and cashless warrants to purchase 15,000,000 shares of our common stock with three separate lenders. The new notes have a maturity date of November 23, 2023 and an aggregate principal amount of $5,379,624 shall bear interest at a fifteen (15%) percentage compounded annual interest rate and, as an incentive; we have issued cashless warrants to purchase 15,000,000 shares of our common stock at an exercise price of $0.03 per share in connection with the restructuring. The Company recorded the fair value of the 15,000,000 warrants issued with debt at approximately $262,376 at December 31, 2020 as a discount. Lender is granted security interest and lien in all rights, title and interest in the assets and property of the as collateral. As of September 30, 2023 and December 31, 2022, the aggregate loan balances outstanding was $5,379,624 and $5,379,624, respectively, and unamortized discount of $20,427 and $81,700, respectively.

On December 9, 2020, the Company entered into a Promissory Debentures with a lender in the amount of $110,000 which bear compounded annual interest at fifteen (15%) percent and have a two (2) year maturity date and cashless warrants to purchase 1,000,000 shares of our common stock. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $100,000, net of discount in the amount of $10,000 to the Company. The Company recorded the fair value of the 1,000,000 warrants issued with debt at approximately $17,491 at December 31, 2020 as a discount.  As of September 30, 2023 and December 31, 2022, the outstanding loan balance was $110,000 and $110,000, respectively, and unamortized discount of $2,009 and $8,611, respectively.

On January 6, 2021, the Company entered into a Promissory Debentures with a lender in the amount of $1,000,000 which bear interest at fifteen (15%) percent and have a one (1) year maturity date and cashless warrants to purchase 10,000,000 shares of our common stock, at exercise prices of $0.03 per share. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $900,000, net of discount in the amount of $100,000 to the Company. The Company recorded the fair value of the 10,000,000 warrants issued with debt at approximately $237,811 at the date of issuance as a discount. As of September 30, 2023 and December 31, 2022, the outstanding loan balance was $1,000,000 and $1,000,000, respectively, and unamortized discount of $0.00 and $0.00, respectively. This loan is currently in default.

On June 22, 2021, the Company entered into a Promissory Debentures with a lender in the amount of $11,600,000 which bear interest at twelve (12%) percent and have a three (3) year maturity date and cashless warrants to purchase 70,000,000 shares of our common stock, at exercise prices of $0.10 per share. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $10,500,000, net of discount in the amount of $1,100,000 to the Company. The Company recorded the fair value of the 70,000,000 warrants issued with debt at approximately $5,465,726 at the date the warrants were issued as a discount. Lender is granted senior security interest and lien in all rights, title and interest in the assets and property of the Company as collateral. As of September 30, 2023 and December 31, 2022, the outstanding loan balance was $11,600,000 and $11,600,000, respectively, and unamortized discount of $2,622,545 and $4,707,853, respectively.

On August 18, 2021, through a Stock Purchase Agreement in which 100% of the outstanding shares of Global Stem Cell Group, Inc. the Company acquired a 2018 Jaguar F-Pace which was acquired from Benito Novas for $45,000 on January 8, 2019 and assumed the related auto loan, with an original loan amount of $20,991 at 8.99% interest for 48 months and monthly payments of $504.94. As of September 30, 2023 and December 31, 2022, the principal balance of the outstanding auto loan was $0.00 and $0.00, respectively.

On August 18, 2021, through a Stock Purchase Agreement in which 100% of the outstanding shares of Global Stem Cell Group, Inc. the Company assumed the November 17, 2020, agreement with an Investor for proceeds in the amount of $400,000 treated as a promissory. In exchange for the gross proceeds, the Investor shall receive the right to a perpetual 7.75% (payment percentage) of the revenues of Global Stem Cell Group. The payments of the payment percentage shall be calculated by multiplying the gross quarterly revenues appearing in the financial statements by the payment percentage and treated as accrued interest. Payments shall be made ninety (90) days from the end of each respective fiscal quarter with the first payment to be made on the quarter ending December 31, 2020. Payments may be accrued and deferred if payment would deplete cash, cash equivalent and/or short-term investment balances on each respective fiscal quarter by more than twenty (20%) percent. As of September 30, 2023 and December 31, 2022, the principal balance of the outstanding loan was $400,000 and $400,000, respectively, and accrued interest totals $344,844 and $205,779, respectively. This debt instrument is currently in default due to the non-payment of interest.

On September 20, 2021, the Company entered into a Promissory Debentures with a lender in the amount of $1,100,000 which bear interest at twelve (12%) percent and have a three (3) year maturity date and cashless warrants to purchase 7,500,000 shares of our common stock, at exercise prices of $0.085 per share. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $1,000,000, net of discount in the amount of $100,000 to the Company. The Company recorded the fair value of the 7,500,000 warrants issued with debt at approximately $360,607 at the time of issuance as a discount. As of September 30, 2023 and December 31, 2022, the outstanding loan balance was $1,100,000 and $1,100,000, respectively, and unamortized discount of $223,639 and $350,416, respectively.

On December 30, 2021, the parties wished to modify the terms of the Promissory Debentures dated July 13, 2020 in the amount of $6,000 and accrued interest in the amount of $1,578 by issuing a new promissory note and extend the date of maturity. In consideration for the new terms, the Promissory Debenture dated December 30, 2021 shall include a five (5%) percent premium for a total of $7,958 which bear interest at twelve (12%) percent and have a seventeen (17) months maturity date. The notes may be repaid in whole or in part at any time prior to maturity. As of September 30, 2023 and December 31, 2022, the outstanding loan balance was $7,958 and $7,958, respectively, and unamortized discount of $0.00 and $139, respectively.

On December 30, 2021, the parties wished to modify the terms of the Promissory Debentures dated July 15, 2020 in the amount of $84,000 and accrued interest in the amount of $22,162 by issuing a new promissory note and extend the date of maturity. In consideration for the new terms, the Promissory Debenture dated December 30, 2021 shall include a five (5%) percent premium for a total of $111,470 which bear interest at twelve (12%) percent and have a seventeen (17) months maturity date. The notes may be repaid in whole or in part at any time prior to maturity. As of September 30, 2023 and December 31, 2022, the outstanding loan balance was $111,470 and $111,470, respectively, and unamortized discount of $0.00 and $1,950, respectively.

The balance of the promissory as of September 30, 2023 and December 31, 2022 is as follows:

	September 30,	December 31,
	2023	2022
Promissory notes payable	$20,229,759	$20,229,759
Promissory notes payable-related party	7,800	7,800
Less: Discount	(2,854,483)	(5,117,631)
Less: Deferred finance costs	(24,200)	(49,132)
Promissory notes payable, net	$17,358,876	$15,070,796

During the periods ending September 30, 2023 and December 31, 2022, the Company made $0 and $5,776 payments, respectively on the outstanding promissory notes, and recorded $2,423,092 and $2,898,155, respectively, of interest expense and $2,288,079 and $1,738,327, respectively, of debt discount amortization expense. As of September 30, 2023 and December 31, 2022, the Company had approximately $7,080,621 and $4,657,529, respectively, of accrued interest. As of September 30, 2023 and December 31, 2022, the principal balance of outstanding promissory notes payable was $20,237,559 and $20,237,559, respectively.

Derivatives Liabilities

The Company determined that the convertible notes outstanding as of September 30, 2023 contained an embedded derivative instrument as the conversion price was based on a variable that was not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40.

The Company determined the fair values of the embedded convertible notes derivatives and tainted convertible notes using the lattice valuation model with the following assumptions:

September 30,
2023
Common stock issuable	236,822
Market value of common stock on measurement date	$0.0129
Adjusted exercise price	$0.06
Risk free interest rate	5.20%
Instrument lives in years	1.25 Year
Expected volatility	64%
Expected dividend yields	None

At December 7, 2020, the Company exchanged $5,379,624 of principal, default penalty and accrued but unpaid interest on convertible notes for $5,379,624 promissory notes and cashless warrants to purchase 15,000,000 shares of our common stock which eliminated the derivative liability associated with this debt.

The balance of the fair value of the derivative liability as of September 30, 2023 and December 31, 2022 is as follows:

Balance at December 31, 2021	$20,442
Additions	-
Fair value loss	(10,856)
Conversions	(2,642)
Balance at December 31, 2022	6,944
Additions	-
Fair value gain	(2,541)
Conversions	(1,348)
Balance at September 30, 2023	$3,055

NOTE 5 – STOCKHOLDERS EQUITY

Common Shares

The Board of Directors and shareholders were required to increase the number of authorized shares of common stock from (a) 200,000,000 to 500,000,000 during June 2015, (b) 500,000,000 to 1,500,000,000 during July 2015, and (c) 1,500,000,000 to 6,500,000,000 during March 2016, to adhere to the Company’s contractual obligation to maintain the required reserve share amount for debtholders.

2022 Transactions

On March 23, 2022, the Company issued 76,278 shares of common stock for consulting services, which were valued in the amount of $10,000.

On May 5, 2022, the Company issued 89,485 shares of common stock for consulting services, which were valued in the amount of $10,000.

On November 30, 2022, the Company issued 193,050 shares of common stock for consulting services, which were valued in the amount of $10,000.

As of September 30, 2023 and December 31, 2022, the Company had 12,443,938 and 12,443,938 common shares issued and outstanding, respectively.

Warrants

During the year ended December 31, 2020, the Company issued warrants to purchase 16,000,000 shares of common stock, at an exercise price of $0.03 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 16,000,000 warrants issued with debt at approximately $279,867 at December 31, 2020 as a discount.

On January 6, 2021, the Company issued warrants to purchase 10,000,000 shares of common stock, at an exercise price of $0.033 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 10,000,000 warrants issued with debt at approximately $237,811 as a discount.

On June 22, 2021, the Company issued warrants to purchase 70,000,000 shares of common stock, at an exercise price of $0.100 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 70,000,000 warrants issued with debt at approximately $5,465,726 as a discount.

On September 20, 2021, the Company issued warrants to purchase 7,500,000 shares of common stock, at an exercise price of $0.085 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 7,500,000 warrants issued with debt at approximately $360,607 as a discount.

The following table summarizes the Company’s warrant transactions during the nine months ended September 30, 2023 and the year ended December 31, 2022:

	Number of Shares Underlying Warrants	Weighted Average Exercise Price
Outstanding at year ended December 31, 2021	103,500,000	$0.082
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding at year ended December 31, 2022	103,500,000	$0.082
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding at quarter ended September 30, 2023	103,500,000	$0.082

Warrants granted in the year ended December 31, 2020 were valued using the Black Scholes Merton Model with the risk-free interest rate of 0.20%, expected life 3 years, expected dividend rate of 0% and expected volatility ranging of 411.72%.

Warrants granted in the year ended December 31, 2021 were valued using the Black Scholes Merton Model with the risk-free interest rate within ranges between 0.20% to 0.45%, term of 3 years, dividend rate of 0% and historical volatility ranging between, 338.36% to 394.78%. The final value assigned to the warrants was determined using a relative fair value calculation between the amount of warrants and promissory notes.

Designation of Series AA Super Voting Preferred Stock

On June 30, 2014, the Company filed with the Secretary of State with Nevada an amendment to the Company’s Articles of Incorporation, authorizing the issuance of up to 11,000,000 shares of preferred stock, par value $0.001 per share.

On May 2, 2014, the Company filed with the Secretary of State with Nevada in the form of a Certificate of Designation that authorized the issuance of up to 1,000,000 shares of a new series of preferred stock, par value $0.001 per share, designated Series AA Super Voting Preferred Stock (“Series AA”), for which the board of directors established the rights, preferences and limitations thereof.

All of the Holders of the Series AA together, voting separately as a class, shall have an aggregate vote equal to 67% percent of the total vote on all matters submitted to the stockholders that each stockholder of the Corporation’s Common Stock is entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action and consideration.

The holders of the Series AA shall not be entitled to receive dividends paid on the Company’s common stock.

Upon liquidation, dissolution and winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series AA shall not be entitled to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the common shareholders.

The shares of the Series AA will not be convertible into the shares of the Company’s common stock.

On November 26, 2019, the Company filed with the Secretary of State with Nevada an amendment to the Company’s Articles of Incorporation, authorizing the increase to 1,050,000 shares of the Series AA.

On June 26, 2020, Meso Numismatics, Inc. completed the repurchase of 1,000,000 shares of its Series AA Super Voting Preferred Stock for an aggregate total purchase price equal to $160,000, representing all of the Series AA shares held by E-Network de Costa Rica S.A. and S&M Chuah Enterprises Ltd., respectively.

On June 26, 2020, due to Mr. Pereira’s resignation, Meso Numismatics, Inc.’s Board of Directors appointed Mr. David Christensen, current Director and President of the Company, to serve as Chief Executive Officer, Chief Financial Officer and Secretary, effective June 27, 2020 and granted 50,000 shares of Series AA to Mr. David Christensen.

The $166,795 value of the 50,000 shares of Series AA to Mr. David Christensen is based on the 10,000 votes per preferred share to one vote per common share. Valuation based on definition of control premium is defined as the price to which a willing buyer and willing seller would agree in any arms-length transaction to acquire control of the Company. The premium paid above the market value of the company is real economic benefit to controlling the Company. Historically, the average control premium applied in M&A transactions averages approximately 30%, which represents the value of control.

On August 18, 2021, Meso Numismatics, Inc., completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and paid the purchase price of a total of 1,000,000 shares of Series AA Preferred Stock in the Company, 8,974 shares of Series DD Preferred Stock in the Company and $225,000 USD (the final payment of $50,000 was made on July 2, 2021).

The Series AA Preferred shares issued on August 18, 2021, were valued based upon industry specific control premiums and the Company’s market cap at the time of the transaction. The $963,866 value of the 1,000,000 shares of Series AA issued to Benito Novas was valued based on a calculation by a third-party independent valuation specialist.

As of September 30, 2023 and December 31, 2022, the Company has 1,050,000 and 1,050,000 preferred shares of Series AA Preferred Stock issued and outstanding, respectively. During the period of these financial statements, no dividend was declared or paid on the Series AA preferred shares.

Designation of Series BB Preferred Stock

On March 29, 2017, the Company filed with the Secretary of State with Nevada in the form of a Certificate of Designation that authorized the issuance of up to 1,000,000 shares of a new series of preferred stock, par value $0.001 per share, designated Series BB Preferred Stock (the “Series BB”), for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series BB shall be entitled to convert on a 1 for 1 basis into shares of the Company’s common stock any or all of their shares of Series BB after a minimum of six (6) months have elapsed from the issuance of the preferred stock to the holder. The Series BB has no voting rights until the Holder redeems the preferred stock into the Company’s common stock. The Series BB shall not be adjusted by the Corporation.

The holders of the Series BB shall not be entitled to receive dividends paid on the Company’s common stock.

The Series BB has a liquidation value of $1.00. Upon liquidation, dissolution and winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series BB shall be entitled to share equally and ratably in proportion to the preferred stock owned by the holder to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the common shareholders.

As of December 31, 2019, 81,043 Preferred Series BB shares were exchanged for an aggregate of $97,252 convertible notes and 276,723 Preferred Series BB shares were exchanged for an aggregate of $332,068 promissory notes of which 78,620 were returned and cancelled and 279,146 were still outstanding at December 31, 2020. During the three months ended March 31, 2021, the remaining 279,146 were returned and cancelled.

As of September 30, 2023 and December 31, 2022, the Company had no preferred shares of Series BB issued and outstanding

Designation of Series DD Convertible Preferred Stock

On November 26, 2019, the Company filed with the Secretary of State with Nevada an amendment to the Company’s Articles of Incorporation, authorizing 10,000 shares of a new series of preferred stock, par value $0.001 per share, designated Series DD Convertible Preferred Stock (the “Series DD”), for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series DD shall be entitled to its shares of Series DD into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by 3.17 conversion price.

The holders of the Series DD shall not be entitled to receive dividends paid on the Company’s common stock.

The holders of the Series DD shall not be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

On August 18, 2021, Meso Numismatics, Inc., completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and paid the purchase price of a total of 1,000,000 shares of Series AA Preferred Stock in the Company, 8,974 shares of Series DD Preferred Stock in the Company and $225,000 USD (the final payment of $50,000 was made on July 2, 2021).

The $5,038,576 value of the 8,974 shares of Series DD to Benito Novas is based on converting into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by 3.17 conversion price. The $5,038,576 value of the 8,974 shares of Series DD represents the fair value of the consideration paid allocated to the assets and liabilities acquired from Global Stem Cells Group Inc.

In consideration of mutual covenants set forth in the Professional Service Consulting Agreement, Dave Christensen, current Director, President, Chief Executive Officer, Chief Financial Officer and Secretary, shall be compensated monthly based on annual rate of $90,000, starting January 1, 2022. Additionally, the agreement includes an issuance of 896 shares of Series DD Preferred Stock of the Company. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 were issued February 18, 2022.

The $503,072 value of the 896 shares of Series DD is based on converting into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by 3.17 conversion price. The $251,536 value of the 448 shares of Series DD was recorded as stock payable at December 31, 2021 and issued on February 18, 2022. The full amount of $503,552 was expensed at the date of grant, as a matter of accounting policy.

As of September 30, 2023 and December 31, 2022, the Company had 9,870 and 9,870 preferred shares of Series DD issued and outstanding, respectively. During the period of these financial statements, no dividend was declared or paid on the Series DD preferred shares.

NOTE 6 – RELATED PARTY TRANSACTIONS

In consideration of mutual covenants set forth in the Professional Service Consulting Agreement, Dave Christensen, current Director, President, Chief Executive Officer, Chief Financial Officer and Secretary, shall be compensated monthly based on an annual rate of $90,000 starting January 1, 2022. Additionally, the agreement includes an issuance of 896 shares of Series DD Preferred Stock of the Company. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 were issued on February 18, 2022. Amounts paid to Enterprise Technology Consulting, a Company 100% owned by Dave Christensen, CEO, for consulting services during the nine months ended September 30, 2023 and the year ended December 31, 2022 were $67,500 and $90,000, respectively.

On August 18, 2021, through a Stock Purchase Agreement in which 100% of the outstanding shares of Global Stem Cell Group, Inc. the Company acquired a 2018 Jaguar F-Pace which was acquired from Benito Novas for $45,000 on January 8, 2019 and assumed the related auto loan, with an original loan amount of $20,991 at 8.99% interest for 48 months and monthly payments of $504.94. As of September 30, 2023 and December 31, 2022, the principal balance of the outstanding auto loan was $0.00.

Benito Novas’ brother, sister and nephew provide marketing/administrative and training/R&D services to Global Stem Cells Group and were paid $179,219 in the aggregate as consultants during the nine months ended September 30, 2023, and $200,390 in the aggregate for the year ended December 31, 2022.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Pursuant to an Agreement between Global Stem Cell Group and a lender dated November 17, 2020, in the event that any of Global Stem Cell Group, and/or the Entities and /or Parent (individually the “Company” and collectively the “Companies”) dispose of any Assets to any party or third party or parties (an “Asset Disposition”), then Global Stem Cell Group shall undertake to cause such party, third party or parties to acquire the perpetual right of a percentage of Global revenues from the Investor. The consideration for the Right shall be equal to the fair value (“FV”) of the Assets at the time of the Asset Disposition (the “Asset Disposition Payment”). The Asset Disposition Payment shall not exceed 27.5% (twenty-seven and a half percent) of the fair market value of the Assets.

During the period ending December 31, 2021, Global Stem Cell Group, Inc. entered into the Cancun lease with HELLIMEX, S.A. DE CV beginning January 16 2022 and ending on January 15, 2024. The property is located in the Tulum Trade Center, consisting of 1,647 square feet with a monthly rent of $2,714 and security deposit of $5,588. During the nine months ended September 30, 2023 and the year ended December 31, 2022 the Company paid $41,164 and $44,097, respectively in rent expense.

NOTE 8 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	September 30, 2023	December 31, 2022
Computer, equipment and vehicles (5 year useful life)	$166,774	$149,196
Leasehold improvements (2 year useful life)	217,224	133,208
Less: accumulated depreciation	(236,150)	(96,135)
Total property and equipment, net	$147,848	$186,269

Depreciation expense for the nine months ended September 30, 2023 and the year ended December 31, 2022 was $140,015 and $55,199, respectively.

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Further testing of specific assets or grouping of assets is required when undiscounted future cash flows associated with the assets is less than their carrying amounts. An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows. We recorded no impairment of long-lived assets for the nine months ended September 30, 2023 and the year ended December 31, 2022.

NOTE 9 – INTELLECTUAL PROPERTY

A third party independent valuation specialist was asked to determine the value of Global Stem Cell Group, Inc., tangible and intangible assets assuming the offering price was at fair value. In order to perform the purchase price allocation, the tangible and intangible assets were valued as of August 18, 2021.

The Fair Value of the intangible assets as of the Valuation Date is reasonably represented as:

	September 30, 2023	December 31, 2022
Tradename - Trademarks	$87,700	$87,700
Intellectual Property / Licenses	363,000	363,000
Customer Base	37,000	37,000
Intangible assets	487,700	487,700
Less: accumulated amortization	(206,771)	(133,616)
Total intangible assets, net	$280,929	$354,084

Amortization is computed on straight-line method based on estimated useful lives of 5 years. During the nine months ended September 30, 2023 and the year ended December 31, 2022, the Company recorded amortization expense of the intellectual property of $73,155 and $97,540, respectively.

NOTE 10 – OPERATING LEASES

During the period ending December 31, 2021, Global Stem Cell Group, Inc. entered into the Cancun lease with HELLIMEX, S.A. DE CV beginning January 16, 2022 and ending on January 15, 2024. The property is located in the Tulum Trade Center, consisting of 1,647 square feet with a monthly rent of $2,714 and a security deposit of $5,588.

In January 2022, the Company began the buildout of the clinic and began to order equipment. The Cancun facility was inaugurated in May 2022 and is accredited both by the Mexican General Health Council and Cofepris (Mexican FDA).

The following table summarizes the Company’s undiscounted cash payment obligations for its non-cancelable lease liabilities through the end of the expected term of the lease:

2023	$8,142
2024	2,714
2025	—
2026	—
2027	—
Total undiscounted cash payments	10,856
Less interest	(103)
Present value of payments	$10,753

NOTE 11 – GOODWILL

On August 18, 2021, through a Stock Purchase Agreement, we acquired 100% of the outstanding shares of Global Stem Cell Group, Inc. for $225,000 in cash, the issuance of 1,000,000 shares of preferred series AA stock and the issuance of 8,974 shares of preferred series DD stock.

The preliminary purchase price for the merger was determined to be $6.229 million, which consists of (i) 1 million shares of Series AA preferred stock valued at approximately $964,000, (ii) 8,974 shares of Series DD preferred stock valued at approximately $5.04 million and (iii) $225,000 in cash of which $175,000 was advanced prior to closing of the transaction.

Under the acquisition method, the purchase price must be allocated to the reporting units net assets acquired, inclusive of intangible assets, with any excess fair value recorded to goodwill. The goodwill, which is not deductible for tax purposes, is attributable to the assembled workforce of Global Stem Cells Group, planned growth in new markets, and synergies expected to be achieved from the combined operations of Meso Numismatics, Inc. and Global Stem Cells Group.

The following table summarizes the Company's carrying amount of goodwill during the nine months ended September 30, 2023 and the year ended December 31, 2022:

Goodwill
Balance at December 31, 2021	$5,805,438
Acquisition	-
Impairment	-
Balance at December 31, 2022	$5,805,438
Acquisition	-
Impairment	(4,125,460)
Balance at September 30, 2023	$1,679,978

During each fiscal year, we periodically assess whether any indicators of impairment exist which would require us to perform an interim impairment review. As of each interim period end during each fiscal year, we concluded that a triggering event had not occurred that would more likely than not reduce the fair value of our reporting unit below their carrying values. We performed our annual test of goodwill for impairment as of December 31, 2022.

The Company has recognized impairment of $4,125,460 and Goodwill balance as of September 30, 2023 is $1,679,978.

NOTE 12 – DISCONTINUED OPERATIONS

On October 28, 2022, we entered into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp., a Florida corporation.  In exchange, Mr. Pereira has agreed to assume all of the liabilities of Meso Numismatics, provide whatever financial and other materials needed by us to prepare and complete our financial statements for reporting purposes, and to not disparage our company. The Company reclassified the results of operations of the coins, paper currency, bullion and medals business resulting in a gain on discontinued operations of $84 for the six months ended June 30, 2022.

As a result of this transaction, we are no longer engaged in the sale of coins, paper currency, bullion and medals and we have moved into what we believe is a more lucrative opportunity for our company,  the operations of Global Stem Cell Group.

The following table presents the loss from discontinued operations for the nine months ended September 30, 2022:

Revenue	$24,991
Cost of revenue	23,024
Gross profit	1,967

Operating expenses
Advertising and marketing	117
Depreciation and amortization expense	600
General and administrative	1,599
Total operating expenses	2,316
Gain from discontinued operations	$(350)

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, we have analyzed events and transactions that occurred subsequent to September 30, 2023 through the date these financial statements were issued and have determined that we do not have any other material subsequent events to disclose or recognize in these financial statement.

MESO NUMISMATICS, INC.

COSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Director and
Stockholders of Meso Numismatics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Meso Numismatics, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two years ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of approximately $52,200,000 and a loss from continuing operations of $5.5 million, that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ L J Soldinger Associates, LLC

We have served as the Company’s auditor since 2021.

Deer Park, Illinois

April 14, 2023

PCAOB Audit ID #318

MESO NUMISMATICS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2022	2021
ASSETS

Current assets
Cash and cash equivalents	$1,645,185	$2,978,525
Accounts receivable	49,766	17,256
Prepaid expenses	-	24,245
Total current assets	1,694,951	3,020,027
Property and equipment, net	186,269	22,909
Other assets	5,568	5,568
Intangible assets, net	354,084	451,624
Right of use asset, net	33,963	-
Goodwill	5,805,438	5,805,438
Total assets	$8,080,273	$9,305,566

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$245,463	$181,442
Liabilities held for sale	-	69,314
Accrued interest	4,657,530	2,129,395
Customer advances	10,450	18,215
Stock payable-related party	-	251,536
Stock payable	-	20,000
Derivative liability	6,944	20,442
Lease liability	32,568	-
Notes payable, net	7,046,666	1,527,711
Total current liabilities	11,999,621	4,218,055

Long term liabilities
Lease liability, net of current portion	1,395	-
Convertible notes payable, net of current portion	37,419	33,982
Notes payable-related parties	7,800	7,800
Notes payable, net of current portion	8,016,330	11,802,736
Total liabilities	$20,062,565	$16,062,573

Stockholders’ deficit
Preferred stock, $0.001 par value per share 1,050,000 shares authorized as Series AA; 1,050,000 shares issued and outstanding for the years ended December 31, 2022 and December 31, 2021, respectively	1,050	1,050
Preferred stock, $0.001 par value per share; 10,000 shares authorized as Series DD; 9,870 and 9,422 shares issued and outstanding for the years ended December 31, 2022 and December 31, 2021, respectively	10	10
Common stock, $0.001 par value per share; 6,500,000,000 shares authorized; 14,046,252 and 13,687,439 shares issued and issuable and 12,443,938 and 12,085,125 shares outstanding for the years ended December 31, 2022 and December 31, 2021, respectively	12,444	12,086
Additional paid in capital	40,180,669	39,899,491
Accumulated deficit	(52,176,465)	(46,669,643)
Total stockholders’ deficit	(11,982,292)	(6,757,007)
Total liabilities and stockholders’ deficit	$8,080,273	$9,305,566

The accompanying notes are an integral part of these audited consolidated financial statements.

MESO NUMISMATICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Revenue	$1,530,223	$437,887
Cost of revenue	653,256	287,750
Gross profit	876,967	150,137

Operating expenses
Advertising and marketing	317,796	133,451
Professional fees	886,651	966,974
Officer compensation	90,000	563,072
Depreciation and amortization expense	152,739	40,058
Investor relations	190,382	100,496
General and administrative-related party	-	8,116,269
General and administrative	424,258	149,374
Total operating expenses	2,061,826	10,069,694

Other income (expense)
Interest expense	(4,403,774)	(2,724,351)
Gain on derivative financial instruments	13,498	3,744
Settlement of lawsuit	-	(231,109)
Loss from continuing operations	(5,575,135)	(12,871,273)

Discontinued operations:
Gain (loss) on sale of discontinued operations	68,313	(13,207)
Income (loss) from discontinued operations	68,313	(13,207)
Net loss	$(5,506,822)	$(12,884,480)
Basic and diluted earnings (loss)per share from:
Continuing operations	$(0.46)	$(1.12)
Discontinued operations	0.01	-
Net loss per common share, basic and diluted	$(0.45)	$(1.12)

Weighted average number of common shares outstanding, basic and diluted	12,219,502	11,482,399

The accompanying notes are an integral part of these audited consolidated financial statements.

MESO NUMISMATICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2022

	Series AA Preferred Stock		Series DD Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2021	1,050,000	$1,050	9,422	$10	12,085,125	$12,086	$39,899,491	$(46,669,643)	$(6,757,007)
Issuance of common stock for services	-	-	-	-	358,813	358	29,642	-	30,000
Issuance of preferred series DD for services-related party	-	-	448	-	-	-	251,536	-	251,536
Net loss	-	-	-		-	-	-	(5,506,822)	(5,506,822)
Balance, December 31, 2022	1,050,000	$1,050	9,870	$10	12,443,938	$12,444	$40,180,669	$(52,176,465)	$(11,982,292)

The accompanying notes are an integral part of these audited consolidated financial statements

MESO NUMISMATICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2021

	Series CC Preferred Stock		Series AA Preferred Stock		Series BB Preferred Stock		Series DD Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2020	1,000	$83,731	50,000	$50	279,146	$279	-	$-	10,869,596	$10,870	$27,364,393	$(33,785,163)	$(6,409,571)
Settlement of lawsuit	-	-	-	-	-	-	-	-	1,092,866	1,093	212,016	-	213,109
Issuance of common stock for services	-	-	-	-	-	-	-	-	122,663	123	29,877	-	30,000
Issuance of preferred series DD for services-related party	-	-	-	-	-	-	448	1	-	-	251,535	-	251,536
Cancellation of preferred series BB	-	-	-	-	(279,146)	(279)	-	-	-	-	279	-	-
Cancellation of preferred series CC-related party	(1,000)	(83,731)	-	-	-	-	-	-	-	-	-	-	-
Issuance of preferred series AA for acquisition of Global Stem Cell Group, Inc.	-	-	1,000,000	1,000	-	-	-	-	-	-	962,866	-	963,866
Issuance of preferred series DD for acquisition of Global Stem Cell Group, Inc.	-	-	-	-	-	-	8,974	9	-	-	5,038,567	-	5,038,576
Imputed interest on debt	-	-	-	-	-	-	-	-	-	-	(24,186)	-	(24,186)
Fair value of warrants	-	-	-	-	-	-	-	-	-	-	6,064,144	-	6,064,144
Net income (Loss)	-	-	-	-	-	-	-		-	-	-	(12,884,480)	(12,884,480)
Balance, December 31, 2021	-	$-	1,050,000	$1,050	-	$-	9,422	$10	12,085,125	$12,086	$39,899,491	$(46,669,643)	$(6,757,007)

The accompanying notes are an integral part of these audited consolidated financial statements

MESO NUMISMATICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(5,575,135)	$(12,871,273)
Non-cash adjustments to reconcile net loss to net cash:
Amortization of debt discount	1,756,764	893,959
Depreciation and amortization expense	152,739	40,858
Gain from changes in derivative liability fair values	(13,498)	(3,744)
Common shares issued for services	10,000	30,000
Common shares issued for settlement of lawsuit	-	213,109
Preferred shares issued for services	-	251,536
Imputed interest on debt	-	34,237
Changes in operating assets and liabilities:
Accounts receivable	(32,510)	(3,250)
Prepaid expenses	-	(24,245)
Other assets	-	(5,568)
Accounts payable and accrued liabilities	2,517,791	1,307,388
Stock payable	-	271,536
Cash used for operating activities-continuing operations	(1,183,849)	(9,865,457)
Depreciation discontinued operations	1,400	-
Gain (loss) on discontinued operations	68,313	(13,207)
Cash provided (used) for operating activities-discontinued operations	69,713	(13,207)
CASH USED BY OPERATING ACTIVITIES	(1,114,136)	(9,878,664)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in business combination	-	666,467
Purchase of property and equipment	(198,428)	-
CASH PROVIDED/(USED) BY INVESTING ACTIVITIES	(198,428)	666,467
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	-	12,400,000
Loan to non-affiliate	-	(250,000)
Principle payment on debt	(20,776)	(1,812)
CASH PROVIDED BY FINANCING ACTIVITIES	(20,776)	12,148,188
Net increase (decrease) in cash	(1,333,340)	2,935,991
Cash, beginning of year	2,978,525	42,534

Cash, end of year	$1,645,185	$2,978,525

Cash paid for income taxes	$-	$-
Cash paid for interest	$283	$208

NON-CASH FINANCING ACTIVITIES:
Stock issued through stock payable	$271,536	$-
Right of use asset financed through payable	$62,903	$-
Warrants discount issued on debt	$-	$5,703,537
Cancellation of preferred series BB	$-	$279
Cancellation of preferred series CC	$-	$83,731
Issuance of preferred series AA for acquisition	$-	$963,866
Issuance of preferred series DD for acquisition	$-	$5,038,576
Discount issued on convertible debt	$-	$1,200,000

The accompanying notes are an integral part of these audited consolidated financial statements.

MESO NUMISMATICS, INC.

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

December 31, 2022

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Nature of Business

Meso Numismatics, Inc. (the “Company”) was originally organized under the laws of Washington State in 1999, as Spectrum Ventures, LLC to develop market and sell VOIP (Voice over Internet Protocol) services. In 2002, the Company changed its name to Nxtech Wireless Cable Systems, Inc. In August 2007, the Company changed its name to Oriens Travel & Hotel Management Corp. In November 2014, the Company changed its name to Pure Hospitality Solutions, Inc.

On November 16, 2016, the Company entered into an Agreement and Plan of Merger between the Company and Meso Numismatics Corp. (“Meso”). The acquisition of Meso is to support the Company’s overall mission of specializing in ventures related to Central America and the Latin countries of the Caribbean; not limited to tourism. Meso is a small but scalable numismatics operation that the Company can leverage for low cost revenues and product marketing.

Meso Numismatics, Inc. maintains an online store with eBay (www.mesocoins.com) and participates in live auctions with major companies such as Heritage Auctions, Stacks Bowers Auctions and Lyn Knight Auctions.

The acquisition was complete on August 4, 2017 following the Company issuance of 25,000 shares of Series BB preferred stock to Meso to acquire one hundred (100%) percent of Meso’s common stock. The Company accounted for the acquisition as common control, as Melvin Pereira, the CEO and principal shareholder of the Company controlled, operated and owned both companies. On November 16, 2016, the date of the Merger Agreement and June 30, 2017, the date of the Debt Settlement Agreement, Melvin Pereira, CEO of Pure Hospitality Solutions, owned 100% of the stock of Meso Numismatics, Inc. Pure Hospitality Solutions, Inc. and Meso Numismatics, Inc. first came under common control on June 30, 2017.

On September 4, 2017, the Company decided to suspend its booking operations, Oveedia, to focus on continuing to build its numismatic business, Meso Numismatics. Inc. The Company did, however, use its footprint within the Latin American region to expand Meso Numismatics, Inc. at a much quicker rate.

In September 2018, the Company changed its name to Meso Numismatics, Inc. and FINRA provided a market effective date and on September 26, 2018, the new ticker symbol MSSV became effective on October 16, 2018.

On July 2, 2018, the Board of Directors authorized and shareholders approved a 1-for-1,000 reverse stock split of its issued and outstanding shares of common stock held by the holders of record. The prior year financials have been changed to reflect the 1-for-1,000 reverse stock split.

On August 18, 2021, Meso Numismatics, Inc., completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and paid the purchase price of a total of 1,000,000 shares of Series AA Preferred Stock in the Company, 8,974 shares of Series DD Preferred Stock in the Company and $225,000 USD (the final payment of $50,000 was made on July 2, 2021).

Pursuant to the terms of the Fifth Post Closing Amendment along with the completion of the acquisition of Global Stem Cells Group Inc., the issuance of the 1,000 shares of the Company’s Series CC Convertible Preferred Stock to Lans Holdings Inc. was terminated and replaced with a cash payment as consideration. The Company paid Lans Holdings Inc., by delivery in escrow, an amount equal to USD $8,200,000, which Cash Payment was used by Lans Holdings Inc. for the repurchase of all of its shares of common stock from its common shareholders. The company paid on November 3, 2021 the USD $8,200,000 in cash to an escrow account set up by Lans Holdings Inc.. The $8.2 million was expensed in the income statement as General and Administrative Expense – Related Party for the year ending December 31, 2021.

On October 28, 2022, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp., a Florida corporation.  In exchange, Mr. Pereira has agreed to assume all of the liabilities of Meso Numismatics, provide whatever financial and other materials needed by us to prepare and complete our financial statements for reporting purposes, and to not disparage our company. The Company reclassified $66,255 of liabilities outstanding resulting in a gain on discontinued operations at December 31, 2022.

As a result of this transaction, we are no longer engaged in the sale of coins, paper currency, bullion and medals and we have moved into what we believe is a more lucrative opportunity for our company,  the operations of Global Stem Cell Group.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Global Stem Cells Group Inc. (since August 18, 2021) and Cellular Hope Institute, wholly-owned subsidiary of Global Stem Cells Group Inc. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates in Financial Statement Presentation

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates included in these financial statements are associated with accounting for the goodwill, derivative liability, valuation of preferred stock, and for the valuation of assets and liabilities in business combination.

Reclassifications

Certain amounts for the prior year have been revised or reclassified to conform to the current year presentation. No change in net loss resulted from these reclassifications.

Cash and Cash Equivalents

The Company considers all highly liquid accounts with original maturities of three months or less to be cash equivalents. At December 31, 2022 and December 31, 2021, all of the Company’s cash was deposited in major banking institutions. There were no cash equivalents as of December 31, 2022 and December 31, 2021. Our cash balances at financial institutions may exceed the Federal Deposit Insurance Company’s (FDIC) insured limit of $250,000 from time to time.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The allowance for doubtful accounts was $0 and $0 as of December 31, 2022 and December 31, 2021, respectively.

Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized, but are tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment was recognized for the year ended December 31, 2022.

Goodwill

We test our reporting unit for impairment annually at year end or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the carrying amount of a reporting unit exceeds its estimated fair value, we record an impairment loss based on the difference between fair value and carrying amount of the reporting unit, not to exceed to the associated carrying amount of goodwill. No impairment was recognized for the year ended December 31, 2022 and 2021.

Derivative Instruments

The derivative instruments are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and is then re-valued at each reporting date, with changes in fair value recognized in operations for each reporting period. The Company uses the Monte Carlo option pricing model to value the derivative instruments.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sale of products by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company’s main sources of revenue are comprised of the following:

●	Training-GSCG offers a Stem Cell & Exosomes Certification Program where physicians attending these training sessions will take advantage of a full review of stem cell biology, characterization and regenerative properties of cells and cell products, cytokines and growth factors and how they can be applied in a clinic setting. The physicians will pay for the training sessions upfront and receives all the material and certificate upon completion of seminar. Completion of the seminar is when control is transferred and when revenue is recognized.

●	Products-Physicians can order SVF Kits through GSCG which includes EC Certificate from Institute for Testing and Certificating, Inc. SVT Kits are paid for upfront and shipped from a third party directly to physicians. Transfer of control is when the product is shipped which is when revenue is recognized.

●	Equipment- Physicians can order equipment through GSCG which includes a warranty from manufacture of equipment. Equipment is paid for upfront and shipped from manufacture directly to physicians. Transfer of control is when the equipment is shipped which is when revenue is recognized.

●	Patient procedures are the treatments GSCG is offering at its Cancun clinic. The transfer of control is when the procedures are completed which is when revenue is recognized.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or services are provided. Revenue is measured based on the consideration the Company receives in exchange for those products.

Income Taxes

The Company uses the liability method to record income tax activity. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities, given the provisions of currently enacted tax laws.

The accounting for uncertainty in income taxes recognized in an enterprise’s financial statements uses the threshold of more-likely-than-not to be sustained upon examination for inclusion or exclusion. Measurement of the tax uncertainty occurs if the recognition threshold has been met.

Net Earnings (Losses) Per Common Share

The Company accounts for net loss per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. The effect of common stock equivalents is anti-dilutive with respect to losses and therefore basic and dilutive is the same.

Diluted net loss per share is calculated by including any potentially dilutive share issuances in the denominator. The following securities are excluded from the calculation of weighted average diluted shares at December 31, 2022 and 2021, respectively, because their inclusion would have been anti-dilutive.

	For the Years Ended December 31,
	2022	2021
Convertible notes outstanding	365,463	75,710
Convertible preferred stock outstanding	39,447,283	37,647,060
Shares underlying warrants outstanding	103,500,000	103,500,000
	143,312,746	141,222,770

Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and accrued expenses and advances from related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from financial instruments.

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1	Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3	Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

At December 31, 2022 and December 31, 2021, the carrying amounts of the Company’s financial instruments, including cash, account payables, and accrued expenses, approximate their respective fair value due to the short-term nature of these instruments.

At December 31, 2022 and December 31, 2021, the Company does not have any assets or liabilities except for derivative liabilities related to convertible notes payable required to be measured at fair value in accordance with FASB ASC Topic 820, Fair Value Measurement.

The following presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value as of December 31, 2022 and December 31, 2021:

	Level 1	Level 2	Level 3	Total
December 31, 2022
Derivative liability			6,944	6,944
Total	$-	$-	$6,944	$6,944

December 31, 2021
Derivative liability			20,442	20,422
Total	$-	$-	$20,422	$20,422

Comprehensive Income

The Company records comprehensive income as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income (loss) includes foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. As of December 31, 2022 and December 31, 2021, the Company had no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Stock Based Compensation

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The Company measures the fair value of the share-based compensation issued to non-employees at the grant date using the stock price observed in the trading market (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.

New Accounting Pronouncements

In March 2020, the FASB issued optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting and subsequently issued clarifying amendments. The guidance provides optional expedients and exceptions for accounting for contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. The optional guidance is effective upon issuance and can be applied on a prospective basis at any time between January 1, 2020 through December 31, 2022.

In October 2021, the FASB issued amended guidance that requires acquiring entities to recognize and measure contract assets and liabilities in a business combination in accordance with existing revenue recognition guidance. The amended guidance is effective for interim and annual periods in 2023 and is to be applied prospectively. Early adoption is permitted on a retrospective basis to the beginning of the fiscal year of adoption. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements for prior acquisitions; however, the impact in future periods will be dependent upon the contract assets and contract liabilities acquired in future business combinations.

In November 2021, the FASB issued new guidance to increase the transparency of transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The guidance requires annual disclosures of such transactions to include the nature of the transactions and the significant terms and conditions, the accounting treatment and the impact to the company’s financial statements. The guidance is effective for annual periods beginning in 2022 and is to be applied on either a prospective or retrospective basis.

Other accounting standards and amendments to existing accounting standards that have been issued and have future effective dates are not applicable or are not expected to have a significant impact on the Company’s consolidated financial statements

Goodwill

Goodwill represents the excess of fair value over identifiable tangible and intangible net assets acquired in business combinations. Goodwill is not amortized, instead goodwill is reviewed for impairment at least annually, or on an interim basis between annual tests when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value.

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, resulting in an accumulated deficit of $52,176,465 and a working capital deficit of $10,304,670 as of December 31, 2022 and future losses are anticipated. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations as a going concern is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company will require additional funding to finance the growth of its current and expected future operations as well to achieve its strategic objectives. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), the Company recognizes revenue from the sales of products, by applying the following steps:

(1)	Identify the contract with a customer

(2)	Identify the performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to each performance obligation in the contract

(5)	Recognize revenue when each performance obligation is satisfied

There was no material impact on the Company’s financial statements as a result of adopting Topic 606 for the years ended December 31, 2022 and December 31, 2021.

The Company’s main source of revenue is comprised of the following:

●	Training-GSCG offers a Stem Cell & Exosomes Certification Program where physicians attending these training sessions will take advantage of a full review of stem cell biology, characterization and regenerative properties of cells and cell products, cytokines and growth factors and how they can be applied in a clinic setting. The physicians will pay for the training sessions upfront and receives all the material and certificate upon completion of seminar. Completion of the seminar is when control is transferred and when revenue is recognized.

●	Products-Physicians can order SVF Kits through GSCG which includes EC Certificate from Institute for Testing and Certificating, Inc. SVT Kits are paid for upfront and shipped from a third party directly to physicians. Transfer of control is when the product is shipped which is when revenue is recognized.

●	Equipment- Physicians can order equipment through GSCG which includes a warranty from manufacture of equipment. Equipment is paid for upfront and shipped from manufacture directly to physicians. Transfer of control is when the equipment is shipped which is when revenue is recognized.

●	Patient procedures are the treatments GSCG is offering at its Cancun clinic. The transfer of control is when the procedures are completed which is when revenue is recognized.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or as services are rendered. Revenue is measured based on the consideration the Company receives in exchange for those products.

The following table presents the Company’s revenue by product category for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021
Training	$279,404	$112,970
Product supplies	866,104	209,706
Equipment	163,460	115,211
Patient procedures	221,255	-
Total revenue	$1,530,223	$437,887

Listed below are the revenues, cost of revenues, gross profits, assets and net loss by Company:

	For the Year Ended
	December 31, 2022
	Global Stem	Meso
	Cells Group	Numismatics	Total
Revenue	$1,530,223	$-	$1,530,223
Cost of revenue	653,256	-	653,256
Gross profit	$876,967	$-	$876,966
Gross Profit %	57.31%	0.00%	57.31%

Assets	$1,012,318	$7,067,955	$8,080,273
Net loss	$(399,579)	$(5,107,243)	$(5,506,822)

COVID-19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”.

The significant outbreak of COVID-19 resulted in a widespread health crisis that adversely affected the economies and financial markets in which we operate. Restrictions in international travel along with in person meetings limited our training of new customers along with selling them products and equipment which adversely affecting our results of operations and financial condition during 2021 and the first six months of 2022,

NOTE 4 – NOTES PAYABLE

Convertible Notes Payable

On November 25, 2019, Meso Numismatics, Inc. pursuant to the certificate of designation of the Series BB Preferred Stock, elected to exchange the preferred shares for other indebtedness calculated at a price per share equal to $1.20. Upon the Company’s mailing of the Exchange Agreement, the shareholder had the option, within 30 days of such mailing date and subject to the execution of this Agreement to receive the Indebtedness in the form of a convertible note. If the shareholder did not provide the form of a convertible note in writing to Meso Numismatics, Inc. the Indebtedness would automatically be issued in the form of a promissory note. The convertible note agreements bear no interest and have a four (4) year maturity date. The notes may be repaid in whole or in part at any time prior to maturity. There are no shares of common stock issuable upon the execution of the promissory notes. The notes are convertible, at the investors’ sole discretion, into shares of common stock at conversion price equal to the lowest bid price of the Common Stock as reported on the National Quotations Bureau OTC Markets exchange for the three prior trading days including the day upon which a Notice of Conversion is received by the Company. As of December 31, 2019, 81,043 Preferred Series BB shares were exchanged for an aggregate of $97,252 convertible notes. During the years ending December 31, 2022 and December 31, 2021, the Company made $15,000 and $25,000, respectively of payments on the outstanding convertible notes.

The balance of the convertible notes as of December 31, 2022 and December 31, 2021 is as follows:

	December 31,	December 31,
	2022	2021
Convertible notes payable	$57,252	$72,252
Less: Discount	19,833	38,270
Convertible notes payable, net	$37,419	$33,982

During the periods ending December 31, 2022 and December 31, 2021, the Company incurred $18,437 and $19,482, respectively of debt discount amortization expense and made $15,000 and $25,000, respectively of payments on the outstanding convertible notes. As of December 31, 2022 and December 31, 2021, the Company had approximately $0 and $251,144, respectively of accrued interest.

Promissory Notes Payable

During 2015, the Company entered into line of credit with Digital Arts Media Network treated as a promissory note. The promissory note bear interest at ten (10%) and have a one (1) year maturity date. The notes may be repaid in whole or in part at any time prior to maturity. There are no shares of common stock issuable upon the execution of the promissory notes. As of December 31, 2022 and 2021, the principal balance of the outstanding loan was $130,025 and $130,025, respectively and accrued interest of $92,600 and $79,598, respectively..

On November 25, 2019, Meso Numismatics, Inc. pursuant to the certificate of designation of the Series BB, Preferred Stock elected to exchange the preferred shares for other indebtedness calculated at a price per share equal to $1.20. Upon the Company’s mailing of the Exchange Agreement, the shareholder shall have the option, within 30 days of such mailing date and subject to the execution of this Agreement to receive the Indebtedness in the form of a convertible note. Should the shareholder not give the Meso Numismatics, Inc. notice the Indebtedness shall automatically be issued in the form of a promissory note. The promissory note agreements bear no interest and have a four (4) year maturity date with a 20% premium to be paid upon maturity. The notes may be repaid in whole or in part at any time prior to maturity. As of December 31, 2019, 276,723 Preferred Series BB shares were exchange for an aggregate of $332,068 promissory notes. As of December 31, 2022 and 2021, the aggregate loan balances outstanding was $398,482 and $398,482, respectively and unamortized discount of $16,083 and $24,133, respectively.

On December 3, 2019, Melvin Pereira, the CEO, converted 18,500 shares of the 25,000 shares of Series BB preferred stock to acquire one hundred (100%) percent of Meso’s common stock into 250,999 shares of the Company’s common stock and elected to exchange the remaining 6,500 shares of Series BB preferred stock for a promissory note of $7,800, which is shown as a related party note payable on the balance sheet on December 31, 2022 and 2021.

At December 7, 2020 the Company exchanged $5,379,624 of principal, default penalty and accrued but unpaid interest on convertible notes for $5,379,624 promissory notes and cashless warrants to purchase 15,000,000 shares of our common stock with three separate lenders. The new notes have a maturity date of November 23, 2023 and an aggregate principal amount of $5,379,624 shall bear interest at a fifteen (15%) percentage compounded annual interest rate and, as an incentive; we have issued cashless warrants to purchase 15,000,000 shares of our common stock at an exercise price of $0.03 per share in connection with the restructuring. The Company recorded the fair value of the 15,000,000 warrants issued with debt at approximately $262,376 at December 31, 2020 as a discount. Lender is granted security interest and lien in all rights, title and interest in the assets and property of the as collateral. As of December 31, 2022 and 2021, the aggregate loan balances outstanding was $5,379,624 and $5,379,624, respectively and unamortized discount of $81,700 and $169,168, respectively.

On December 9, 2020, the Company entered into a Promissory Debentures with a lender in the amount of $110,000 which bear compounded annual interest at eighteen (15%) percent and have a two (2) year maturity date and cashless warrants to purchase 1,000,000 shares of our common stock. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $100,000, net of discount in the amount of $10,000 to the Company. The Company recorded the fair value of the 1,000,000 warrants issued with debt at approximately $17,491 at December 31, 2020 as a discount.  As of December 31, 2022 and 2021, the outstanding loan balance was $110,000 and $110,000, respectively and unamortized discount of $8,611 and $17,776, respectively.

On January 6, 2021, the Company entered into a Promissory Debentures with a lender in the amount of $1,000,000 which bear interest at eighteen (15%) percent and have a one (1) year maturity date and cashless warrants to purchase 10,000,000 shares of our common stock, at exercise prices of $0.03 per share. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $900,000, net of discount in the amount of $100,000 to the Company. The Company recorded the fair value of the 10,000,000 warrants issued with debt at approximately $237,811 at the date of issuance as a discount. As of December 31, 2022 and 2021, the outstanding loan balance was $1,000,000 and $1,000,000, respectively and unamortized discount of $0.00 and $8,090, respectively. This loan is currently in default.

On June 22, 2021, the Company entered into a Promissory Debentures with a lender in the amount of $11,600,000 which bear interest at twelve (12%) percent and have a three (3) year maturity date and cashless warrants to purchase 70,000,000 shares of our common stock, at exercise prices of $0.10 per share. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $10,500,000, net of discount in the amount of $1,100,000 to the Company. The Company recorded the fair value of the 70,000,000 warrants issued with debt at approximately $5,465,726 at the date the warrants were issued as a discount. Lender is granted senior security interest and lien in all rights, title and interest in the assets and property of the Company as collateral. As of December 31, 2022 and 2021, the outstanding loan balance was $11,600,000 and $11,600,000, respectively and unamortized discount of $4,707,853 and $6,235,095, respectively.

On August 18, 2021, through a Stock Purchase Agreement in which 100% of the outstanding shares of Global Stem Cell Group, Inc. the Company acquired a 2018 Jaguar F-Pace which was acquired from Benito Novas for $45,000 on January 8, 2019 and assumed the related auto loan, with an original loan amount of $20,991 at 8.99% interest for 48 months and monthly payments of $504.94. As of December 31, 2022 and 2021, the principal balance of the outstanding auto loan was $0.00 and $5,776, respectively.

On August 18, 2021, through a Stock Purchase Agreement in which 100% of the outstanding shares of Global Stem Cell Group, Inc. the Company assumed the November 17, 2020, agreement with an Investor for proceeds in the amount of $400,000 treated as a promissory. In exchange for the gross proceeds, the Investor shall receive the right to a perpetual 7.75% (payment percentage) of the revenues of Global Stem Cell Group. The payments of the payment percentage shall be calculated by multiplying the gross quarterly revenues appearing in the financial statements by the payment percentage and treated as accrued interest. Payments shall be made ninety (90) days from the end of each respective fiscal quarter with the first payment to be made on the quarter ending December 31, 2020. Payments may be accrued and deferred if payment would deplete cash, cash equivalent and/or short term investment balances on each respective fiscal quarter by more than twenty (20%) percent. As of December 31, 2022 and 2021, the principal balance of the outstanding loan was $400,000 and $400,000, respectively and accrued interest totals $205,779 and $87,185, respectively. This debt instrument is currently in default due to the non-payment of interest.

On September 20, 2021, the Company entered into a Promissory Debentures with a lender in the amount of $1,100,000 which bear interest at twelve (12%) percent and have a three (3) year maturity date and cashless warrants to purchase 7,500,000 shares of our common stock, at exercise prices of $0.085 per share. The notes may be repaid in whole or in part at any time prior to maturity. The lender had advanced a total of $1,000,000, net of discount in the amount of $100,000 to the Company. The Company recorded the fair value of the 7,500,000 warrants issued with debt at approximately $360,607 at the time of issuance as a discount. As of December 31, 2022 and 2021, the outstanding loan balance was $1,100,000 and $1,100,000, respectively and unamortized discount of $350,416 and $445,140, repectively.

On December 30, 2021, the parties wished to modify the terms of the Promissory Debentures dated July 13, 2020 in the amount of $6,000 and accrued interest in the amount of $1,578 by issuing a new promissory note and extend the date of maturity. In consideration for the new terms, the Promissory Debenture dated December 30, 2021 shall include a five (5%) percent premium for a total of $7,958 which bear interest at twelve (12%) percent and have a seventeen (17) months maturity date. The notes may be repaid in whole or in part at any time prior to maturity. As of December 31, 2022 and 2021, the outstanding loan balance was $7,958 and $7,958, repectively and unamortized discount of $139 and $379, respectively.

On December 30, 2021, the parties wished to modify the terms of the Promissory Debentures dated July 15, 2020 in the amount of $84,000 and accrued interest in the amount of $22,162 by issuing a new promissory note and extend the date of maturity. In consideration for the new terms, the Promissory Debenture dated December 30, 2021 shall include a five (5%) percent premium for a total of $111,470 which bear interest at twelve (12%) percent and have a seventeen (17) months maturity date. The notes may be repaid in whole or in part at any time prior to maturity. As of December 31, 2022 and 2021, the outstanding loan balance was $111,470 and $111,470, respectively and unamortized discount of $1,950 and $5,308, respectively.

The balance of the promissory as of December 31, 2022 and December 31, 2021 is as follows:

	December 31,	December 31,
	2022	2021
Promissory notes payable	$20,237,559	$20,243,335
Less: Discount	5,117,631	6,822,622
Less: Deferred finance costs	49,132	82,466
Promissory notes payable, net	$15,070,796	$13,338,247

During the periods ending December 31, 2022 and December 31, 2021, the Company made $5,776 and $1,812 payments, respectively on the outstanding promissory notes, and recorded $2,898,155 and $1,781,394, respectively of interest expense and $1,738,327 and $874,476, respectively of debt discount amortization expense. As of December 31, 2022 and December 31, 2021, the Company had approximately $4,657,529 and $1,878,251, respectively of accrued interest. As of December 31, 2022 and December 31, 2021, the principal balance of outstanding promissory notes payable was $20,237,559 and $20,243,335, respectively.

Derivatives Liabilities

The Company determined that the convertible notes outstanding as of December 31, 2022 contained an embedded derivative instrument as the conversion price was based on a variable that was not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40.

The Company determined the fair values of the embedded convertible notes derivatives and tainted convertible notes using the lattice valuation model with the following assumptions:

December 31,
2022
Common stock issuable	365,463
Market value of common stock on measurement date	$0.019
Adjusted exercise price	$0.06
Risk free interest rate	4.34%
Instrument lives in years	2.00 Year
Expected volatility	79%
Expected dividend yields	None

At December 7, 2020 the Company exchanged $5,379,624 of principal, default penalty and accrued but unpaid interest on convertible notes for $5,379,624 promissory notes and cashless warrants to purchase 15,000,000 shares of our common stock which eliminated the derivative liability associated with this debt.

The balance of the fair value of the derivative liability as of December 31, 2022 and December 31, 2021 is as follows:

Balance at December 31, 2020	$-
Additions	24,186
Fair value loss	(3,744)
Conversions	-
Balance at December 31, 2021	20,442
Additions	-
Fair value gain	(13,448)
Conversions	-
Balance at December 31, 2022	$6,944

NOTE 5 – CONVERTIBLE PREFERRED STOCK

Designation of Series CC Convertible Preferred Stock

On November 26, 2019, the Company filed with the Secretary of State with Nevada an amendment to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), authorizing one thousand (1,000) shares of a new series of preferred stock, par value $0.001 per share, designated “Series CC Convertible Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

At any time prior to November 25, 2022 (“Automatic Conversion Date”) the Company may redeem for cash out of funds legally available therefor, any or all of the outstanding Series CC Convertible Preferred Stock at a price equal to $1,000 per share. If not converted prior, on the Automatic Conversion Date, any and all remaining issued and outstanding shares of Series CC Convertible Preferred Stock shall automatically convert at the Conversion Price, which is a price per share determined by dividing the number of issued and outstanding shares of common stock of the Company on the date of conversion by 1,000 and multiply the results by 0.8.

Each holder of outstanding shares of Series CC Convertible Preferred Stock shall be entitled to convert, prior to the Automatic Conversion Date, part or all of its shares of Series CC Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock at a price per share determined by dividing the number of issued and outstanding shares of stock of the Company on the date of conversion by 1,000 and multiplying the results by 0.8 conversion price.

The holders of the Series CC Convertible Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

The holders of the Series CC Convertible Preferred Stock shall not be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

On November 27, 2019, Meso Numismatics, Inc. entered into an Assignment and Assumption Agreement with Global Stem Cells Group Inc., a corporation duly formed under the laws of the State of Florida, Benito Novas and Lans Holdings Inc. a Nevada Corporation whose securities ceased to be registered as of September 18, 2019, whereby Lans Holdings Inc. assigned all of its rights, obligations and interest in, the Letter of Intent it previously entered into with Global Stem Cells Group Inc. and Benito Novas.

In consideration for the Assignment, Meso Numismatics, Inc. issued to Lans Holdings Inc. 1,000 shares of its Series CC Convertible Preferred Stock valued at $83,731 calculated based on the conversion provision of the Company’s Articles of Incorporation filed with the Secretary of State in Nevada on November 26, 2019. Shareholders of outstanding shares of Series CC Convertible Preferred Stock shall be entitled to convert part or all of its shares of Series CC Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock at a price per share determined by dividing the number of issued and outstanding shares of stock of the Company on the date of conversion by 1,000 and multiply the results by 0.8 conversion price.

On November 12, 2020, the Company filed with the Secretary of State in Nevada the amendment to Certificate of Designation authorizing the increase from 1,000 to 8,000,000 shares of the Series CC Convertible Preferred Stock.

Pursuant to the terms of the Fifth Post Closing Amendment along with the completion of the acquisition of Global Stem Cells Group Inc., the issuance of the 1,000 shares of the Company’s Series CC Convertible Preferred Stock to Lans Holdings Inc. was terminated and replaced with a cash payment as consideration.

As of December 31, 2022 and December 31, 2021, the Company had no preferred shares of Series CC Preferred Stock issued and outstanding, respectively. During the period of these financial statements, no dividend was declared or paid on the Series CC preferred shares.

NOTE 6 – STOCKHOLDERS EQUITY

Common Shares

The Board of Directors was required to increase the number of authorized shares of common stock from (a) 200,000,000 to 500,000,000 during June 2015, (b) 500,000,000 to 1,500,000,000 during July 2015, and (c) 1,500,000,000 to 6,500,000,000 during March 2016, to adhere to the Company’s contractual obligation to maintain the required reserve share amount for debtholders.

2021 Transactions

On February 24, 2021, the Company issued 36,232 shares of common stock for consulting services which were valued in the amount of $10,000.

On April 16, 2021, the Company issued 33,772 shares of common stock for consulting services which were valued in the amount of $10,000.

On June 28, 2021, the Company issued 1,092,866 shares of common stock as settlement of the lawsuit, which were valued in the amount of $213,109 (see footnote 8).

On December 23, 2021, the Company issued 52,659 shares of common stock for consulting services which were valued in the amount of $10,000.

2022 Transactions

On March 23, 2022, the Company issued 76,278 shares of common stock for consulting services which were valued in the amount of $10,000.

On May 5, 2022, the Company issued 89,485 shares of common stock for consulting services which were valued in the amount of $10,000.

On November 30, 2022, the Company issued 193,050 shares of common stock for consulting services which were valued in the amount of $10,000.

As of December 31, 2022 and December 31, 2021, the Company has 12,443,938 and 12,085,125 common shares issued and outstanding, respectively.

Warrants

During the year ended December 31, 2020, the Company issued warrants to purchase 16,000,000 shares of common stock, at exercise prices of $0.03 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 16,000,000 warrants issued with debt at approximately $279,867 at December 31, 2020 as a discount.

On January 6, 2021, the Company issued warrants to purchase 10,000,000 shares of common stock, at exercise prices of $0.033 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 10,000,000 warrants issued with debt at approximately $237,811 as a discount.

On June 22, 2021, the Company issued warrants to purchase 70,000,000 shares of common stock, at exercise prices of $0.100 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 70,000,000 warrants issued with debt at approximately $5,465,726 as a discount.

On September 20, 2021, the Company issued warrants to purchase 7,500,000 shares of common stock, at exercise prices of $0.085 per share. These warrants expire three years from issuance date. The Company recorded the fair value of the 7,500,000 warrants issued with debt at approximately $360,607 as a discount.

The following table summarizes the Company’s warrant transactions during the year ended December 31, 2022 and year ended December 2021:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at year ended December 31, 2020	16,000,000	$0.030
Granted	87,500,000	0.091
Exercised	-	-
Expired	-	-
Outstanding at year ended December 31, 2021	103,500,000	$0.082
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding at quarter ended December 31, 2022	103,500,000	$0.082

Warrants granted in the year ended December 31, 2020 were valued using the Black Scholes Merton Model with the risk-free interest rate of 0.20%, expected life 3 years, expected dividend rate of 0% and expected volatility ranging of 411.72%.

Warrants granted in the year ended December 31, 2021 were valued using the Black Scholes Merton Model with the risk-free interest rate within ranges between 0.20% to 0.45%, term of 3 years, dividend rate of 0% and historical volatility ranging between, 338.36% to 394.78%. The final value assigned to the warrants was determined using a relative fair value calculation between the amount of warrants and promissory notes.

Designation of Series AA Super Voting Preferred Stock

On June 30, 2014, the Company filed with the Secretary of State with Nevada an amendment to the Company’s Articles of Incorporation, authorizing the issuance of up to eleven million (11,000,000) shares of preferred stock, par value $0.001 per share.

On May 2, 2014, the Company filed with the Secretary of State with Nevada in the form of a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of a new series of preferred stock, par value $0.001 per share, designated “Series AA Super Voting Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

All of the Holders of the Series AA Super Voting Preferred Stock together, voting separately as a class, shall have an aggregate vote equal to sixty-seven (67%) percent of the total vote on all matters submitted to the stockholders that each stockholder of the Corporation’s Common Stock is entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action and consideration.

The holders of the Series AA Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

Upon liquidation, dissolution and winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series AA Super Voting Preferred Stock shall not be entitled to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the common shareholders.

The shares of the Series AA Super Voting Preferred Stock will not be convertible into the shares of the Company’s common stock.

On November 26, 2019, the Company filed with the Secretary of State with Nevada an amendment to the Company’s Articles of Incorporation, authorizing the increase to 1,050,000 shares of the Series AA Super Voting Preferred Stock.

On June 26, 2020, Meso Numismatics, Inc. completed the repurchase of 1,000,000 shares of its Series AA (“Series AA”) Super Voting Preferred Stock for an aggregate total purchase price equal to $160,000, representing all of the Series AA shares held by E-Network de Costa Rica S.A. and S&M Chuah Enterprises Ltd., respectively.

On June 26, 2020, due to Mr. Pereira’s resignation, Meso Numismatics, Inc.’s Board of Directors appointed Mr. David Christensen, current Director and President of the Company, to serve as Chief Executive Officer, Chief Financial Officer and Secretary, effective June 27, 2020 and granted 50,000 shares of Series AA to Mr. David Christensen.

The $166,795 value of the 50,000 shares of Series AA Super Voting Preferred Stock to Mr. David Christensen is based on the 10,000 votes per preferred share to one vote per common share. Valuation based on definition of control premium is defined as the price to which a willing buyer and willing seller would agree in any arms-length transaction to acquire control of the Company. The premium paid above the market value of the company is real economic benefit to controlling the Company. Historically, the average control premium applied in M&A transactions averages approximately 30%, which represents the value of control.

On August 18, 2021, Meso Numismatics, Inc., completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and paid the purchase price of a total of 1,000,000 shares of Series AA Preferred Stock in the Company, 8,974 shares of Series DD Preferred Stock in the Company and $225,000 USD (the final payment of $50,000 was made on July 2, 2021).

The Series AA Preferred shares issued on August 18, 2021, were valued based upon industry specific control premiums and the Company’s market cap at the time of the transaction. The $963,866 value of the 1,000,000 shares of Series AA Super Voting Preferred Stock issued to Benito Novas were valued based on a calculation by a third party independent valuation specialist.

As of December 31, 2022 and December 31, 2021, the Company has 1,050,000 and 1,050,000 preferred shares of Series AA Preferred Stock issued and outstanding, respectively. During the period of these financial statements, no dividend was declared or paid on the Series AA preferred shares.

Designation of Series BB Preferred Stock

On March 29, 2017, the Company filed with the Secretary of State with Nevada in the form of a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of a new series of preferred stock, par value $0.001 per share, designated “Series BB Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series BB Preferred Stock shall be entitled to convert on a 1 for 1 basis into shares of the Company’s common stock, any or all of their shares of Series BB Preferred Stock after a minimum of six (6) months have elapsed from the issuance of the preferred stock to the holder. The Series BB Preferred Stock has no voting rights until the Holder redeems the preferred stock into the Company’s common stock. The Series BB Preferred Stock shall not be adjusted by the Corporation.

The holders of the Series BB Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

The Series BB Preferred Stock has a liquidation value of $1.00. Upon liquidation, dissolution and winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series BB Preferred Stock shall be entitled to share equally and ratably in proportion to the preferred stock owned by the holder to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the common shareholders.

As of December 31, 2019, 81,043 Preferred Series BB shares were exchanged for an aggregate of $97,252 convertible notes and 276,723 Preferred Series BB shares were exchanged for an aggregate of $332,068 promissory notes of which 78,620 were returned and cancelled and 279,146 were still outstanding at December 31, 2020. During the three months ended March 31, 2021, the remaining 279,146 were returned and cancelled.

As of December 31, 2022 and December 31, 2021, the Company had no preferred shares of Series BB Preferred Stock issued and outstanding.

Designation of Series DD Convertible Preferred Stock

On November 26, 2019, the Company filed with the Secretary of State with Nevada an amendment to the Company’s Articles of Incorporation, authorizing ten thousand (10,000) shares of a new series of preferred stock, par value $0.001 per share, designated “Series DD Convertible Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series DD Convertible Preferred Stock shall be entitled to its shares of Series DD Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by 3.17 conversion price.

The holders of the Series DD Convertible Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock.

The holders of the Series DD Convertible Preferred Stock shall not be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

On August 18, 2021, Meso Numismatics, Inc., completed its acquisition of Global Stem Cells Group Inc., through a Stock Purchase Agreement acquiring all the outstanding capital stock of Global Stem Cells Group Inc and paid the purchase price of a total of 1,000,000 shares of Series AA Preferred Stock in the Company, 8,974 shares of Series DD Preferred Stock in the Company and $225,000 USD (the final payment of $50,000 was made on July 2, 2021).

The $5,038,576 value of the 8,974 shares of Series DD Convertible Preferred Stock to Benito Novas is based on converting into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by 3.17 conversion price. The $5,038,576 value of the 8,974 shares of Series DD Convertible Preferred Stock represents the fair value of the consideration paid allocated to the assets and liabilities acquired from Global Stem Cells Group Inc.

In consideration of mutual covenants set forth in the Professional Service Consulting Agreement, Dave Christensen, current Director, President, Chief Executive Officer, Chief Financial Officer and Secretary, shall be compensated monthly based on annual rate of $90,000, starting January 1, 2022. Additionally, the agreement includes an issuance of 896 shares of Series DD Preferred Stock of the Company. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 were issued February 18, 2022.

The $503,072 value of the 896 shares of Series DD Convertible Preferred Stock is based on converting into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by 3.17 conversion price. The $251,536 value of the 448 shares of Series DD Convertible Preferred Stock was recorded as stock payable at December 31, 2021 and issued on February 18, 2022. The full amount of $503,552 was expensed at the date of grant, as a matter of accounting policy.

As of December 31, 2022 and December 31, 2021, the Company had 9,870 and 9,422 preferred shares of Series DD Convertible Preferred Stock issued and outstanding, respectively. During the period of these financial statements, no dividend was declared or paid on the Series DD preferred shares.

NOTE 7 – RELATED PARTY TRANSACTIONS

In consideration of mutual covenants set forth in the Professional Service Consulting Agreement, Dave Christensen, current Director, President, Chief Executive Officer, Chief Financial Officer and Secretary, shall be compensated monthly based on an annual rate of $90,000 starting January 1, 2022. Additionally, the agreement includes an issuance of 896 shares of Series DD Preferred Stock of the Company. An amount of 448 shares were issued on August 18, 2021 and the remaining 448 were issued on February 18, 2022. Amounts paid to Enterprise Technology Consulting, a Company 100% owned by Dave Christensen, CEO, for consulting services during 2022 and 2021 were $90,000 and $60,000, respectively.

The Company paid Lans Holdings Inc., by delivery in escrow on November 3, 2021, an amount equal to USD $8,200,000. The amount was recorded as an expense for services rendered.

On August 18, 2021, through a Stock Purchase Agreement in which 100% of the outstanding shares of Global Stem Cell Group, Inc. the Company acquired a 2018 Jaguar F-Pace which was acquired from Benito Novas for $45,000 on January 8, 2019 and assumed the related auto loan, with an original loan amount of $20,991 at 8.99% interest for 48 months and monthly payments of $504.94. As of December 31, 2022, the principal balance of the outstanding auto loan was $0.00.

Benito Novas’, (CEO of Global Stem Cell Group, Inc.) brother, sister and nephew provide marketing/administrative and training/R&D services to Global Stem Cells Group and were paid as consultants during 2022 in aggregate $200,390 and from August 18, 2021 to December 31, 2021 in aggregate $101,175.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

On May 12, 2015, the Company issued a convertible promissory Note (the “Note”) in the principal amount of $25,000 to Tarpon Bay Partners, LLC (“Tarpon Bay”) whose principal at the time is now known as a “Bad Actor” under SEC rules. On or about January 23, 2017, Tarpon Bay elected to convert principal and interest under the Note into shares of the Company’s common stock. On or about June 6, 2017 the Note was assigned to J.P. Carey Enterprises, Inc. (“J.P.”). On or about June 7, 2017, J.P. elected to convert principal and interest under the Note into shares of the Company’s common stock. Joseph Canouse, a principal at J.P., initiated a lawsuit against the Company in Fulton County Court, in Georgia for, among other things, breach of contract. A default judgment was entered into against the Company for failure to respond to these claims. The court then issued an Order of Judgement against the Company in the amount of $282,500 which was recorded in accounts payable as of December 31, 2017. The Company appealed the Courts’ decision and in November 2018, while the Court of Appeals affirmed liability under the judgment, the Court of Appeals vacated the award of the entire judgment amount and remanded the case back to the trial court with instructions.

On June 23, 2021, the Company entered into a settlement agreement for an outstanding lawsuit for consideration of $300,000 in cash and 1,092,866 shares of common stock in the amount of $213,109. The $513,109 settlement was offset by the $282,000 which was recorded in accounts payable as of December 31, 2017 resulting in expense of $231,109 during the six months ended June 30, 2021.

On June 28, 2021, the Company paid $300,000 in cash and issued 1,092,866 shares of common stock as settlement of the lawsuit, in the amount of $213,109, resulting in an outstanding balance of $0 as of December 31, 2021.

Per an Agreement between Global Stem Cell Group and a lender dated November 17, 2020, in the event that any of Global Stem Cell Group, and/or the Entities and /or Parent (individually the “Company” and collectively the “Companies”) dispose of any Assets to any party or third party or parties (an “Asset Disposition”), then Global Stem Cell Group shall undertake to cause such party, third party or parties to acquire the perpetual right of a percentage of Global revenues from the Investor. The consideration for the Right shall be equal to the fair value (“FV”) of the Assets at the time of the Asset Disposition (the “Asset Disposition Payment”). The Asset Disposition Payment shall not exceed 27.5% (twenty-seven and a half percent) of the fair market value of the Assets.

During the period ending December 31, 2021, Global Stem Cell Group, Inc. entered into the Cancun lease with HELLIMEX, S.A. DE CV beginning January 16 2022 and ending on January 15, 2024. The property is located in the Tulum Trade Center, consisting of 1,647 square feet with a monthly rent of $2,714 and security deposit of $5,588. During the year ended December 31, 2022 the Company paid $44,097 in rent expense.

NOTE 9 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31, 2022	December 31, 2021
Computer and office equipment (5 year useful life)	$149,196	$66,445
Leasehold improvements (2 year useful life)	133,208	-
Less: accumulated depreciation	(96,135)	(43,536)
Total property and equipment, net	$186,269	$22,909

Depreciation expense for the years ended December 31, 2022 and December 31, 2021 was $55,199 and $40,858, respectively.

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Further testing of specific assets or grouping of assets is required when undiscounted future cash flows associated with the assets is less than their carrying amounts. An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows. We recorded no impairment of long-lived assets for the year ended December 31, 2022.

NOTE 10 – ACQUISITION

On August 18, 2021, through a Stock Purchase Agreement, 100% of the outstanding shares of Global Stem Cell Group, Inc. were acquired for $225,000 in cash, the issuance of 1,000,000 shares of preferred series AA stock and the issuance of 8,974 shares of preferred series DD stock.

The preliminary purchase price for the merger was determined to be $6.229 million, which consists of (i) 1 million shares of Series AA preferred stock valued at approximately $964,000, (ii) 8,974 shares of Series DD preferred stock valued at approximately $5.04 million and (iii) $225,000 in cash of which $175,000 was advanced in prior to closing of the transaction.

The Company accounted for the Stock Purchase Agreement as a business combination under the acquisition method of accounting. Under ASC 805 Business Combinations, determination of the accounting acquirer follows the requirements for control contained within ASC 810 Consolidations. Meso Numismatics, Inc. was determined to be the accounting acquirer based upon the terms of the Stock Purchase Agreement and other factors including the voting provisions contained within the Series AA preferred stock. Those voting provisions require that for (1) any change of control or (2) for any change in directors that the Series AA can only vote in a unanimous fashion. As a result of the acquisition Benito Novas was issued 1,000,000 Series AA Preferred Stock.

David Christensen, the CEO of the Company currently owns 50,000 shares of Series AA Preferred Stock. The total number of the outstanding Series AA Preferred shares was 1,050,000 as of December 31, 2022 and 2021.

The following table presents an allocation of the purchase price to the net assets acquired, inclusive of intangible assets, with the excess fair value recorded to goodwill. The goodwill, which is not deductible for tax purposes, is attributable to the assembled workforce of Global Stem Cells Group, planned growth in new markets, and synergies expected to be achieved from the combined operations of Meso Numismatics, Inc. and Global Stem Cells Group.

Description	As of August 18, 2021
Cash Payments to GSCG	$225,000
Fair value of 1,000,000 shares of preferred series AA stock	963,866
Fair value of 8,974 shares of preferred series DD stock	5,038,576
Accounts payable and accrued liabilities	164,252
Note payables	407,588
Due to MESO	250,000
Total consideration	$7,049,282

Cash and cash equivalents	716,647
Accounts receivable	14,006
Property and equipment, net	25,491
Intangible assets, net	487,700
Total fair value of assets acquired	1,243,844
Consideration paid in excess of fair value (Goodwill) (1)	$5,805,438

(1)	The consideration paid in excess of the net fair value of assets acquired and liabilities assumed has been recognized as goodwill.

NOTE 11 – INTELLECTUAL PROPERTY

A third party independent valuation specialist was asked to determine the value of Global Stem Cell Group, Inc., tangible and intangible assets assuming the offering price was at fair value. In order to perform the purchase price allocation, the tangible and intangible assets were valued as of August 18, 2021.

The Fair Value of the intangible assets as of the Valuation Date is reasonably represented as:

	December 31, 2022	December 31, 2021
Tradename - Trademarks	$87,700	$87,700
Intellectual Property / Licenses	363,000	363,000
Customer Base	37,000	37,000
Intangible assets	487,700	487,700
Less: accumulated amortization	(133,616)	(36,076)
Total intangible assets, net	$354,084	$451,624

Amortization is computed on straight-line method based on estimated useful lives of 5 years. During the year ended December 31, 2022, and 2021, the Company recorded amortization expense of the intellectual property of $97,540 and $36,076, respectively.

NOTE 12 – INCOME TAXES

Due to the Company’s net losses, there were no provisions for income taxes for the years ended December 31, 2022, and 2021. The difference between the income tax expense of zero shown in the statement of operations and pre-tax book net loss times the federal statutory rate of 21% is due to the change in the valuation allowance.

The benefit for income taxes differed from the amount computed using the U. S federal income tax rate of 21% for December 31, 2022, as follows:

2022
Income tax (benefit)	$(1,156,433)
Non-deductible	353,840
Change in valuation allowance	802,593
Income tax (benefit) per financial statements	$-

Deferred income tax assets as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Deferred Tax Assets:
Net operating losses	$4,421,887	$3,619,294
Less valuation allowance	(4,421,887)	(3,619,294)
Total deferred tax assets	$-	$-

The Company has recorded a full allowance against its deferred tax assets as of December 31, 2022, and 2021 because management determined that it is not more-likely-than not that those assets will be realized. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

For federal income tax purposes, the Company has a net operating loss carry forward of approximately $22,240,131 at December 31, 2022, which expires commencing in 2037.

NOTE 13 – OPERATING LEASES

During the period ending December 31, 2021, Global Stem Cell Group, Inc. entered into the Cancun lease with HELLIMEX, S.A. DE CV beginning January 16, 2022, and ending on January 15, 2024. The property is located in the Tulum Trade Center, consisting of 1,647 square feet with a monthly rent of $2,714 and a security deposit of $5,588.

In January 2022, the Company began the buildout of the clinic and began to order equipment. The Cancun facility was inaugurated in May 2022 and is accredited both by the Mexican General Health Council and Cofepris (Mexican FDA).

The following table summarizes the Company’s undiscounted cash payment obligations for its non-cancelable lease liabilities through the end of the expected term of the lease:

2023	$32,568
2024	2,714
2025	-
2026	-
2027	-
Total undiscounted cash payments	35,282
Less interest	(1,319)
Present value of payments	$33,963

NOTE 14 – GOODWILL

On August 18, 2021, through a Stock Purchase Agreement, 100% of the outstanding shares of Global Stem Cell Group, Inc. were acquired for $225,000 in cash, the issuance of 1,000,000 shares of preferred series AA stock and the issuance of 8,974 shares of preferred series DD stock.

The preliminary purchase price for the merger was determined to be $6.229 million, which consists of (i) 1 million shares of Series AA preferred stock valued at approximately $964,000, (ii) 8,974 shares of Series DD preferred stock valued at approximately $5.04 million and (iii) $225,000 in cash of which $175,000 was advanced prior to closing of the transaction (See Note 10).

Under the acquisition method, the purchase price must be allocated to the reporting units net assets acquired, inclusive of intangible assets, with any excess fair value recorded to goodwill. The goodwill, which is not deductible for tax purposes, is attributable to the assembled workforce of Global Stem Cells Group, planned growth in new markets, and synergies expected to be achieved from the combined operations of Meso Numismatics, Inc. and Global Stem Cells Group.

The following table summarizes the Company’s carrying amount of goodwill during the years ended December 31, 2022, and December 31, 2021:

Goodwill
Balance at December 31, 2020	$-
Acquisition	5,805,438
Impairment	-
Balance at December 31, 2021	$5,805,438
Acquisition	-
Impairment	-
Balance at December 31, 2022	$5,805,438

During each fiscal year, we periodically assess whether any indicators of impairment exist which would require us to perform an interim impairment review. As of each interim period end during each fiscal year, we concluded that a triggering event had not occurred that would more likely than not reduce the fair value of our reporting unit below their carrying values. We performed our annual test of goodwill for impairment as of December 31, 2022. The results of the goodwill impairment test indicated that the fair value of the reporting unit was in excess of the carrying value, and, thus, we did not require an impairment charge.

NOTE 15 – DISCONTINUED OPERATIONS

On October 28, 2022, we entered into an Agreement of Conveyance, Transfer and Assignment of Subsidiary with our prior officer and director, Mr. Melvin Pereira, pursuant to which we agreed to sell Mr. Pereira 100% of our interest in Meso Numismatics Corp., a Florida corporation.  In exchange, Mr. Pereira has agreed to assume all of the liabilities of Meso Numismatics, provide whatever financial and other materials needed by us to prepare and complete our financial statements for reporting purposes, and to not disparage our company. The Company reclassified $68,313 of liabilities outstanding resulting in a gain on discontinued operations at December 31, 2022.

As a result of this transaction, we are no longer engaged in the sale of coins, paper currency, bullion and medals and we have moved into what we believe is a more lucrative opportunity for our company, the operations of Global Stem Cell Group.

NOTE 16 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, we have analyzed events and transactions that occurred subsequent to December 31, 2022, through the date these financial statements were issued and have determined that we do not have any other material subsequent events to disclose or recognize in these financial statements.

Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

2.1	Plan of Merger	10-12G	2.1	12/12/2018

2.2	Stock Purchase Agreement	8-K	10.2	6/24/2021

3.1	Articles of Incorporation, as Amended	10-12G	3.1	12/12/2018

3.2	Series AA Certificate of Designation	10-12G	3.2	12/12/2018

3.3	Series BB Certificate of Designation	10-12G	3.3	12/12/2018

3.4	Amendment to Certificate of Designation of Series AA Preferred Stock	8-K	3.1	11/29/2019

3.5	Certificate of Designation of Series CC Preferred Stock	8-K	3.2	11/29/2019

3.6	Certificate of Designation of Series DD Preferred Stock	8-K	3.3	11/29/2019

3.7	Amendment to Certificate of Designation of Series AA Preferred Stock	8-K	3.1	6/24/2021

3.7	Amended and Restated Bylaws	8-K	3.4	11/29/2019

4.1	Promissory Note, dated December 9, 2020 to JCC Trading, LLC	10-K	4.2	4/14/2023

4.2	Promissory Note, dated January 6, 2021 to JCC Trading, LLC	10-K	4.3	4/14/2023

4.3	Senior Secured Promissory Note dated June 22, 2021 with Growth Ventures	10-K	4.4	4/14/2023

4.4	Promissory Note dated September 20, 2021 with Growth Ventures	10-K	4.5	4/14/2023

5.1	Opinion of The Doney Law Firm (with consent to use)				X

10.1	Binding Letter of Intent	8-K	10.1	07/15/2019

10.2	Exchange Agreement of Series BB Convertible Stock	8-K	10.1	11/29/2019

10.3	Repurchase Agreement	8-K	10.1	11/29/2019

10.4	Consulting Agreement	8-K	10.1	8/19/2021

10.5	Debt Restructure Agreement, dated December 7, 2020 with JCC Trading, LLC	10-K	10.5	4/14/2023

10.6	Debt Restructure Agreement, dated December 7, 2020 with Eagle Equities, LLC	10-K	10.6	4/14/2023

10.7	Debt Restructure Agreement, dated December 7, 2020 with Union Capital, LLC	10-K	10.7	4/14/2023

10.8	Loan Agreement dated December 9, 2020 with JCC Trading, LLC	10-K	10.8	4/14/2023

10.9	Loan Agreement dated December 30, 2021 with JCC Trading, LLC	10-K	10.9	4/14/2023

10.10	Loan Agreement dated December 30, 2021 with JCC Trading, LLC	10-K	10.10	4/14/2023

10.11	Equity Financing Agreement, dated December 8, 2023	8-K	10.1	12/13/23

10.12	Registration Rights Agreement, dated December 8, 2023	8-K	10.2	12/13/23

10.13	Placement Agent Agreement with Icon, dated December 8, 2023	8-K	10.3	12/13/23

21.1	List of Subsidiaries				X

23.1	Consent of L J Soldinger Associates, LLC				X

23.2	Consent of the Doney Law Firm (contained in Exhibit 5.1)				X

101.INS	Inline XBRL Instance Document				X

101.SCH	Inline XBRL Taxonomy Extension Schema Document				X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document				X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document				X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document				X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document				X

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)				X

107	Filing Fee Table				X

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” or “Calculation of Filing Fee” table or exhibit in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on January 2, 2024.

Meso Numismatics, Inc.

/s/ David Christensen
By:	David Christensen
Its:	Principal Executive Officer, Principal Financial Officer; Principal Accounting Officer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ David Christensen	Principal Executive Officer, Principal Financial Officer;	January 2, 2024
Principal Accounting Officer, Secretary and Director